As filed with the Securities and Exchange Commission on May 10, 2010
Registration No. 333-149171

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENERGROUP HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	2011	87-0420774
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Number)	Identification No.)

No. 9, Xin Yi Street, Ganjingzi District
Dalian City, Liaoning province, PRC 116039
Telephone: +86 411 867 166 96
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal
Executive Offices)
The Corporation Trust Company of Nevada 6100 Neil Road, Suite 800 Reno, Nevada 89511 (775) 688-3061 (Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With copies of all correspondence to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Tel. No.: 212-407-4159 Fax No.: 212-407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.
Subject to Completion, dated May 10, 2010
Prospectus

ENERGROUP HOLDINGS CORPORATION

6,197,305 shares

Common Stock

This prospectus covers the resale by selling shareholders of up to 6,197,305 shares of our common stock, $0.001 par value.

The selling shareholders may sell their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution”. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

Our securities are not listed on any national securities exchange. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “ENHD” The last reported closing sale price for our common stock was $3.95, as quoted on the OTC Bulletin Board on May 7, 2010.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __ , 2010

No offers to sell are made, nor are offers sought to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front cover page of this prospectus only. Our business, financial condition, results of operations and prospectus may have changed since that date.

TABLE OF CONTENTS

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “Energroup” refer to Energroup Holdings Corporation, a Nevada corporation, and its consolidated subsidiaries.

ENERGROUP HOLDINGS CORPORATION

Energroup Holdings Corporation, through its subsidiaries, is engaged in the business of producing, packing, selling, marketing and distributing fresh pork and processed meat products to clients throughout the People’s Republic of China (“China” or the “PRC”). We sell our products to consumers in northeastern China, which has a population of approximately 108 million.

Our Business

We produce, pack, sell, market and distribute fresh and processed meat products to customers in the People’s Republic of China (“China” or the “PRC”). Our current corporate structure is shown below. We own three PRC operating subsidiaries (collectively, the “Chuming Operating Subsidiaries”):

1.	Dalian Chuming Slaughter and Packaging Pork Company Ltd., whose primary business activity is acquiring, slaughtering and packaging of pork and cattle;

2.	Dalian Chuming Processed Foods Company Ltd., whose primary business activity is the processing of raw and cooked meat products; and

3.	Dalian Chuming Sales Company Ltd., which is responsible for our sales, marketing and distribution activities.

Our three operating subsidiaries are spun off constituents of a former parent company, Dalian Chuming Group Co., Ltd. (the “Group”). Our company is separate and independent from the Group, which operates a different business and has different operations from ours. We took over ownership and control of the three Chuming Operating Subsidiaries from the Group in September 2007. We are headquartered in the City of Dalian, Liaoning Province of China. Throughout this prospectus, Energroup Holdings Corporation, Precious Sheen Investments Limited, Dalian Chuming Precious Sheen Investments Consulting Co., Ltd. and the Chuming Operating Subsidiaries are sometimes collectively referred to as “Chuming.”

Our Current Corporate Structure

Our current customers are concentrated in the Liaoning Province (which has a population of approximately 42 million), and we are the largest pork producer in Dalian City, which has a population of approximately 3 million, or 6 million including the greater metropolitan area. At present, all of our sales are within China, which is the largest pork-consuming nation in the world. Due to the rapid development of the Chinese economy, urbanization and strong income growth, we have observed that pork consumption patterns are changing and consumption levels are continuing to increase.

Our major products are:

•
Fresh meat - pork that is processed in a controlled environmental chamber with closely monitored temperatures to ensure quality and safety standards during processing right up to the time of delivery to the consumer.

•	Frozen fresh meat - butchered pigs that are processed and immediately frozen, which includes such products as smoked pork, ham and roasts.

•	Frozen/fresh byproducts - pork byproducts including pig’s liver, stomach, intestine, head and hoof.

We are part of an established pork production cycle that culminates in sales of fresh and frozen pork. This cycle includes feedstuff production, pig breeding, slaughtering, processing, packaging and distribution. We are involved in the slaughtering, processing, packaging and distribution aspects of the pork production cycle.

We are the first pork producer in China to receive “Green Food” certification from China’s Ministry of Agriculture. Green Food is an innovative certification program unique to China that is awarded to food processors who produce using environmentally sustainable methods and meet certain high technical standards of quality control, safety, and product quality, and generate low levels of pollution.

Financial Results

Our consolidated financial statements for the years ended December 31, 2009 and 2008 are included in this prospectus. In 2009 and 2008, we had approximately $213.5 million and $176.4 million in sales, respectively, and $6.1 million and $6.8 million in net income, respectively.

See “Index of Financial Statements” on page F-1.

RISKS AFFECTING OUR BUSINESS

We are subject to a number of risks, which you should be aware of before deciding to purchase the securities offered under this prospectus. These risks are discussed in the summary below and in the section titled “ Risk Factors ” beginning on page 6 of this prospectus.

SUMMARY OF RISK FACTORS

This document contains certain statements of a forward-looking nature. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to:

•	our ability to timely and accurately complete orders for our products;

•	our dependence on a limited number of major customers;

•	political and economic conditions within the PRC;

•	our ability to expand and grow our distribution channels;

•	general economic conditions which affect consumer demand for our products;

•	the effect of terrorist acts, or the threat thereof, on consumer confidence and spending;

•	acceptance in the marketplace of our new products and changes in consumer preferences;

•	foreign currency exchange rate fluctuations;

•	our ability to identify and successfully execute cost control initiatives;

•	other risks outlined above and in our other public filings.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We undertake no obligation to update this forward-looking information. While our management fully intends to make concerted efforts to manage these risks, we cannot assure you that we will be able to do so successfully. See “Risk Factors” beginning on page 6 of this prospectus.

STRATEGIC FINANCING AND RELATED SETTLEMENT

On December 31, 2007, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue and sell 3,863,635 shares of our common stock to fifteen accredited investors for an aggregate purchase price of $17,000,000, or $4.40 per share (the “Financing”). The closing of the Financing coincided with the closing of the share exchange transaction with Precious Sheen Investments Limited, a BVI Corporation and its shareholders.

On December 30, 2009, we entered into a settlement agreement (the “Settlement Agreement”) with the investors from the Financing (the “Investors”). Pursuant to the Settlement Agreement, we agreed to new arrangements regarding (i) the release of certain “make good” shares placed into escrow by certain of our affiliates in connection with the Financing, (ii) the potential waiver of $1.7 million of liquidated damages currently owed by the Company to the investors (the “Liquidated Damages”) if the resale registration statement relating to the shares of our common stock held by the Investors, of which this prospectus forms a part, is declared effective by March 31, 2010, or alternatively, if certain conditions are met, May 15, 2010 (the “S-1 Requirement”),and (iii) the release of certain cash amounts that were held back in escrow pending our appointment of independent directors and our appointment of a new Chief Financial Officer.  As of the date hereof, the make good shares have been released to our affiliate and the cash holdback amounts  have been released to us (less the $1.7 million Liquidated Damages amount) because we have satisfied the conditions precedent set forth in the Settlement Agreement for the release of those shares and holdback amounts.  Certain conditions also have been met so as to extend the deadline for the S-1 Requirement to May 15, 2010. If we meet the S-1 Requirement by May 15, 2010, then the $1.7 million Liquidated Damages amount will be released to us within 10 days of the deadline.  If we do not meet the S-1 Requirement by May 15, 2010, then the $1.7 million Liquidated Damages amount will be released to the Investors on a pro rata basis within 10 days of the deadline.  The parties have agreed that, subject to the receipt of the make good shares and holdback amounts in accordance with the Settlement Agreement, to waive and release one another from all other claims relating to the matters governed by the Settlement Agreement.

GENERAL INFORMATION

Our principal executive offices are located at No. 9, Xin Yi Street, Ganjingzi District Dalian City, Liaoning Province, PRC 116039 , and our main telephone number is +86 411 867 166 96 .

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial data regarding our business and should be read together with “ Management’s Discussion and Analysis of Financial Condition or Plan of Operations ” and our consolidated financial statements and the related notes included in this prospectus. The summary consolidated financial information as of and for the years ended December 31, 2009 and 2008 have been derived from our consolidated financial statements included in this prospectus. The financial data as of and for the years ending December 31, 2007, 2006 and 2005 were derived from audited financial statements from previously filed reports.  Historical results are not necessarily indicative of the result to be expected for any future period.

	(US dollars in thousands)
	Twelve Months Ended December 31,
	2009 (audited)	2008 (audited)	2007 (audited)	2006 (audited)	2005 (audited)
Consolidated Statements of Operations Data:

Sales	$213,545	$176,360	$124,696	$70,396	$54,119
Cost of Sales	183,391	149,794	104,379	57,794	45,284
Gross Profit	30,154	26,566	20,317	12,601	8,835
Operating Expenses	4,660	7,823	6,246	2,891	1,647
Income from Operations	25,494	18,743	14,071	9,709	7,188
Other Income (Expense), net	(17,349)	(11,385)	(1,476)	(1,583)	(1,008)
Income Before Taxes	8,144	7,357	12,620	8,126	6,180
(Income Taxes Expenses)/Deferred Tax Benefit	(2,090)	(520)	968	1.6	191
Net Income	6,054	6,837	11,652	8,128	5,988
Foreign Currency Translation	1,776	528	2,064	611	286
Comprehensive Income	7,831	7,366	13,716	8,739	6,274
Basic Net Income Per Share (in US$)	0.35	0.40	0.67	0.47	0.35
Diluted Net Income Per Share (in US$)	0.29	0.32	0.67	0.47	0.35
Basic Weighted Average Number of Shares Outstanding	17,272,756	17,272,756	13,409,120	13,409,120	13,409,120
Diluted Weighted Average Number of Shares Outstanding	21,136,392	21,182,756	17,272,756	17,272,756	17,272,756

	(US dollars in thousands)
	At December 31,
	2009 (audited)	2008 (audited)	2007 (audited)	2006 (audited)	2005 (audited)
Balance Sheet Data:
Total Assets	$133,482	$90,683	$66,620	$56,846	$50,993
Current Liabilities	42,259	23,758	17,682	16,764	18,979
Long Term Liabilities	-	-	-	17,909	18,580
Stockholders Equity	91,224	66,926	48,938	22,174	13,434

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this report that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Our holding company in China, Chuming WFOE, and the companies that form its present subsidiaries were incorporated in 2004. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the meat industry in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our market position in the meat business in China;

•	offer new and innovative products to attract and retain a larger customer base;

•	attract additional customers and increase spending per customer;

•	increase awareness of our brand and continue to develop user and customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If there are any interruptions to or decline in the amount or quality of our live pigs, raw pork or other major raw material supply, our business could be materially and adversely affected.

Live pigs and raw pork are the principal raw materials used in our production. We procure approximately 60% of our live pigs from the Group, and the remainder from various of third party suppliers who are independent farmers. Our third party suppliers may not continue to be able to supply an adequate number of live pigs to satisfy our present and future production needs. The supply of pigs is dependent on the output of pig farms, which may be affected by outbreaks of diseases or epidemics. Our current suppliers may not be able to provide live pigs of sufficient quality to meet our stringent quality control requirements. Any interruptions to or decline in the amount or quality of our live pig supply could materially disrupt our production and adversely affect our business. In addition to live pigs, we also use additives and packaging in our production, which we source from third party suppliers. Any interruptions to or decline in the amount or quality of our additives or packaging supply, could also disrupt our production or sales and adversely affect our business.

We are vulnerable to increases in the price of live pigs and other operating costs, and we may not be able to entirely offset these increasing costs by increasing the prices of our products, particularly our processed meat products.

We purchase agricultural products, such as live pigs, for use in our production process and for resale. The price of such commodities is subject to fluctuations that are attributable to a number of factors, such as the price of animal feed, diseases and infections, and weather conditions. If for example, worldwide and local grain prices should increase, this would affect the price of animal feed, which may increase the price of live pigs. Higher pig prices may force us to raise the prices we charge our customers for our products, however we may not always be able to pass on the entire amount of price increases to our customers, and/or consumers might cut back on consumption of meat products.

We may be unable to anticipate changes in consumer preferences for processed meat products, which may result in decreased demand for our products.

Our continued success in the processed meat products market is in large part dependent on our ability to anticipate and develop products that appeal to the changing tastes, dietary habits and preferences of customers. If we are not able to anticipate and identify new consumer trends and develop new products accordingly, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs relating to developing and marketing new products or expanding our existing product offerings in reaction to what we perceive to be a consumer preference or demand. Such development or marketing may not result in the level of market acceptance, volume of sales or profitability anticipated.

If the chilled and frozen pork market in China does not grow as we expect, our results of operations and financial conditions may be adversely affected.

If the chilled and frozen pork market in China does not grow as we expect, our business may be harmed, we may need to adjust our growth strategy and our results of operation may be adversely affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could materially adversely affect our business.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business, including, without limitation, a slaughtering permit in respect of each of our chilled and frozen pork production facilities and a permit for production of industrial products in respect of each of our processed meat production facilities. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our business.

We are highly dependent on senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new processing methods and technologies, food products and the enhancement of our existing products. In particular, we rely substantially on our chairman and chief executive officer, Mr. Shi Huashan, to manage our operations. We also depend on our key research personnel. In addition, we also rely on information technology and logistics personnel for the production, storage and shipment of our products and on marketing and sales personnel, engineers and other personnel with technical and industry knowledge to transport, market and sell our products. We do not maintain key man life insurance on any of our senior management or key personnel. The departure of any one of them, in particular Mr. Shi, would have a material adverse effect on our business and operations. Competition for senior management and research and development personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key research and development personnel that we lose. In addition, if any member of our senior management or key research and development personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company.

We compete for qualified personnel with other food processing companies, food retailers, logistics companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We currently rely upon and conduct significant related-party transactions, and most of these stem from our the status of our Operating Subsidiaries, which were formerly subsidiaries of the Dalian Chuming Group Co., Ltd. prior to their spin off to become a part of the Company. While we intend to require independent directors, or appropriate committee of the board, to review all related-party transactions, these transactions may present a conflict of interest situation in which the interests of the Group are directly opposed to the interests of the Company. If these conflicts of interest are not effectively dealt with in a manner satisfactory to the Company, our interests may be harmed, which may adversely affect our operations and financial condition.

We presently conduct business with the Group in several capacities - the main areas where we have transactions with this related party are the purchase of feed for hogs by us from the Group, and the purchase of live pigs by us from the Group, with live pigs being by far the most significant set of transactions (under our Long Term Hog Procurement Agreement). We paid the Group an aggregate of $64.7 million, $72.7 million and $61.7 million for live pigs during the full years of 2009, 2008 and 2007, respectively.

Mr. Shi Huashan, who is our Chief Executive Officer, is also the Chief Executive Officer of the Group, our former parent company. See also, “Certain Relationships and Related Party Transactions” on page 72. Due to the non-exclusive roles of Mr. Shi as our CEO and the principal executive officer of the Group, with whom we conduct business from time to time, potential conflicts of interest may arise. In particular, situations could arise in which we transact business with the Group, and certain terms of agreements could be favorable to us, but conversely unfavorable to the Group, and vice versa. If we are not able to effectively handle such conflicts of interest to serve the Company’s best interest, our business could be harmed or adversely affected.  In an effort to reinforce management’s efforts to handle these potential conflicts of interest effectively and fairly, we have retained two additional independent directors for our board of directors, and intend to submit all appropriate related party transactions to our independent board members, or appropriate committee of the board, for review and approval.

Our buildings and land use rights are pledged to secure an obligation of the Group, and those assets would be at risk if the Group were to default on this obligation.  Loss of those assets would have a material adverse effect on our business, financial condition and results of operations.

In addition, in 2004 we obtained a loan of $20,466,901 (RMB 160,000,000) from the Group, which in turn, obtained these funds in a joint loan commitment from both China Development Bank and Shenzhen Development Bank (“Banks”) via a collateralized loan. The Group collateralized the loan by purchasing a bond from China Export and Credit Insurance Corporation (“Bond Issuer”). The bond guarantees to the Banks the entire principal and accrued interest of the loan. The cost of the bond is RMB 1,000,000 annually, or in USD: $120,668, 121,902, and 125,284 for the years 2004, 2005, and 2006, respectively, which was paid by the Company. The loan carries a fixed interest of 5.76% per annum. We pledged both land use rights and buildings to the Bond Issuer. We pursued a loan from the Group as the financing solution of choice at the time because our tangible assets, at the time of origination, were insufficient to collateralize the loan. Additionally, at that time we lacked the favorable credit history to directly establish credit facility with the bank.

At December 31, 2007, we repaid our debt in its entirety to the Group by setting off receivables owed by the Group to us. We repaid the loan in order to meet the requirements of the equity financing transaction detailed in Note 18 of our consolidated financial statements for the years ended December 31, 2005, 2006 and 2007. The balances are now owed by the Group to the Banks, and liability for paying the bonding insurance annually lies with the Group. The pledged collateral of land use rights and buildings made to the Bond Issuer still underlie the loan currently owed by the Group, and as such, our assets, namely the buildings and land use rights would be at risk if the Group were to default on this loan.   Loss of those assets would have a material adverse effect on our business, financial condition and results of operations.

Our growth strategy may prove to be disruptive and divert management resources.

Our growth strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly-hired employees, assumption of unknown liabilities and potential disputes. We could also experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware. We may require additional financing in the future.

We may need to obtain additional debt or equity to fund future capital expenditures. Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Our operations are cash intensive and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We expend a significant amount of cash in our operations, principally to fund our raw material procurement. Our suppliers, in particular, third party suppliers of pigs, typically require payment in full within seven days after delivery, although some of our suppliers provide us with credit. In turn, we typically require our customers of chilled and frozen pork to make payment in full on delivery, although we offer some of our long-standing customers credit terms. We generally fund most of our working capital requirements out of cash flow generated from operations. If we fail to generate sufficient revenues from our sales, or if we experience difficulties collecting our accounts receivables, we may not have sufficient cash flow to fund our operating costs and our business could be adversely affected.

We may be unable to maintain our profitability in the face of a consolidating retail environment in China.

We sell substantial amounts of our products to supermarkets and large retailers. The supermarket and food retail industry in China has been, and is expected to continue, undergoing a trend of development and consolidation. As the food retail trade continues to consolidate and our retail customers grow larger and become more sophisticated, they may demand lower pricing and increased promotional programs. Furthermore, larger customers may be better able to operate on reduced inventories and potentially develop or increase their focus on private label products. If we fail to maintain a good relationship with our large retail customers, or fail to maintain a wide offering of quality products, or if we lower our prices or increase promotional support of our products in response to pressure from our customers and are unable to increase the volume of our products sold, our profitability could decline.

Our operating results may fluctuate from period to period and if we fail to meet market expectations for a particular period, our share price may decline.

Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including seasonal variations in live pig supply and processed meat products consumption. Our production and sales of chilled and frozen pork are generally lower in the summer, due to lower supply of live pigs. Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control. We cannot assure you that our operating results will meet the expectations of market analysts or our investors. If we fail to meet their expectations, there may be a decline in our share price.

We derive all of our revenues from sales in China and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

All of our current revenues are generated from sales in China. We anticipate that revenues from sales of our products in China will continue to represent a substantial proportion of our total revenues in the near future. Any significant decline in the condition of the PRC economy could, among other things, adversely affect consumer buying power and discourage consumption of our products, which in turn would have a material adverse effect on our business and financial condition.

We rely on our exclusive network of showcase stores, network stores and supermarket brand counters for the success of our sales and our brand image, and should they perform poorly, our business and brand image could be materially and adversely affected.

In addition to our sales to wholesale customers, we sell our products through showcase stores, network stores and supermarket brand counters. All of these retail based stores exclusively sell our pork products and display the Chuming logo on our store facades. In 2009, these retail outlets accounted for approximately 38% of our total revenue.  If the sales performance of our retail based stores deteriorates, this could adversely affect the financial results of the company. In addition, any sanitation, hygiene, or food quality problems that might arise from the retail based stores could adversely affect our brand image and lead to a loss of sales. Chuming does not own any of the retail based stores.

We rely on the performance of our wholesaler, retailer and mass merchant customers for the success of our sales, and should they perform poorly or give priority to our competitors’ products, our business could be materially and adversely affected.

In addition to our retail sales channel, we sell our products to supermarkets and large retailers, which in turn sell the products to end consumers. If the sales performance of our wholesale customers deteriorates, this could adversely affect our sales. Furthermore, our wholesale customers also carry products which directly compete with our products for retail space and consumer purchases. There is a risk that our wholesale customers may give higher priority to products of, or form alliances with, our competitors. If our wholesale customers do not continue to purchase our products, or provide our products with similar levels of promotional support, our sales performance and brand imaging could be adversely affected.

The loss of any of our significant customers could have an adverse effect on our business.

Our key customers are principally supermarkets and large retailers in the PRC. We have not entered into long-term supply contracts with any of these major customers. There can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with our major customers, the loss of a significant portion of our sales to them could have an adverse effect on our business, financial condition and results of operations. Further, the loss of any one of our top five customers could cause us to suffer a temporary setback in our sales, which could have a short term negative effect on our financial results.

Recent regulatory enforcement crackdowns on food processing companies in the PRC could adversely affect our businesses.

Recently, the PRC government authorities have taken certain measures to maintain the PRC food market in good order and to improve the integrity of the PRC food industry, such as enforcing full compliance with industry standards and closing certain food processing companies in the PRC that did not meet regulatory standards. We cannot assure you that our businesses and operations will not be affected as a result of the deteriorating reputation of the food industry in the PRC due to recent scandals regarding food products.

Environmental regulations and related litigation could have a material adverse effect on our business and results of operations.

Our operations and properties are subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.

We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations. We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Deterioration of our perishable products may occur due to delivery delays, malfunctioning of freezer facilities or poor handling during transportation, which could adversely affect our business, results of operations and financial condition.

The condition of our food products (being perishable goods) may deteriorate due to shipment or delivery delays, malfunctioning of freezer facilities or poor handling during delivery by shippers or intermediaries. We are not aware of any instances whereby we were made to compensate for delivery delays, malfunctioning of freezer facilities or poor handling during transportation. However, there is no assurance that such incidents will not occur in the future. In the event of any delivery delays, malfunctioning of freezer facilities or poor handling during transportation, we may have to make compensation payments and our reputation, business goodwill and revenue will be adversely affected.

Unexpected business interruptions could adversely affect our business.

Our operations are vulnerable to interruption by fire, power failure and power shortages, floods, computer viruses and other events beyond our control. In particular, China, especially eastern and southern China, is experiencing frequent electricity shortages. In addition, we do not carry business interruption insurance to compensate us for losses that may occur as a result of these kinds of events and any such losses or damages incurred by us could disrupt our production and other operations.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in the integrity of our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have our independent registered public accounting firm annually attest to our evaluation. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. During the assessment of our internal controls over financial reporting for the year ended December 31, 2009, our management concluded that our controls were ineffective as a result of several material weaknesses.  Many of the weaknesses stem from our operation as a private company where a formal control system was not in place prior to our becoming public.  We have developed a remediation plan, which we anticipate will be completed during 2010.  Our remediation plan consists of (1) hiring a third party SOX 404 compliance consultant to help us implement an internal controls system, (2) establishing an internal audit department, (3) purchasing a new ERP system with built-in controls and (4) appointing additional members to the Board of directors, who shall serve as independent directors  and serve on the audit committee.  We cannot be certain that these measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need may become more complex, and significantly more resources may be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we fail to execute the remediation plan for 2010, our stockholders and other potential investors may lose confidence in our business operations and the integrity of our financial statements, and may be discouraged from future investments in our company, which may delay or hinder any future business development or expansion plans if we are unable to raise funds in future financings, and our current stockholders may choose to dispose of the shares of common stock they own in our company, which could have a negative impact on our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or other national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which could further reduce our stock price.

We will incur increased costs as a public company which may affect our profitability.

As a public company, Chuming will incur significant legal, accounting and other expenses that it did not incur as a private company. We are now subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect that full compliance with these new rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we will be required to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we expect to increase our financial and accounting staff in order to meet the demands and requirements of being a public reporting company. Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

We have no business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources. In addition, since our business operations are based outside of the U.S. directors and officers insurance may not be readily available to us at the prices and on terms acceptable to us. If we are not able to secure satisfactory D & O insurance coverage, we may not be able to attract the most qualified directors and officers, and our business could be indirectly adversely affected.

Risks Relating To Our Industry

The pig slaughtering and processed meat industries in China are subject to extensive government regulation, which is in the process of change and development.

The pig slaughtering and processed meat industries in China are heavily regulated by a number of governmental agencies, including primarily the Ministry of Agriculture, the Ministry of Commerce, the Ministry of Health, the General Administration of Quality Supervision, Inspection and Quarantine and the State Environmental Protection Administration. These regulatory bodies have broad discretion and authority to regulate many aspects of the pig slaughtering and processed meat industries in China, including, without limitation, setting hygiene standards for production and quality standards for processed meat products. In addition, the pig slaughtering and processed meat products regulatory framework in China is still in the process of being developed. If the relevant regulatory authorities set standards with which we are unable to comply or which increase our production costs and hence our prices so as to render our products non-competitive, our ability to sell products in China may be limited.

The pig slaughtering and processed meat industries in China may face increasing competition from both domestic and foreign companies, as well as increasing industry consolidation, which may affect our market share and profit margin.

The pig slaughtering and processed meat industries in China are highly competitive. Our processed meat products are targeted at mid- to high-end consumers, a market in which we face increasing competition, particularly from foreign suppliers. In addition, the evolving government regulations in relation to the pig slaughtering industry have driven a trend of consolidation through the industry, with smaller operators unable to meet the increasing costs of regulatory compliance and therefore are at a competitive disadvantage. We believe that our ability to maintain our market share and grow our operations within this landscape of changing and increasing competition is largely dependent upon our ability to distinguish our products and services.

In addition, prior to China’s entry into the World Trade Organization (“WTO”), high barriers to entry existed for many potential competitors in our business through the use of tariffs and restrictive import licensing and distribution practices. China’s admission to WTO has lowered some of the tariffs and other barriers to entry so we can expect that competition will increase.

We cannot assure you that our current or potential competitors will not develop products of a comparable or superior quality to ours, or adapt more quickly than we do to evolving consumer preferences or market trends. In addition, our competitors in the raw meat market may merge or form alliances to achieve a scale of operations or sales network which would make it difficult for us to compete. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margin. We cannot assure you that we will be able to compete effectively with our current or potential competitors.

The outbreak of animal or human diseases could adversely affect our operations.

An occurrence of serious animal or human diseases, such as foot-and-mouth disease or swine influenza (A/H1N1 flu), or any outbreak of other epidemics in China affecting animals or humans, might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in China and surrounding regions, any of which could have a material adverse effect on our operations and turnover. Even though it is believed that A/H1N1 flu cannot be contracted by humans through eating properly-handled and cooked pork or pork products, negative association of the A/H1N1 flu with pigs and pork products could have a negative impact on sales of pork products. Accordingly, there can be no assurance that our facilities or products will not be affected by an outbreak of A/H1N1 or any other disease or outbreak in the future, or that the market for pork products in the PRC will not decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or degeneration, including the presence of foreign contaminants, chemical substances or other agents or residues during the various stages of the procurement and production process. While we are subject to governmental inspections and regulations, we cannot assure you that consumption of our products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters.

Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. Consistent with industry practice in China, we do not maintain product liability insurance. Furthermore, our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products. Even if a situation does not necessitate a product recall, we cannot assure you that government sanctions or product liability claims will not be asserted against us as a result. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

Our product and company name may be subject to counterfeiting and/or imitation, which could impact upon our reputation and brand image as well as lead to higher administrative costs.

We regard brand positioning as the core of our competitive strategy, and intend to position our brand, “Chuming™” to create the perception and image of health, nutrition, freshness and quality in the minds of our customers. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image, particularly if the counterfeit or imitation products cause sickness, injury or death to consumers. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

Risks Relating To Conducting Business in the PRC

Substantially all of our assets and projects are located in the PRC, and substantially all of our revenue is sourced from the PRC. Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in the PRC, including the following risks:

Economic, political and social conditions and government policies in China could have a material adverse effect on our business, financial condition and results of operations.

Economic, political and social conditions and government policies in China differ in many respects from other more fully industrialized nations, and below are examples of such differences.

•
Structure . Agriculture still plays an important role in Chinese economy and employment. Agriculture still represents around 50% of the employment, which is substantially higher than most developed countries.

•	Capital re-investment . Compared with more highly developed nations, there may be less availability to Chinese firms of all types of investment capital within China.

•
Government involvement . China is still transitioning from a centrally planned economic model to that of a free market. As a result, the Chinese government has traditionally had a greater degree of regulatory involvement in the economic affairs and conduct of firms in China, as compared with firms in more advanced market-based economies.

•
Allocation of resources . Related to the above point, the Chinese government may have greater ability to influence the allocation of capital, labor, materials, and other resources than governments of other advanced market-based economies.

•
Level of development . Although China’s economy has been rapidly growing in recent years, certain aspects such as public infrastructure, poverty rate, and other measurements of development still lag behind highly developed nations, and this affects how companies must conduct business in China.

•
Control of foreign exchange . China still maintains strict foreign exchange controls which has been in place since 1979, although steps have been taken to increase the exchangeability of the Chinese RMB with other currencies.

•
Growth rate . For several years, China’s economy has achieved consistent double digit growth rates, and this may put strain on infrastructure, availability on raw materials, and ability of firms to manage growth.

•
Rate of inflation . According to the Consumer Price Index (CPI) compiled by the National Statistics Bureau of China, the overall rate of inflation (CPI) in 2009 is -0.7% and the rate of inflation for food in 2009 was 0.7% and these factors affect the local market environment in which Chinese firms must operate.

The economy of China has been transitioning from a centrally planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industries by imposing industrial policies. It also exercises significant control over China’s economic growth through allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Policies and other measures taken by the PRC government to regulate the economy could have a significant negative impact on economic conditions in China, with a resulting negative impact on our business. For example, our financial condition and results of operations may be materially and adversely affected by:

•	new laws and regulations and the interpretation of those laws and regulations;

•	the introduction of measures to control inflation or stimulate growth;

•	changes in the rate or method of taxation;

•	the imposition of additional restrictions on currency conversion and remittances abroad; or

•	any actions which limit our ability to develop, produce, import or sell our products in China, or to finance and operate our business in China.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our Chuming Operating Subsidiaries which are located in China and are governed by PRC laws and regulations. In addition, because the parent companies that hold these entities, namely PSI and Energroup Holdings Corporation, are outside of China, we are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, while we are incorporated in the State of Nevada, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Chuming WFOE. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while we report our financial results and position in U.S. dollars. Any significant fluctuation in value of RMB may materially and adversely affect our reported cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.  There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in further and more significant appreciation of the RMB against the U.S. dollar and other foreign currencies.

As very limited types of hedging transactions are available in the PRC to reduce our exposure to exchange rate fluctuations, we have not entered into any such hedging transactions. Accordingly, we cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in 2004 and A/H1N1 in 2009. Any prolonged recurrence of SARS, A/H1N1 or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS, A/H1N1 or any other epidemic.

Risks Related to Our Corporate Structure

In order to comply with PRC laws limiting foreign ownership of Chinese companies, we conduct our business in the PRC through Chuming by means of certain ownership arrangements. If the PRC government determines that these ownership arrangements do not comply with applicable regulations, our business could be adversely affected and we could be subject to sanctions.

As a result of the share exchange transaction disclosed elsewhere in this prospectus, we own 100% of the equity interest in PSI, a British Virgin Islands company. PSI owns 100% of the equity in Chuming WFOE, a wholly foreign owned enterprise in the PRC. Chuming WFOE is a holding company for the following three operating subsidiaries: (i) Meat Company, (ii) Food Company, and (iii) Sales Company, each of which is a limited liability company headquartered in, and organized under the laws of, China.

The PRC government restricts foreign investment in businesses in China. Accordingly, we operate our business in China through Chuming. Chuming holds the licenses and approvals necessary to operate our business in China.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If in the future the PRC government determines that we do not comply with applicable PRC law, it could impose fines on our PRC shareholders, and in extreme cases, the PRC government could take steps to revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

On May 31, 2007, SAFE issued another official notice known as “Circular 106,” which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

If we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects. In addition, if such registration cannot be obtained, our company will not be able to receive dividends declared and paid by our subsidiaries in the PRC and may be forbidden from paying dividends for profit distribution or capital reduction purposes.

Chuming is subject to restrictions on making payments to our parent company.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investment in Chuming and their operating subsidiaries in China. As a result of our holding company structure, we rely entirely on payments or dividends from Chuming for our cash flow to fund our corporate overhead and regulatory obligations. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Further, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our shares of common stock.

Risk Relating to an Investment in Our Securities

Generally, we have not paid any cash dividends to our shareholders and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide or may be unable due to pay any dividends. We intend to retain all earnings for our company’s operations.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of US$1,000,000 or annual income exceeding US$200,000 or US$300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Our common stock is thinly traded and, you may be unable to sell at or near “ask” prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market (the “Nasdaq Markets”), or other exchanges. Our common stock has historically been sporadically or “thinly-traded” on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price of our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. As noted above, our common stock is sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this Report. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market prices, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price. However, we do not rule out the possibility of applying for listing on the Nasdaq Markets or another exchange.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through pre-arranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Future sales of shares of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by our shareholders, may have a negative effect on the market price of the shares of our common stock. We may also register certain shares of our common stock that are subject to outstanding convertible securities, if any, or reserved for issuance under our stock option plans, if any. Once such shares are registered, they can be freely sold in the public market upon exercise of the options. If any of our shareholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders and their affiliated entities will own approximately 69.5% of our outstanding shares of common stock, representing approximately 69.5% of our voting power. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of our company.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in agricultural markets;

•	changes in the economic performance or market valuations of other meat processing companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation;

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We may in the future require additional cash resources due to changed business conditions or other developments, including any capital expenditures, investments or acquisitions we may wish to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

BUSINESS

Company Organization

We produce, pack, sell, market and distribute fresh pork and processed meat products to customers in the People’s Republic of China (“China” or the “PRC”).

We own three PRC operating subsidiaries (collectively, the “Chuming Operating Subsidiaries”):

1.	Dalian Chuming Slaughter and Packaging Pork Company Ltd. (the “Meat Company”), whose primary business activity is acquiring, slaughtering and packaging of pork;

2.	Dalian Chuming Processed Foods Company Ltd. (the “Food Company”), whose primary business activity is the processing of raw and cooked meat products; and

3.	Dalian Chuming Sales Company Ltd. (the “Sales Company”), which is responsible for our sales, marketing and distribution activities.

The three operating subsidiaries are spun off constituents of a former parent company, Dalian Chuming Group Co., Ltd. (the “Group”). Our company is separate and independent from the Group, which operates a different business and has different operations from ours. We took over ownership and control of the three Chuming Operating Subsidiaries from the Group in September 2007 following our corporate reorganization. We are headquartered in the City of Dalian, Liaoning Province of China.

Corporate Reorganization

PRC law currently limits foreign ownership of certain companies based in the PRC. In order for us to raise equity capital from investors outside of China, we established an offshore holding company by the name of Precious Sheen Investments Limited (“PSI”) in the British Virgin Islands in May 2007. On September 26, 2007, Dalian Precious Sheen Investments Consulting Co., Ltd. ("Chuming WFOE") entered into share transfer agreements with the Group, under which the Group agreed to transfer ownership of the Chuming Operating Subsidiaries to Chuming WFOE. On October 23, 2007, Chuming WFOE completed all required registrations to complete the share transfer, and became the 100% owner of the Chuming Operating Subsidiaries. On November 14, 2007 the Dalian Commerce Bureau approved the transfer of the Group’s 68% interest in Chuming WFOE to PSI, and upon this transfer, Chuming WFOE became a wholly foreign owned enterprise, with PSI as the 100% owner of Chuming WFOE (including its subsidiaries). On December 13, 2007, the PRC government authorities issued Chuming WFOE a business license formally recognizing it as a wholly foreign owned enterprise, of which PSI is the sole shareholder.

Following this corporate restructuring, PSI became the 100% owner and parent company of Chuming WFOE, which in turn owns 100% of the Chuming Operating Subsidiaries: the Meat Company, the Food Company and the Sales Company. The business and operations of the Chuming Operating Subsidiaries now comprise the principal business and operations of our company.

Throughout this prospectus, PSI, Chuming WFOE and the Chuming Operating Subsidiaries are sometimes collectively referred to as “Chuming.”

Share Exchange Transaction

On December 31, 2007, we acquired all of the outstanding shares of PSI in exchange for the issuance of 16,850,000 restricted shares of our common stock to the shareholders of PSI, which represented approximately 97.55% of then-issued and outstanding common stock (excluding the shares issued in our December 31, 2007 financing transaction). As a result of that transaction, PSI became our wholly owned subsidiary and we acquired the business and operations of Chuming.

Prior to the share exchange transaction, Energroup was a public reporting “shell” company with nominal assets whose sole business was to identify, evaluate and investigate various companies with the intent that, if such investigation warrants, a reverse merger transaction be negotiated and completed pursuant to which Energroup would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity.

As a result of the share exchange transaction, PSI (and its subsidiaries) became the 100% owned subsidiary of Energroup Holdings Corporation, and we acquired the business and operations of Chuming which  now comprise the principal business and operations, and we became a U.S. public reporting company incorporated in the State of Nevada.  Through our holding companies, we own the Chuming Operating Subsidiaries that continue to operate in the city of Dalian, in Liaoning Province, China. Our common stock is quoted on the OTC Bulletin Board under the symbol “ENHD”

Concurrently with the closing of the reverse take-over transaction, on December 31, 2007 we closed our $17 million private placement financing involving the issuance of our common stock to 15 accredited investors. The financing yielded net proceeds to us of approximately $14.7 million.

Company Overview and History

Our business originated from the founding in 1999 of Dalian Chuming Group Co., Ltd. (the “Group”), the former parent of Chuming.  The Group began as a processor and supplier of fresh and frozen meat and meat products. Among industrialized farming corporations in northeastern China, the Group pursued distinction in the Chinese food industry by maintaining high quality management standards and international safety certifications.

In December 2007, PSI completed a reverse-takeover transaction with a U.S. publicly reporting company, which resulted in our current corporate structure. Today, we are a U.S. public reporting company incorporated in the State of Nevada, and we own the Chuming Operating Subsidiaries that continue to operate in the city of Dalian, in Liaoning Province, China. Our common stock is quoted on the OTC Bulletin Board under the symbol “ENHD.OB.”

Concurrently with the closing of the reverse take-over transaction, on December 31, 2007 we closed our $17 million private placement financing involving the issuance of our common stock to 15 accredited investors. The financing yielded net proceeds to us of approximately $14.7 million.

In 2004, the Group formed the Chuming Operating Subsidiaries, which now form the core of our business, and these companies began producing and supplying fresh and processed meats under the Chuming brand name. Since then we have rapidly become a significant producer and supplier in China’s meat industry, and have achieved consistent profitability and growth since inception. In the last three years of operation, our sales have increased by 21.08% from 2008 to 2009, and 41.43% from 2007 to 2008, and our net income has increased by 29% from 2008 to 2009, and 49.83% from 2007 to 2008. We sell our products to consumers in northeastern China, which has a population of approximately 108 million. In particular, our current customers are concentrated in the Liaoning Province (which has a population of approximately 42 million), and we are the largest pork producer in Dalian City, which has a population of approximately 3 million, or 6 million including the greater metropolitan area. At present, all of our sales are within China, which is the largest pork-consuming nation in the world, with a total of 54 million metric tons consumed in 2006. Due to the rapid development of the Chinese economy, urbanization and strong income growth, we have observed that pork consumption patterns are changing and consumption levels are continuing to increase.

Our major products are:

•
Fresh meat - pork that is processed in a controlled environmental chamber with closely monitored temperatures to ensure quality and safety standards during processing right up to the time of delivery to the consumer.

•	Frozen fresh meat - butchered pigs that are processed and immediately frozen, which includes such products as smoked pork, ham and roasts.

•	Frozen fresh byproducts - pork byproducts including pig’s liver, stomach, intestine, head and hoof.

We are part of an established pork production cycle that culminates in sales of fresh and frozen pork. This cycle includes feedstuff production, pig breeding, slaughtering, processing, packaging and distribution. We are involved in the slaughtering, processing, packaging and distribution aspects of the pork production cycle.

We are the first pork producer in China to receive “Green Food” certification from China’s Ministry of Agriculture. Green Food is an innovative certification program unique to China that is awarded to food processors who produce using environmentally sustainable methods and meet certain high technical standards of quality control, safety, and product quality, and generate low levels of pollution. Under strict supervision, control and regulation in production, processing, packing, storage and transportation, Green Food-certified companies must apply these quality control standards from field to customer and regulate the application of inputs, including pesticide, fertilizer, veterinary drug and additives to minimize environmental pollution and prevent toxic and harmful substances from entering the food supply chain. The Green Food certification is based on standards defined by the Codex Alimentarius Commission (“CAC”), a joint body of the United Nations Food and Agriculture Organization and the World Health Organization.

Industry Overview

The following overview in certain instances cites to materials that are publicly available without charge. If no citation is provided with respect to certain information presented in this “Industry Overview” section, that information is attributed to our own research regarding the world pork market and China’s pork industry.

China’s Pork Industry

According to China’s National Bureau of Statistics, China’s US$176 billion animal husbandry sector is the second largest in the country’s basket of agricultural related industries including farming, forestry and fishery. The present size of the pork and processed meat market in China is an estimated US$32 billion.

Our research indicates that China’s per capita meat consumption was just over 55 kilograms by 2000, which is significantly smaller than the consumption level of over 100 kg per year by western standards. Based on what is known about Chinese culinary culture and habits, however, our management believes that the Chinese population is expected to consume more meat as their disposable income increases. For example, our research indicates that Hong Kong residents, who have a significantly higher per capita income, consumed on average 124 kg of meat in 2000.

The manner in which meat sales are conducted has changed as a result of new hygiene and food safety regulations that were introduced by the Chinese government in 1995. Historically, the great majority of meat sales in China had taken place in open-air markets or on streets, i.e. in free wet markets. These markets provided a location through which the consumer could buy live poultry or freshly slaughtered meat produced direct from local farmers. As a result of the new regulations, however, governmental agencies recently have encouraged the replacement of open-air markets by supermarkets and convenience stores, and the market share of open-air markets has continued to decline. Even with these new regulations, however, the open-air markets still currently represent 80% of the overall meat-processing sector in China.

The meat industry in China is characterized by fragmentation, sanitation and hygiene issues, as well as social demographic trends. Supply is extremely localized with limited distribution capability. China’s vast geography and ‘in-development’ transport infrastructure have made it difficult to create national or even regional level competition in the industry. Our management believes that the trend towards greater sales through formal supermarkets and chain stores, coupled with the expansion of our sales and distribution network, will continue to favorably impact our business.

Pork is China’s most important source of meat and is consumed at a much higher rate than other categories of meat.

In addition to a greater general preference for pork, urbanization and rapid income growth are working in parallel to create more demand for pork and processed pork products. An emerging middle class of relatively high-income consumers is forming in certain Chinese cities. As household incomes rise, these high-income residents consume more of all categories of foods on a per capita basis.These residents not only demand a greater quantity of food, but also higher quality (e.g. better cuts of meat, foods that are safer or healthier) and convenience (processed foods). Reports of food poisoning and dangerous chemical residues have given rise to strong demand for “green” foods for which we are certified. We believe that affluent consumers would be willing to pay premium prices for foods which have safety-related certifications, foods with purported health benefits or foods with other desirable attributes. We offer a wide range of food products that appeal to demands for safety, convenience, quality and health attributes demanded by high-income urban consumers.

Our management expects China’s meat industry, which includes the meat processing business, to grow due to key driving forces including food safety concerns that we believe will accelerate the transition from the traditional wet market to the modern dry market; rising modern retail channels; government mandates and supports of agricultural and meat processing companies; and consolidating forces.

•	Transitioning from “wet-market” to “dry-market”

We believe that food safety is a top concern of Chinese consumers who purchase meat products, and that this will eventually compel modernization of China’s meat processing industry. Consumer surveys showed that food safety, nutritional value and taste are the top three concerns of consumers, while price was ranked fourth. Furthermore, surveys showed that 60% of the consumers have a low degree of confidence in meat products in general. There are a number of food safety concerns facing the Chinese pork industry, including swine streptococcus and Foot and Mouth Disease, the use of antibiotics and illegal feed additives such as Clenbutero, pork injected with water and illegal slaughterhouses. China’s meat industry traditionally has been dominated by small and family-operated butcher shops that would slaughter the livestock in the open-air marketplaces and without the necessary safety and sterilized equipment. These unsanitary operations create what is commonly known as the “wet market,” which currently represents 80% of the overall meat-processing sector. However, the industry is changing rapidly. Along with the prevalent use of refrigerators in urban households, health conscious consumers are demanding more sanitary quality meat products which can only be processed and delivered in a temperature controlled cold chain environment. This presents significant opportunities to meat processors with advanced processing plants and refrigerated transportation capabilities.

•	Government quality control

Frequent occurrences of food safety scares have hastened the Chinese government’s effort in regulating food safety and quality. For example, in 2006 pork containing Clenbutero were found to be sold in several wet markets in Shanghai that resulted in over 330 people being poisoned, and an outbreak of swine Streptococcus in Sichuan Province led to the death of 17 people. A number of Chinese organizations are involved in an effort to bring the Chinese meat industry’s safety, hygiene and sanitation standards to an international level, including the Ministry of Agriculture, Ministry of Health, State Administration of Quality Supervision, Inspection, and Quarantine, State Food and Drug Administration, and the Ministry of Commerce. Tougher quality standards set for the meat processing industry represent barriers to newcomers while forcing operationally inadequate and financially unsound companies to shut down. Our management anticipates that companies such as ours, with quality meat processing and modern logistics systems, will benefit as they capture market share and build consumer brand loyalty.

•	Government’s strong support of meat processing industry

The main theme of China’s 11 th Five Year Plan is the development of China’s rural economy. With the widening wealth gap between the rich and poor or between urban and rural regions, China’s central government has shifted its focus from urban industrial growth to rural agricultural development aimed at improving the standard of living in the poorer regions. Many preferential policies were enacted to help the farming communities including subsidized livestock insurance and interest free loans. Scaled meat processors are considered active agents in galvanizing the rural economies by providing jobs, injecting capital, and introducing new technology and management expertise to the local economies. The Five Year Plans are a series of economic development initiatives promulgated by the Chinese government, however, they do not constitute binding or substantive policies or regulations. The Chinese economy has been shaped primarily through the plenary sessions of the Central Committee and National Congress. The Five Year Plan serves, in part, as a mapping strategy for economic development, setting growth targets, and launching reforms. The plan usually includes detailed economic development guidelines for all its regions and the nation as a whole. As China has transited from a centrally-planned economy to market economy, the name for the 11th Five-Year Plan has been characterized as a “guideline” rather than a strict “plan”. The 11 th Five-Year Plan covers the period from 2006 to 2011.

•	National retailers provide platform for growth

The increasingly widespread use of refrigerators in urban Chinese households has attracted many retailers to carry more frozen food products, making available a wide variety of frozen products to consumers. Major domestic retailers, including LianHua, have made an impact in introducing more brands of frozen food products in their retail stores. Even more significantly going forward will be the rapid expansion of international hypermarkets in China, including France’s Carrefour, the U.S.’s Walmart, and Germany’s Metro. These retailers with national reach will significantly change the retail industry landscape as they provide the platform for the large branded food companies to efficiently and rapidly distribute their products to large and untapped markets. These international retail chains can also provide excellent export opportunities to scaled, quality meat processing companies.

•	Industry consolidation benefits scaled players

In the more mature U.S. meat market, the top three producers represent about 50% of the meat industry there. But in China the meat-processing industry is very fragmented, with over 3,000 meat-processors most of which are small operators. The top three producers represent less than 5% of the overall market. Pig farms in China are also very fragmented, with over 90% of the farms possessing fewer than 10 pigs. As smaller players experience pressure from margin compression and stricter government regulations, we believe scaled meat processors will make attractive acquisitions in order to capture market share, gain scale, secure raw material, and move closer to clients. The combination of stricter hygiene regulations, increasing competition from well-financed players, struggling meat suppliers, and increasing international competition from companies like Hormel will induce major industry shakeout and consolidation in the coming years.

Macro and Demographic Trends

It is widely believed that a middle class is rapidly emerging in China. China’s GDP has been growing at over 9% per year for the past 10 years and has created millions of new consumers. Management believes that these trends will translate into higher demand for pork products:

•	China’s middle class - citizens making at least 60,000 Yuan (US$8,785) - are expected to double by 2010 to 25% of the country’s population, fueling domestic consumption.

•
While overall income grew rapidly, urban per capita disposable income grew even faster at 9.8% from 2008 to 2009, compared to 8.5% for per capita rural income during the same period. Urban per capita consumption of meat is twice that of the national average.

•
Due to the increasing rural migration to urban cities, China expects to double its major cities by 2010 creating new waves of Chinese urban meat consumers. The number of Chinese cities with over 1 million people is projected to reach 125 by 2010 according to the Chinese Academy of Sciences, and cities with over 2 million people are projected to reach 300 by 2020.

•
Domestic demand for meat products in China is expected to grow to a projected 100 million metric tons in 2010 from an actual 72.4 million metric tons in 2004 according to Access Asia, an independent research firm. Total production value of meat products are expected to increase to a projected US$120 billion from an actual US$84 billion and per capita meat consumption is expected to increase from an actual 49 kg to a projected 75 kg during the same period. Pork represents the bulk of meat products consumed in China.

With higher standards of living and more a demanding working lifestyle, urban Chinese consumers are purchasing more processed meat products and spending more on dining on meat products outside of the home. Our research indicates that:

•
Currently less than an estimated 10% of the meat consumed in China is processed. Meat consumption out of the home has surpassed in-home meat consumption in 11 Chinese provinces, especially in more economically developed regional markets such as Shanghai, Beijing, and Shenzhen, according to the National Bureau of Statistics.

•
Chinese consumers have become more conscious of food safety and quality, fueling demand for branded foods. This has become more evident after the occurrence of a series of disease outbreaks across Asia including SARS and the avian flu. With changing lifestyles and food quality awareness, Chinese consumers are seeking more name brands to ensure the quality in processed meat that they purchase.

•
The new health-conscious consumer group has become more educated and concerned with the freshness and nutritional value of various meat products. For example, LTMP (low temperature meat product) pork has become more popular recently as urban consumers become aware that LTMP has better nutritional value and fresher taste than the longer-shelf-life HTMP (high temperature meat product) pork products.

Processing of Meat Products in China

In the PRC, regulations relating to the processing of meat products are set forth in the PRC Law of Food Hygiene and the Administrative Measures for the Hygiene of Meat and Meat Products. A PRC food processing company is required to obtain a hygiene permit from the Hygiene Bureau of the relevant districts before it is permitted to apply to the Ministry of Industry and Commerce for a business license.

A food processing company may not purchase or use meat that has not been inspected and approved by the Animal Supervision Authority. Even if the meat has been so inspected, it must still satisfy other hygiene requirements. Each food processing company must have facilities to conduct regular laboratory testing of its products to ensure food safety requirements are met. For instance, sometimes traceable levels of contaminants and radioactive substances are found in meat products, and these must not exceed certain established national standards.

Food processing companies are required to possess hygienic cold storage facilities, and proper management of such cold storage facilities must be set out. All storage equipment and packing materials must also comply with hygienic standards. All meat products which are packed must be labeled, specifying requisite information such as name of the product, place of manufacture, manufacture date, lot number or code, final consumption date and ingredients. Any meat product to be exported shall be inspected by the Animal and Plant Quarantine Authority when passing through customs. Only meat products which have passed such inspections may be exported.

Business

We are principally engaged in the production, processing, sale and distribution of fresh and prepared meat products in China. Our products are classified as fresh and frozen pork, and prepared foods, which includes prepared pork, seafood and by-products.

Our production facilities are located in Dalian, a coastal city with a population of 3 million (6 million including the greater metropolitan area). Referred to as the “Boston of China” due to its Northeast proximity and port orientation, Dalian is the most affluent city in the Liaoning Province, with a population of 42 million. Dalian serves as a finance and export trade center of Northeast China, and is also the center of the “Buo Sea Economical Zone” (“BSEZ”). According to China’s National Bureau of Statistics, the BSEZ covers 12% of the territory and 20% of the population in China, and is the most important economic center in Northern China. The National Bureau of Statistics also projects that these two areas may generate a more rapid growth rate than the overall GDP growth of China in next 10 years. Our facilities include 5 production lines with the slaughtering capacity of 123,318 metric tons and prepared food capacity of 16,000 metric tons. Our prepared food facilities are the largest in Liaoning Province.

Our production lines are imported from international manufacturing automation leader Stork™ of the Netherlands, with the state-of-the-art technology and specialized for their in-process testing and quality controls. Our production facilities are certified under ISO9001 and HACCP. Our pork products are qualified “Green Food” by the National Green Food Development Center and qualified as one of 14 “National Safe Foods” by the National Slaughtering Authentication Center.

Our products are sold under the brand name of “Chuming™.” We target consumers who desire high quality pork products. We distribute our products through dealers and agents to more than 500 supermarkets, including Carrefour, Walmart, Metro, New-mart, Hymall and others. We also distribute our products to over 5,000 schools, hospitals, factory canteens and restaurants, and more than 900 “Chuming” branded showcase stores or specialty counters in wet markets. These showcase stores and specialty counters are operated by resellers of our products with whom we have arrangements to sell our product under the Chuming brand name (the principal difference between showcase stores and specialty counters being location within a supermarket for the former, and location in a wet market for the latter).

We have a 250,000 square meter campus which houses an international standards-based meat processing plant located in the city of Dalian in Liaoning Province, PRC. We have a total of five production lines and an aggregate capacity to slaughter approximately 1.5 million pigs per year. We purchase hogs from more than 3,000 farms in Liaoning Province and nearby areas, in addition to having an exclusive contract with farms owned and operated by the Group to supply us with live hogs in local market prices. The Group provides breeding pigs, animal feed, vaccination, veterinary services and technology support to our subcontractor pig farmers, resulting in more favorable relations with these small independent suppliers.

Principal Products

We produce, distribute and sell fresh meat and prepared food products under the brand name “Chuming™,” through our dealership distribution network, our own sales force and resellers in the PRC.

We produce two main types of Processed Meat Products - High Temperature Meat Products (HTMPs) and Low Temperature Meat Products (LTMPs).

High Temperature Meat Products. HTMPs are cooked at a temperature of approximately 121°C and at approximately 2.5 times atmospheric pressure. These meat products can be stored at room temperature and have a shelf life of approximately six months from the date of production. However, the permitted shelf life of these products is 120 days from the date of production, even though the actual shelf life of these products is six months. HTMPs are generally priced lower than LTMP and do not require refrigeration. Therefore, they are affordable and accessible to the average PRC consumer.

  Low Temperature Meat Products. LTMPs are cooked at lower temperatures ranging from 65 to 85°C, under 1 atmospheric pressure. These meat products have a shelf life of three months from the date of production if they are stored at a temperature of 0°C. In 2003, we introduced our LTMPs to the PRC market. The Group’s R&D studies have shown that LTMPs generally taste better than HTMPs because they are cooked at lower temperatures and thus are able to preserve the taste and nutrients found in the ingredients. The LTMPs generally cater to the taste of consumers in PRC cities who have higher purchasing power.

Currently, we have two main series of products for both HTMP and LTMP: the “Ham” series and the “Sausage” series. The Ham series has chunkier pieces of meat and thus has a meatier texture. It also has a corresponding higher percentage of meat content. The Sausage series has a lower percentage of meat content and has a smoother texture. The range of products we offer includes more than 300 varieties of hams and sausages.

The following is a summary of some of the types of Fresh and Processed Meat Products that we manufacture and how they are categorized:

Fresh Pork

The public generally perceives that fresh meat retains a better flavor as compared with frozen meat. As such, the price of fresh pork meat is approximately 20% higher than frozen pork meat. The other producers of fresh pork meat in the PRC are generally farm-based suppliers, which supply the areas around the farms. The key difference between our fresh pork and that of farm-based suppliers is that our fresh pork is produced and packed in a highly controlled sanitized environment in our own facilities. Therefore, consumers have added assurance that our fresh pork meat is safe for consumption.

In order for the pork to remain fresh, at our facilities the pigs are slaughtered and then processed within 30 minutes. The meat is then cooled but not frozen at a temperature between 32° F (0° C) and 39.2° F (4° C) for about 20 hours. Following this cooling process, fresh pork is cut into various parts in a sterilized room with the constant temperature of 12° C. This reduces the risk of exposure to germs and bacterial contamination. Before delivery, the fresh pork is kept in our storage room at a controlled temperature of 0 to 4° C. The meat is stored in airtight sterilizing rooms filled with ozone, which acts as a sterilizing agent, killing remaining germs and bacteria in the meat.

With our own temperature-controlled vans and trucks, we deliver the fresh pork to our customers including dealers, supermarkets and our resellers’ stores. The entire process of cold production, cold storage and cold delivery is what we refer to as the “cold chain system.” This cold chain system ensures the freshness and quality of our product. Our fresh pork products have an average shelf life of 7 days from the date of production.

Frozen Pork

In the production of our frozen pork, the meat is frozen at -31° F (-35° C) to -40° F (-40° C) for 48 hours. It is then stored or transported at a constant temperature of between -0.4° F (-18° C) to -13° F (-25° C). Since frozen pork can be preserved for longer periods of time, our frozen meat products are ideal for distribution across longer distances to Northeast and North China as well as potentially to international markets such as Korea, Russia and Japan. These products have an average shelf life of 180 days from the date of production. We also sell our frozen pork to restaurants, supermarkets and fresh food markets.

Prepared Food Products

Our prepared food products include prepared pork, seafood and pig by-products, which accounted for 15.59% of our 2009 revenues.

Prepared Pork Products . Our prepared pork products are mainly LTMPs, which are cooked at lower temperatures ranging from 65° C to 85° C and under atmospheric pressure. These meat products generally have a shelf life of 30 days from the date of production if they are stored at a temperature ranging from 0° C to 4° C. For LTMPs, we currently have two series and more than 300 products. These foods are all made from the fresh pork that we produce. The following is a description of the types of prepared pork products we offer:

Ham

•	Chuming Cumin Ham

•	Cooked Ham

•	Roast Ham

•	Premium Ham

•	Sandwich Ham

•	Square Ham

•	Chunky Ham

•	Baby Ham

•	Salted Loin

•	Smoked Ham

Sausage

•	Diary Sausage

•	Garlic Sausage

•	Spicy Sausage

•	Chinese Sausage

•	Taiwan Sausage

•	Baby Sausage

Seafood Products .   Our prepared seafood products are made from fish, shrimp and other varieties of seafood. With our techniques of prepared food production, we prepare seafood products such as fish sausage and shellfish sausage. Seafood products accounted for approximately 5.8% of our revenue in 2009. Due to the abundance of seafood in Dalian, as well as relatively high profit margins for these products, we plan to expand our seafood output in the future. The following is a description of the varieties of seafood products we offer:

Seafood sausage

•	Baked Fish Sausage

•	Barbequed Prawn Sausage

•	Crab Sausage

•	Scallop Sausage

•	Squid Sausage

Pig By-Products . In China, virtually all parts of the pig are valued for consumption and are used in local cuisine. Pig “by-products” that are not typically used or sold in other parts of the world are prepared and sold in the Chinese market. This includes pig innards, pig skin, pig tails, lard and pig heads. Pig liver, stomach, intestine, head and hoofs are commonly used in Chinese cuisine and are sold to a ready market.

We produce our products through two of the Chuming Operating Subsidiaries: (i) the Meat Company in Wangfangdian, and (ii) the Food Company in Dalian.

Our fresh and frozen pork is produced by our subsidiary Meat Company. The Meat Company’s facilities cover 150,000 square meters and utilize state-of-art slaughtering and cutting lines imported from Stork Co. of the Netherlands. The Meat Company has a slaughtering capacity of 250 pigs per hour, which is 1,500,000 pigs per year at full capacity. Our cutting line has a capacity of 30,132 metric tons per year. Our cold and freezing storage facilities can store up to 6,000 metric tons of fresh product. The fresh pork and frozen pork produced by the Meat Company are typically sold either in whole carcass form or in cuts.

The prepared foods are produced by our subsidiary Food Company, located in the Ganjingzi District of Dalian. The Food Company includes a 10,000 square meter processing facility. There are three prepared food production lines including one pork processing line with the capacity of 10,000 metric tons, one seafood sausage production line with the capacity of 4,500 metric tons and one deli by-product production line with the capacity of 1,500 metric tons. All of the Food Company’s production line equipment is imported from Germany and features state-of-the-art technology. Based on our own market research on our competitors, management believes that the Food Company is now the largest prepared food production plant in the Liaoning Province.

Supply of Pigs

We do not rear pigs, but instead purchase them from our former parent company, the Group, and from other suppliers who aggregate supply from local pig farms. We purchase live pigs from the Group and third party suppliers on a cash-on-delivery basis.  While the Group’s breeding operations are well developed and large scale, most of the pig farming in the PRC is generally not well commercialized. Our third party suppliers aggregate supplies from hundreds of small pig farms, which are typically operated as independent family-owned farms. One advantage of decentralized supply is that we obtain competitive market pricing for our supply of pigs. Another advantage is that any outbreak of livestock disease is likely to be confined to a one or more of these farms and would not affect our entire supply. Potential disadvantages from a decentralized supply of pigs include variations in quality of stock, and potential variation in quantity and timing of the supply of hogs to our plant for processing. However, because all pig farmers who supply pigs to us are all located within the greater Dalian City metropolitan area (within a two hour radius by truck), the logistical issues have so far not interfered with our ability to secure a steady supply of hogs. Since we have around 6,000 local pig farmers who will supply hogs to us, we ordinarily are able to obtain a reasonably stable supply of hogs, even when some farms cannot meet our requests for any reason. Also, because our former parent company, the Group, acquires pigs directly from independent farmers then sell pigs to us in lots (under our Hog Procurement Agreement), to some extent we have minimized the potential disadvantages discussed above.

Our pig suppliers supply us with regular quantities of pigs based on the current prevailing market price of pigs on the day of delivery. We typically order a certain number of pigs per day from each of the farms that supply us pigs. For instance, if we expect to order 80,000 pigs per annum from a supplier, that supplier will supply somewhere between 240 and 260 pigs per day.

In order to ensure a consistent supply of fresh pork to our customers, we have made agreements with approximately 6,000 pig farms in the Dalian, to supplement our usual supply of live pigs. These pig farms agreed to supply us approximately 650,000 pigs in 2009. Our suppliers have an aggregate capacity to supply us with approximately 1,100 pigs per day.

We normally pay a higher than average price per pig, which is typically RMB 1.25 per kg above the average market price for live pigs, in order to acquire what we believe to be a higher quality supply of pigs. Although we pay a premium for a higher quality supply of pigs, our management believes that the benefits of this strategy outweigh the costs because of the goodwill that results from providing a consistently high-quality product to our customers.

We pay different “market prices” for live pigs depending on quality and weight.  Incoming live pigs are graded by our quality control personnel based on a number of criteria (including fat content, health of the animal, absence of injuries, the net weight), into several categories including “Grades 1- 4” and “below-grade,” with Grade 1 being the highest quality (and accordingly the highest price per kilogram).  We then determine prevailing market prices for live pigs for these various grades based on market data drawn from the local marketplace, which fluctuates daily.  Approximately 80% of the live pigs purchased by us are in the Grade 1 and Grade 2 categories.   Since we generally select higher-quality pigs (Grades 1 and 2) among all live pigs available for purchase in the marketplace, as a result we pay a higher than average price per kilogram for our overall supply of live pigs.

In 2007, 2008 and 2009, we paid a total of $110.4 million, $125.6 million and $144.1 million, respectively, for our total supply of live pigs.   We paid the Group an aggregate of $61.7 million and $72.7 million and $64.7 million for live pigs during the full years of 2007, 2008 and 2009, respectively, and the amounts paid were determined as described above.

Under our Long-Term Hog Procurement Agreement between the Group and the Meat Company, the Group agreed to supply no less than 800,000 live hogs in 2009, 2010 and 2011 and the price for the hogs is set at the fair market price at the time of delivery.

Retail pork prices are an important component of China’s Consumer Price Index (CPI), a key inflation indicator. In order to moderate increases in the CPI and maintain the living standard of its lower-income population, the Chinese government (as it pertains to the pork industry) has implemented a number of policies to encourage pork production.  Due to a shortage in supply, live hog prices rose significantly in 2008.  However, during the first half of 2009, the average pork price declined as compared to the average price during the same periods in December 2008.  The decline in pork prices was due to a decline in demand which was the result of wide public perception that the swine flu epidemic in late April and early May affected the health and quality of pork produced during such time.  In  June 2009, in response to the decline in pork prices and demand, the Chinese government purchased and placed into  storage large quantities of pork products.  This was done to help reduce public fear that the pork supplies were contaminated due to the swine flu epidemic and as an attempt to cause  the pork price to rebound to a reasonable level.  This action by the PRC government helped to regain consumer confidence to increase the purchase of pork products, and as the demand began to rise, the prices of pork began to rise again in July 2009, and by the end of the year ultimately rose to a level higher than the prices seen during the first half of 2009.  The average price of pork for fiscal year 2009 was RMB 11.62 and for fiscal year 2008 was RMB 14.63, which was a 20.6% decline. The prices are now continuing to trend higher.

We participate in a breeding program with local farmers - under this program, after a careful selection process, every participating breeder must have a pig farmer provide a guarantee of supply, who must be responsible for making up any differences between the agreed amount and actual number of pigs supplied to us. This program has been in existence since 1998. Management believes that since our breeding program has successfully increased farmer income and tax revenue in our region, our local government has welcomed these programs.

Among our suppliers, Zheng Baojiang, Zhang Zhiying, Wang Fuzhi, Ge Hongqi, and Chen Lianhe are the most successful pig farmers in our supply chain, and they supplied an aggregate of 15,603, 13,165, 12,056, 11,956 and 19,866 hogs respectively through each of the 12 months of 2009, contributing to 6.26% of our total supply.

In addition to the quality of our suppliers’ stock, and their health and safety controls, we have a quality control system of our own to ensure that pigs supplied to us are healthy and fit for human consumption. We require that pigs supplied to us be accompanied by required health certificates, and each must weigh at least between 90kg and 100kg. If the pigs meet the above criteria, we are then obligated to accept delivery of the pigs. (A pig that weighs between 90 and 100 kg, has more saleable meat per kilogram. If it is below this weight range, the ratio of meat to innards would be lower, resulting in less saleable meat per kilogram).

Customers and Distribution Methods

Customers

We have three primary types of customers for our products, which are (1) city and town households, (2) canteens and restaurants, and (3) food processing companies.

We have found that Chinese households prefer fresh pork to frozen pork. Consumers typically buy fresh pork in small quantities, in frequent visits to markets where it is sold. Households usually choose the supermarkets, the wet market, or Chuming™ branded showcase stores to buy the fresh pork based on convenience. This type of customer accounted for 89% of our revenues in 2009.

Canteens include the cafeterias of government agencies, schools, factories and hospitals. These customers, including restaurants, often purchase our pork from Chuming™ branded showcase stores or directly from agents or wholesalers of the Company. This customer segment accounted for 7% of our revenues in 2009.

In addition to the above two types of customers, we also provide branded food processing companies with fresh and frozen pork. However, this customer segment accounted for less than 4% of our revenue in 2009. Since our sourced pigs are of good breed and have strict quality control in the production process, these food processors regularly rely on our pork as an ingredient in their products. Our clients in this segment include Taiwan Dachan, a feed supplier and food processor in Taiwan. These food processing companies typically get access to our products from Chuming agents or wholesalers.

Our largest customer accounted for approximately 9% and 8.4% respectively of our total turnover for the years ended December 31, 2008 and 2009.  Our top five customers together accounted for approximately 37.5% and 39.3% of our total turnover for the years ended December 31, 2008 and 2009, respectively. None of our directors, their associates or any significant shareholder of the Company has any interest in any of our five largest customers.

Distribution Network

Our distribution network is organized and divided by geographic markets and sales regions, including: Dalian Metropolitan, Eastern Liaoning, Western Liaoning, Jilin, Heilongjiang and Hebei markets. In each market, we have a team led by a sales officer whose objective is to expand the Chuming sales network by developing potential dealers, agents and wholesalers, and to maintain the existing network by assisting our sellers. Our Sales Company works with dealers, agents and wholesalers, who then submit orders directly to us.

Sales by Region for the Year Ended December 31, 2009

Dalian	62%
Shenyang	22%
East Liaoning	6%
North Liaoning	4%
West Liaoning	4%
Others	2%

Retail Strategy

To differentiate ourselves, we have a unique retail strategy to complement our wholesale operations. We sell our product to “showcase stores” which are owned and operated by independent operators. These specialty boutique-type stores must have the same design and physical layout and must follow our operating methodologies. These storefronts are highly visible with the Chuming™ brand name. We also set merchandising and pricing policies and all employees must undergo a mandatory training program. There are currently over 500 such boutique stores in Liaoning Province, providing high brand recognition and communicating a message of quality that will benefit all channels. These boutique stores target the new middle class that desire and can afford high quality goods and services. They provide particular convenience to a typical busy two-income, middle-class family which shops frequently after work. Most of these boutique shops are located in Dalian and the major cities of Liaoning Province. Each store has a minimum monthly sales requirement depending on the city and store.

Dealers, agents and wholesalers who we work with serve their own diverse distribution channels. Our affiliated dealers organize their sales to stores and supermarkets, such as Carrefour, Walmart, Hymall, New-mart and Metro. Our affiliated agents assist in identifying locations and opening Chuming™ branded showcase stores in their region, important to the expanding our revenues. Our affiliated wholesalers typically organize the sales to canteens and restaurants as well as food processing companies. In some regions, our affiliated agents will also directly contact local canteens and restaurants.

Chuming’s Distribution Network

We have our Chuming™ branded counters in large stores and supermarkets, which are the most important and highly visible locations to enhance our brand and image. Since large supermarkets such as Carrefour and Walmart have strict requirements to approve any suppliers, having Chuming™ counters in these megaretailers’ flagship stores reinforces the consumer confidence in our products. We have Chuming™ counters in more than 581 large supermarkets located in Northeast China.

Our most popular product, fresh pork, is sold primarily though our Chuming™ branded showcase stores. Chuming™ branded showcase stores are usually located in high-density, urban residential areas easily accessible by our customers. The Chuming™ branded showcase stores also save time compared to long lines sometimes found at large supermarkets. Chuming™ branded showcase stores are all equipped with refrigerators to keep the pork fresh. We have established more than 942 Chuming™ branded showcase stores as of December 31, 2009 now operating in Dalian and throughout the Liaoning Province. In the next few years, we aim to increase the number of our Chuming™ branded showcase stores to more than 1,000 outlets.

We provide operators of showcase stores and specialty counters with equipment (refrigerated showcases, signage, uniforms, heating equipment for processed food and other equipment), labels and packaging, technical assistance, and permission to sell our products under the Chuming brand name. These operators pay us an equipment deposit (to cover the cost of equipment), a trademark usage guarantee deposit, a uniform fee (for the cost of employee uniforms), a one-time start-up fee to cover the costs of certain materials, and an ongoing fee of approximately 0.5% of the total purchase amount of the products these operators purchase from us. Operators agree to sell our products exclusively, and may sell other products only with our consent. Operators are responsible for payment of their own taxes and government fees, leasing expenses, and other operating costs. If an operator is terminated, we will refund the equipment deposit upon return of the equipment, and the trademark deposit if the operator has complied with the trademark usage guidelines we provide to them. We generally reward high-volume operators with discounts and incentives on a case-by-case basis. We do not collect any material “franchise fees” from these resellers.

Delivery

In China, one of the main obstacles to expanding market share and developing national brands has been logistical management during processing. We address this issue by equipping our processing plant with modern technologically advanced, state-of-the art equipment and production lines. Our advanced logistical infrastructure includes the use of bar coding and electronic interchange to enhance the speed and accuracy of data flow. Over the years, we have built an extensive logistical system that includes 21 contracted refrigerated container trucks that allow us to better preserve the meat and to expand our market scope by delivering food to farther retail points. As a result, we have been able to make deliveries within a 500km radius of our Dalian processing plant. Furthermore, our modern information technology system adds additional competitive advantage as it provides us real time market and production data which in turn enables us to capitalize on the timely information regarding market pricing, inventory levels, and changes in demand.

After orders are gathered and processed at the Sales Company, our products are delivered utilizing our transportation fleet and through pick-up by certain accounts at our facilities. The quality of our fresh pork is highly dependent on the storage room and delivery vehicles once they leave the chill room. We currently operate 43 temperature-controlled vehicles, which we employ in our operations to help guarantee the freshness of pork at the point of delivery to customer locations in our primary market which is within a two-hour radius of Dalian.

Quality Control

We maintain all required licenses and certificates from the relevant central and local government authorities with regard to our pork production business. In 2005, we were awarded ISO 9001:2000 certification that covers our production, research and development and sales activities. ISO 9001 certification indicates that our abattoirs and pork production operations comply with international standards of quality assurance established by the International Standards Organization. All of our production lines have also passed the Hazard Analysis and Critical Control Point (HACCP) test, which is certified by Moody International Certification Ltd.

We currently have 82 Quality Control (QC) personnel who run and refine our quality assurance system. This system is divided into two sections: Meat Production Supervision and Processed Meat Supervision. The 64 employees who work in our quality assurance program consist of 22 quality control engineers, and 42 staff. All members of the QC team are trained technicians with qualifications and experience in animal husbandry, quarantines and veterinary medicine. The quality control laboratory meets and exceeds all standards set by the authorities and relevant agencies in the PRC.

In addition, on average 11 government inspectors work in our slaughtering and packaging plant every shift. They examine animals before slaughter, supervise sanitation, inspect carcasses and internal organs for diseases during the slaughtering and processing procedures, and then certify carcasses and packaged products as to consumer readiness.

As discussed in the above section regarding our principal products, the pork products produced from freshly slaughtered pigs at our facilities are chilled or frozen after slaughtering to prevent deterioration of the meat caused by bacteria or chemical changes. The chilled and frozen pork are maintained within the requisite temperature ranges, during subsequent handling, transportation and distribution to retain freshness and to prevent deterioration of the meat

Competition

We are currently one of the largest meat producers in the three northeast provinces of Jilin, Liaoning and Heilongjiang. As we expand geographically, we expect to encounter additional regional and local competitors. Our management believes that all food segments in China compete on the basis of price, product quality, brand identification and customer service, and that we are well positioned in all of these areas.

Major Domestic Competitors

Currently, our primary competition comes from the domestic players that operate in a very fragmented industry environment. Presently, there is no clearly dominant producer in the PRC pork industry. The three largest producers in China, Shuanghui, People’s Food and China Yurun, together capture less than 5% of the total market. Most of the companies in the industry tend to focus on different product and market segments. Shuanghui has the largest market share in the HTMP pork segment, while Yurun is the leader in the LTMP space. Both companies have done well in the top tier markets. People’s Food, on the one hand, tends to focus more of its distribution efforts on smaller cities, where mass distribution is more difficult, and typically does not sell through large retail channels. On the other hand, about 40% of China Yurun’s sales are through supermarket and hypermarket chains. In terms of geographical focus, we believe People’s Food has a strong presence in Northeastern China. China Yurun has announced plans to expand into the Northeast with plans for two new plants in Shenyang and Harbin.

New International Entrants

After China joined the WTO, many domestic industries were opened to international competition, including the meat-processing industry. Foreign companies have already entered China’s major cities, mainly though the major hypermarkets such as Carrefour. So far, domestic players have an advantage in the introduction of new products based on local tastes and distribution in below super-tier cities such as Beijing and Shanghai. Tyson Foods, Inc., U.S.A. has a joint venture with Shanghai Ocean Wealth Fish Products Corporation Limited. Hormel Foods Corporation, U.S.A., has set up representative offices in China since 1995 and currently operates processing factories in Shanghai and Beijing.

Advertising and Promotional Activities

Advertising and promotional expenses were $638,904, and $2,629,853 for the years ended December 31, 2009, and 2008, respectively. Our advertising and marketing expenditures decreased considerably from $2,629,853 in 2008 to $638,904, which was partly attributable to outsourcing some of the marketing and promotion of our products to our independent sales agents, and in return giving them bigger discounts and incentives on our products. The Company believes that advertisements can be handled more effectively at a regional and local level by the sales agents individually, and at the same time it is also more cost effective for the Company. In 2009, we allocated more of our resources to increase the advertising and promotional activities aimed at higher performing regions, retailers and supermarkets.

Advertisements are principally for Processed Meat Products and Fresh Pork and are targeted at consumers in the Northeast PRC. We advertise periodically in the local media to create and maintain public awareness of our products and branding. These activities include television commercials, radio, magazine and newspaper advertisements, and exhibitions. We increase the frequency of advertisements whenever new products are launched.

Intellectual Property Rights

Due to our advertising efforts and the consistent quality of our products, our management believes that consumers in the PRC have come to associate our “Chuming™” brand name with quality meat products. Thus, our management believes that the goodwill in the “Chuming™” branding is a valuable asset to us. The “Chuming” trademark and rights to the “Huayu” trademark application in the PRC are owned by Dalian Chuming Industry Development Co., Ltd., a subsidiary of the Group.  We have been granted a perpetual fully paid up license to use both of these trademarks in connection with our business under two trademark agreements with Dalian Chuming Industry Development Co., Ltd.

We believe that the protection of our brand names is important to our marketing efforts and believe that we have taken appropriate steps to protect our brand. We have not discovered any counterfeiting or any infringements of our Chuming™ or Huayu brand names.

We require all resellers who we work with, including specialty counters and showcase store operators, to comply with our trademark usage policy, and require them to pay trademark usage guarantee deposits. We also employ approximately 29 engineers who randomly inspect the facilities of the over 942 operators we work with to ensure compliance with our policies and other guidelines. We will generally terminate our business relationship with operators found violating our policies.

Research and Development

We have two operations, a Meat Engineering Center and a Sea Products Center, focused on the development of new products to the market. In addition to meeting the taste demands of consumers, these groups focus on quality, nutrition and safety standards. These groups draw upon a 39 employee research and development staff, including three professors in the field of animal nutrition and biology, supporting the safe and rapid introduction to the market of new products, specifically in the areas of seafood and meat by-products. We currently have more than 149 products available to consumers, with the average rate of two new products ready for the market per month. We are also working on anti-freezing experiments to facilitate preservation of our meats so as to minimize or eliminate the use of chemical preservatives.

Government Approval and Regulation of Principal Products

The Chinese government is actively promulgating a plan for “safe meat” and is expected to raise the proportion of slaughtering automation to over seventy percent of all meat and actively enforce authorized slaughtering and quarantine. Government initiatives take the form of benefits ranging from special grants, subsidized financing, preferential tax policies, direct government funding and other types of subsidies aimed at encouraging the modernization of the meat industry. In addition, while it is possible that the Chinese central or provincial governments may enact more stringent regulations that raise standards for the meat processing industry, we believe that our company is currently a leader in meat processing safety standards, and would not be affected by such increased standards.

Compliance with Environmental Laws

We own two wastewater treatment plants on premises with a daily treating capacity of six hundred tons for each plant. These plants are designed to comply with the Integrated Wastewater Discharge Standard of the PRC and the Environmental Protection Regulation of Dalian City. To the knowledge of our management, we have not breached any environment protection regulations during any of the past three years.

Employees

We currently have approximately 735 employees, the composition of which is as follows:

	R&D and Engineering	Production	General and Administrative	Sales and Marketing	Quality Control	Total
Meat Company	14	171	25	52	40	302
Food Company	25	163	13	28	14	243
Sales Company	0	0	12	178	0	190
Total	39	334	50	258	54	735

We and our predecessor companies have experienced excellent employee retention, which we believe is a result of our consistently-applied management policies and proactive employee benefit program participation. The average tenure is four years for factory workers and twelve years for management staff. All employees are provided with health insurance, unemployment insurance and retirement benefits that are provided by the government. We make regular payments into these government-sponsored health insurance and retirement programs for each employee. Additionally, we provide free meals and accommodations to all employees on shift.

Certain of our employees are represented by a labor union which is governed by PRC Company and Labor Laws. There have been no adverse labor incidents or work stoppages in our history or our predecessor companies. Management believes that our relationship with our employees and the union are good.

Corporate Information

Our principal executive offices are located at No. 9, Xin Yi Street, Ganjingzi District, Dalian City, Liaoning province, PRC 116039. Our main telephone number is +86 411 867 166 96 and our fax number is +86 411 867 166 90.

Description of Property

Facilities

Our main facility and principal executive offices are located at No. 9, Xin Yi Street, Ganjingzi District, Dalian City, Liaoning Province, PRC 116039, which also serves as the headquarters for our food subsidiary and sales subsidiary. Our main facility is located on 95 acres in the industrial area of Dalian, where we have developed over 74,000 sq. meters of factory floor. In addition to our corporate offices, we also own and maintain housing for up to 760 employees, and health maintenance facilities. Our slaughtering subsidiary’s principal facility is located at No.2026, Zhuanshi Street, Wafangdian Town, Dalian City, Liaoning Province, PRC. We believe that these facilities will be sufficient to house our operations for at least the next 3 years, and we have the capacity to accommodate our projected long-term growth plans.

Land Lease on Main Facility and Other Company Offices

We have acquired the land use certificate for 89 acres of land in Dalian City, which entitles us to use and dispose of the land and the commercial or residential buildings located on the land. Our Food Company occupies this land.

We have also opened offices in eleven cities outside of Dalian. We have entered into leasing agreements for these office spaces for terms ranging from one and three years. These offices are mainly sales offices and they are generally very small in size. They are located in surrounding cities, mainly in Liaoning Province. In total, we paid approximately $84,000, and $69,000 in rent in 2009, and 2008 for these eleven offices, respectively.

Real Property Rights

We have rights to use and occupy two parcels of state-owned land, which are 106,466 square meters and 48,461 square meters in area, respectively, on which our operations are located. These land use rights are granted to us under two certificates dated March 3, 2003, granted by the Government of the Ganjingzi District of Dalian: (i) Gan Guo Yong [2003] No. 04010 for Site Number 4-17-03-09 (106,466 square meters), and (ii) Gan Guo Yong [2003] No. 04009 for Site Number 4-17-03-10 (48,461 square meters). These land use rights entitle us to use of the land for a period of fifty years (until March 20, 2053) for industrial purposes. Our Food Company occupies these two pieces of land.

We pledged our land use rights in the second parcel above (Gan Guo Yong [2003] No. 04009 for Site Number 4-17-03-10) to the Bank of China, Liaoning Province Branch, and the pledge has a term from December 14, 2006 to December 13, 2011. Our plant, warehouse and office building have all been completed, and we are in the process of filing the proper documentation with the local PRC government to bring these properties into operation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are summarized on page 4, in the section entitled “Risk Factors” on page 8, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the shares offered by the selling shareholders under this prospectus will be for the account of the selling shareholders, as described below in the sections entitled “Selling shareholders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling shareholders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

When we are notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, when we are notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholder and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the securities subject to this prospectus and the registration statement of which it forms a part, in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling shareholder that it may not use shares covered under this prospectus and the registration statement of which it forms a part, to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under the related registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING SHAREHOLDERS

We are registering this offering under the terms of securities purchase agreements between us and the holders of certain of our securities. Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be “accredited investors” as defined in Regulation D under the Securities Act. We are registering these securities in order to permit the selling shareholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling shareholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of December 30, 2009. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling shareholders. The fourth column lists the number of shares that will be beneficially owned by the selling shareholders assuming all of the shares covered by this prospectus are sold. As of May 6, 2010, we have 21,136,392 shares of common stock issued and outstanding.

The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling shareholder has had any material relationship with us or our predecessors or affiliates during the last three years. Except as indicated below, no selling shareholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling shareholder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Shareholder Table

Name	Shares Owned	Shares Offered	Shares Held After Offering	% Ownership After Offering
Pinnacle China Fund, L.P. 4965 Preston Park Blvd, Suite 240 Plano, TX 75093 (1)	1,022,727	1,022,727	0	0%
The Pinnacle Fund, L.P. 4965 Preston Park Blvd, Suite 240 Plano, TX 75093 (1)	1,022,727	1,022,727	0	0%
Westpark Capital, L.P. 4965 Preston Park Blvd, Suite 240 Plano, TX 75093 (2)	409,091	409,091	0	0%
Atlas Allocation Fund, L.P. 100 Crescent Court #880, Dallas, TX 75201 c/o Atlas Capital Management (3)	409,091	409,091	0	0%
Southwell Partners, L.P. 1901 North Akerd Street Dallas, TX 75201 (4)	409,091	409,091	0	0%
Centaur Value Fund 1460 Main St., Suite 234 Southlake, TX 76092 (5)	62,500	62,500	0	0%

Sandor Capital Master Fund, L.P. 2828 Routh Street, Suite 500 Dallas, TX 75201 (6)	113,636	113,636	0	0%
Precept Capital Master Fund, G.P. 200 Crescent Court, Suite 1450 Dallas, TX 75201 (7)	113,636	113,636	0	0%
Roth Capital Partners, LLC 24 Corporate Plaza Newport Beach, CA 92660 (8)	90,910	90,910	0	0%
Aaron M. Gurewitz Trustee of AMG Trust 30 Twilight Bluff Newport Coast, CA 92657 (9)	5,681	5,681	0	0%
Gordon Roth 189 Monarch Bay Dana Point, CA 92629	5,681	5,681	0	0%
Glacier Partners, L.P. 812 Anacapa St, Suite B Santa Barbara, CA 93101 (10)	90,909	90,909	0	0%
Matthew Hayden 7582 Windermere Ct. Lake Worth, FL 33467	34,091	34,091	0	0%
Shine Gold Holdings Limited Palm Grove House, P.O. Box 438 Road Town, Tortola, British Virgin Islands (11)	10,690,668	1,931,818	8,758,850	41.4%
Halter Financial Investments, LP 12890 Hill Top Road Argyle, TX 76226 (12)	347,827	347,827	0	0%
Jenson Services, Inc. 4685 S. Highland Drive, Suite 202 Salt Lake City, UT 84117 (13)	65,389	65,389	0	0%
SCG Private Holdings, LLC 20400 Stevens Creek Blvd., Ste 840 Cupertino, CA 95014 (14)	62,500	62,500	0	0%
TOTAL	14,944,791	6,197,305	8,758,850	41.4%

(1)
Barry Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by each of Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P.  Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

(2)	Mr. Patrick J. Brosnahan has voting and dispositive control over securities held by Westpark Capital, L.P.
(3)	Mr. Robert H. Alpert has voting and dispositive control over securities held by Atlas Allocation Fund, L.P.

(4)	Mr. Wilson S. Jaeggli has voting and dispositive control over securities held by Southwell Partners, L.P.
(5)	Mr. Zeke Aston has voting and dispositive control over securities held by Centaur Value Fund.

(6)	Mr. John S. Lemak has voting and dispositive control over securities held by Sandor Capital Master Fund, L.P.

(7)	Mr. D. Blair Baker has voting and dispositive control over securities held by Precept Capital Master Fund, G.P.

(8)	Mr. Gordon Roth has voting and dispositive control over securities held by Roth Capital Partners, LLC.

(9)	Mr. Aaron M. Gurewitz has voting and dispositive control over securities held by the Aaron M. Gurewitz, Trustee of AMG Trust.
(10)	Mr. Peter Castellanos has voting and dispositive control over securities held by Glacier Partners, L.P.

(11)
Shine Gold Holdings Limited is a company organized under the laws of the British Virgin Islands. The registered address for Shine Gold Holdings is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Mr. Shi Huashan and certain of his relatives (the “Shi Family”) have entered into a trust agreements with a non-PRC individual, under which the non-PRC individual holds the shares of Shine Gold Holdings as a trustee for the benefit of Mr. Shi and his family. The natural persons with voting power and investment power on behalf of Shine Gold Holdings is Chong Shun. As beneficiaries of the trust arrangement, members of the Shi family have only economic rights with respect to the shares held by Shine Gold Holdings. Mr. Shi Huashan and the Shi family hereby disclaim beneficial ownership except to the extent of their pecuniary interest in the Energroup shares held by Shine Gold Holdings.

(12)	Mr. Timothy Halter has voting and dispositive control over securities held by Halter Financial Investments, LP.

(13)	Mr. Travis Jenson has voting and dispositive control over securities held by Jenson Services, Inc.

(14)	Dr. David Burny has voting and dispositive control over securities held by SCG Private Holdings, LLC.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data set forth below in conjunction with “ Management’s Discussion and Analysis of Financial Condition and Results of Operations ” and our predecessor’s financial statements and the related notes included elsewhere in this prospectus. The financial data as of and for the years ending December 31, 2009 and 2008 were derived from audited financial statements included in this prospectus. The financial data as of and for the years ending December 31, 2007, 2006 and 2005 were derived from audited financial statements from previously filed reports. Historical results are not necessarily indicative of the results to be expected for any future period.

	(US dollars in thousands)
	Twelve Months Ended December 31,
	2009 (audited)	2008 (audited)	2007 (audited)	2006 (audited)	2005 (audited)
Consolidated Statements of Operations Data:

Sales	$213,545	$176,360	$124,696	$70,396	$54,119
Cost of Sales	183,391	149,794	104,379	57,794	45,284
Gross Profit	30,154	26,566	20,317	12,601	8,835
Operating Expenses	4,660	7,823	6,246	2,891	1,647
Income from Operations	25,494	18,743	14,071	9,709	7,188
Other Income (Expense), net	(17,349)	(11,385)	(1,476)	(1,583)	(1,008)
Income Before Taxes	8,144	7,357	12,620	8,126	6,180
(Income Taxes Expenses)/Deferred Tax Benefit	(2,090)	(520)	968	1.6	191
Net Income	6,054	6,837	11,652	8,128	5,988
Foreign Currency Translation	1,776	528	2,064	611	286
Comprehensive Income	7,831	7,366	13,716	8,739	6,274
Basic Net Income Per Share (in US$)	0.35	0.40	0.67	0.47	0.35
Diluted Net Income Per Share (in US$)	0.29	0.32	0.67	0.47	0.35
Basic Weighted Average Number of Shares Outstanding	17,272,756	17,272,756	13,409,120	13,409,120	13,409,120
Diluted Weighted Average Number of Shares Outstanding	21,136,392	21,182,756	17,272,756	17,272,756	17,272,756

	(US dollars in thousands)
	Twelve Months Ended December 31,
	2009 (audited)	2008 (audited)	2007 (audited)	2006 (audited)	2005 (audited)
Balance Sheet Data:
Total Assets	$133,482	$90,683	$66,620	$56,846	50,993
Current Liabilities	42,259	23,758	17,682	16,764	18,979
Long Term Liabilities	-	-	-	17,909	18,580
Stockholders Equity	91,224	66,926	48,938	22,174	13,434

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of the Company for the fiscal years ended December 31, 2008 and 2009  should be read in conjunction with the Selected Consolidated Financial Data, the consolidated financial statements, and the notes to those financial statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

Headquartered in the City of Dalian, Liaoning Province of the People’s Republic of China (the “PRC” or “China”), we are a meat processing company primarily involved in the slaughtering, processing, packaging and distribution of pork and pork products. We also process and sell seafood, such as minced fillet products, which accounted for a small portion of our revenue (approximately 7.94%) in  2009.

We are the first pork producer in China to receive “Green Food” certification from China’s Ministry of Agriculture. Green Food is an innovative certification program unique to China that is awarded to food processors who produce using environmentally sustainable methods and meet certain high technical standards of quality control, safety, and product quality, and generate low levels of pollution. The Green Food certification is based on standards defined by the Codex Alimentarius Commission (“CAC”), a joint body of the United Nations Food and Agriculture Organization and the World Health Organization. We also received ISO 9001:2000 certification that covers our production, research and development and sales activities.

Currently we have a wholesale and retail distribution network and sell either directly or indirectly across northeast China, including supermarkets and hypermarkets.

As of December 31, 2009, we had 735 employees, of whom 388 were operating personnel, 258 were sales personnel, 39 were research and development personnel and 50 were administrative personnel.

Dalian Precious Sheen Investments Consulting Co., Ltd., or Chuming WFOE, is our holding company established in China for our three PRC operating subsidiaries, collectively referred to elsewhere in this report as the “Chuming Operating Subsidiaries”:

1.	Dalian Chuming Slaughter and Packaging Pork Company Ltd. ( “Meat Company”), whose primary business activity is acquiring, slaughtering and packaging of pork;
2.	Dalian Chuming Processed Foods Company Ltd. ( “Food Company”), whose primary business activity is the processing of raw and cooked meat products; and
3.	Dalian Chuming Sales Company Ltd. (“Sales Company”), which is responsible for our sales, marketing and distribution operations.

 The Chuming Operating Subsidiaries are spin-off constituents of a former parent company, Dalian Chuming Group Co., Ltd., or the “Group.” Our primary business activities are the production and packing of fresh pork and production of processed meat products for distribution and sale to clients throughout the PRC.  Chuming WFOE was incorporated in China as a wholly foreign owned enterprise in December 2007. Chuming WFOE is 100% owned by Precious Sheen Investments Limited (“PSI”), a holding company established in the British Virgin Islands in May 2007.

Pork is widely regarded as China’s most important source of meat and is consumed at a much higher rate than other categories of meat. We believe that increasing levels of consumption of pork products in China is linked to the rapid development of the Chinese economy, urbanization and strong income growth.

Aside from increasing aggregate consumption, based on management’s research, pork consumption patterns in recent years have shown two main characteristics. The first is that per capita pork is consumed at higher rates in the urban areas of China as opposed to rural areas, although the rate of growth in these urban consumption rates is relatively slight. The second is that consumers’ consumption preferences appear to have shifted from frozen meat to fresh meat, and from fat meat to lean meat, with a tendency toward high quality cuts. Management believes these trends continue to be very favorable to our business which is based on mechanized meat processing and sales to urban consumers.

Our total sales volume was 31,327 metric tons in the fourth quarter of 2009, 82,585 metric tons in the third quarter of 2009, 27,697 metric tons in the second quarter of 2009, 18,512 metric tons in the first quarter of 2009, 18,007 metric tons in the fourth quarter of 2008.

Retail pork prices are an important component of China’s Consumer Price Index (CPI), a key inflation indicator. In order to moderate increases in the CPI and maintain the living standard of its lower-income population, the Chinese government (as it pertains to the pork industry) has implemented a number of policies to encourage pork production.  Due to a shortage in supply, live hog prices rose significantly in 2008.  However, During the first half of 2009, the average pork price declined as compared to the average price during the same periods in December 2008.  The decline in pork prices was due to a decline in demand which was the result of wide public perception that the swine flu epidemic in late April and early May affected the health and quality of pork produced during such time.  In  June 2009, in response to the decline in pork prices and demand, the Chinese government purchased and placed into  storage large quantities of pork products.  This was done to help reduce public fear that the pork supplies were contaminated due to the swine flu epidemic. in an effort to cause  the pork price to rebound to a reasonable level.  This action by the PRC government helped to regain consumer confidence to increase the purchase of pork products, and as the demand began to rise, the prices of pork began to rise again in July 2009, and by the end of the year ultimately rose to a level higher than the prices seen during the first half of 2009.  The average price of pork for fiscal year 2009 was RMB 11.62 and for fiscal year 2008 was RMB 14.63, which was a 20.6% decline. The prices are now continuing to trend higher. We processed approximately 1.2 million live pigs through December 31, 2009, the amount of which met our target for fiscal year 2009.

We expect that the combined factors of stricter hygiene regulations, increasing competition from well-financed players, and struggling meat suppliers, will induce industry consolidation in the coming years. We believe we are in a strong position to continue to take advantage of the Chinese government’s support for leading pork producers, these market consolidation trends, and the emerging hog supply situation. Management believes that this is a long-term trend.

Given the current competitive market conditions, we constantly strive to impose strict quality control in our products and utilize state-of-art slaughtering and cutting lines (which are imported from Stork Co. of the Netherlands), to ensure our product quality, increase awareness of our brand and develop customer loyalty. Our research suggests that consumers in China are increasingly conscious of food safety and nutrition, and they are using their purchasing power to demand safer and higher quality food products for their families.

We place a very high priority on food safety and integrity. For the feeds which are used for our hogs, we control and monitor our feed sources by acquiring feeds only from qualified suppliers who are licensed in the nation or the province, and then carry out comprehensive tests to ensure quality. All of our production lines have also passed the Hazard Analysis and Critical Control Point (HACCP) test, which is certified by Moody International Certification Ltd. Management anticipates that companies such as ours, with quality meat processing and modern logistics systems, will benefit as they capture market share and build consumer brand loyalty.

Management believes that we need to broaden our geographic sales network and diversify our customer base. Our distribution network has been expanded to all three northeastern provinces where we have established our branches in the cities of Harbin and Daqing, Heilongjiang Province, and the City of Changchun, Jilin Province.  A broader customer base can not only mitigate our reliance on certain big customers, but also bring us more opportunities. We believe a broader market for our products can increase demand for our products, reduce our vulnerability to market changes, and provide additional areas of growth in the future.

Our top five customers accounted for 39.3% for our total sales for the fiscal year 2009. We plan to position our business to diversify our customer base, which is expected to lower this percentage gradually in the future.

Management presently anticipates continued growth in volume of sales.  Nevertheless, our ability to meet increased customer demand and maintain profitability will however continue to depend on factors such as our production capacity, availability of working capital, input costs, as well as the other factors described throughout this report..

  CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis of our financial condition and results of operations are based on our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our combined financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Method of Accounting

We maintain our general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by us conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are compiled in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

Our founders have directly or indirectly owned the three operating subsidiaries since their inception. We also own two intermediary holding companies. As of December 31, 2009, the detailed identities of the consolidating subsidiaries are as follows:

Name of Company	Place of Incorporation	Attributable Equity Interest	Registered Capital

Precious Sheen Investments Limited	BVI	100%	USD	10,000

Dalian Chuming Precious Sheen Investment Consulting Co., Ltd.	PRC	100%	RMB	91,009,955

Dalian Chuming Slaughtering & Pork Packaging Co. Ltd.	PRC	100%	RMB	10,000,000

Dalian Chuming Processed Foods Co. Ltd.	PRC	100%	RMB	5,000,000

Dalian Chuming Sales Co. Ltd.	PRC	100%	RMB	5,000,000

The consolidation of these operating subsidiaries into a newly formed holding company i.e. “the Company” is permitted by United States GAAP: ARB51 paragraph 22 and 23.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Accounts Receivable

We extend unsecured, non-interest bearing credit to our customers; accordingly, we carry an allowance for doubtful accounts, which is an estimate, made by management. Management makes its estimate based on prior experience rates and assessment of specific outstanding customer balances.  Management may extend credit to new customers who have met the criteria of our revised credit policy.

Inventory Carrying Value

Inventory, consisting of raw materials in the form of livestock, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead. Periodic evaluation is made by management to identify if inventory needs to be written down because of damage, or spoilage. Cost is computed using the weighted average method.

Property, Plant, and Equipment

Property, Plant, and Equipment are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Property and equipment are depreciated using the straight-line method over their estimated useful life with a 5% salvage value. Their useful lives are as follows:

Fixed Asset Classification	Useful Life
Land Improvements	10 years
Buildings	20 years
Building Improvements	10 years
Manufacturing Machinery & Equipment	10 years
Office Equipment	5 years
Furniture & Fixtures	5 years
Vehicles	5 years

Land Use Rights

Land Use Rights are stated at cost less accumulated amortization. Amortization is provided over its useful life, using the straight-line method. The useful life of the land use right is 50 years.

Customer Deposits

Customer Deposits represents money we have received in advance for purchases of pork and pork products. We consider customer deposits as a liability until products have been shipped and revenue is earned. We collect a damage deposit (as a deterrent) recorded on other payable from showcase store operators as a means of enforcing the proper use of our trademark. We carry the amount of these deposits as a current liability because we will return the deposit to the operator when we cease to conduct business with the operator.

Statutory Reserve

Statutory reserve refers to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equaling 50% of the enterprise’s registered capital.

Earnings Per Share

We compute earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per share” (“FASB ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). FASB ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., contingent shares, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.  The Company’s basic EPS reflects earnings that are available to common shareholders for the year.  The numerator in the basic and diluted EPS calculation was the net income of the Company.  The Company did have any to add back to its diluted EPS calculation because it did not have any convertible securities (such as convertibles notes or convertible preferred stock) outstanding.  The number of shareholders in the calculation is on weighted average basis.  The Company did not issue any stock for the year; however the number disclosed in the weighted average shares outstanding is equal to the total shares outstanding less the shares held in escrow, which, for the purposes of calculating EPS are considered contingent.  The contingent shares are considered potentially dilutive securities; therefore, they are include in the diluted EPS calculation.  The Company also considered but excluded the potentially dilutive effect of the warrants outstanding issued to the placement agent in the 2007 financing transaction.  They were exclude because they would have been antidilutive based on the Company weighted average stock price for the 2009.  The warrants were potentially dilutive in 2008, therefore, they were included in the diluted EPS calculation for 2008.

Recent Accounting Pronouncements

See Note 2(Z) to the consolidated financial statements included elsewhere in this Report for discussions on recently issued accounting announcements. We are currently evaluating the potential impact, if any, of the adoption of the above recent accounting pronouncements on our consolidated results of operations and financial condition. .

RESULTS OF OPERATIONS

Comparison of Years Ended December 31, 2009 and December 31, 2008.

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year Ended			Year Ended
	December 31,	% of		December 31,	% of
	2009	Sales		2008	Sales
Sales	$213,545,175	100.00%		176,360,013	100.00%
Cost of Sales	183,391,490	85.88%		149,794,249	84.94%
Gross Profit	30,153,685	14.12%		26,565,764	15.04%
Selling Expenses	2,151,988	1.01%		5,147,366	2.92%
General & Administrative Expenses	2,507,688	1.17%		2,675,661	1.52%
Total operating Expense	4,659,676	2.18%		7,823,027	4.44%
Operating Income / (Loss)	25,494,009	11.94%		18,742,737	11.32%
Other Income (Expense)	(17,349,307)	(8.12	) %	(11,385,383)	(6.46	) %
Earnings Before Tax	8,144,702	3.81%		7,357,354	4.17%
(Income Tax Expense) / Deferred Tax Benefit	(2,090,260)	(0.98	) %	(520,089)	(0.29	) %
Net Income	$6,054,442	2.84%		6,837,265	3.88%
Basic and Diluted Earnings Per Share
- Basic	0.35			0.40
- Diluted	0.29			0.32
Weighted Average Shares Outstanding
- Basic	17,272,756			17,272,756
- Diluted	21,136,392			21,182,756

Sales. Our sales include revenues from sales of our Fresh Pork, Frozen Pork, and Processed Food Products. During the year ended December 31, 2009, we had sales of $213,545,175, as compared to sales of $176,360,013 for the year ended December 31, 2008, an increase of approximately 21.08%. This increase consisted of an increase in the sales of Fresh Pork of $ 16.5 million or 11.66%, from $141.8 million in 2008 to $158.3 million in 2009, an increase in the sale of Frozen Pork of $7.7 million or 54.14%, from $14.1 million to $21.8 million, and an increase in the sale of Processed Food Products of $12.9 million or 62.95%, from $20.4 million in 2008 to $33.3 million in 2009.  In 2009, we reduced our average per-kilogram sale prices to our customers, which coincided with a decrease in the average cost of live pigs and other production costs as compared to fiscal year 2008.  The average price of pork for fiscal year 2009 fell 20.6%, from RMB 14.63 in fiscal year 2008 to RMB 11.62 in fiscal year 2009.  The average per-kilogram sales price for our Fresh Pork, Frozen Pork and Processed Foods to customers decreased by 25.25%, 33.01% and 69.13%, respectively, compared to the prior year.

Our sales volume of products (by weight) increased considerably for Fresh Pork and Frozen Pork by 49.38% and 130.09%, respectively, compared to 2008.  We usually sell our Fresh Pork through our independent sales agents and supermarkets.  Our profit margin for sales through supermarkets is generally higher than other channels, which is the reason why we are continuing to actively pursue this particular sales channel.  In 2009, many of our sales agents were able to achieve higher sales since we implemented the extension of payment terms to creditworthy customers.  Since many of our sales agents are long standing customers with good credit, they were able to take advantage of the extension of payment terms to generate greater cash flow and to create higher sales in 2009.  Another factor attributable to the increase of sales and sales volume was that we increased the number of our sales agents and showcase stores from 9,200 in 2008 to 9,659 in 2009.  Management believes that this increase in sales and sales volume resulted from increased consumer demand, and increased consumer awareness of our brand and availability of our products, much of which resulted from the activities of our sales agents.  We were able to achieve these results even though prices per unit sold to sales agents reflect a discount in recognition of the sales agents’ marketing contributions.  However, the sales volume of our Processed Food Products decreased slightly in 2009, with 3.65% less sales volume compared to the prior year.

Cost of Sales. Cost of sales for 2009 increased by $33,597,241 or 22.43%, from $149,794,249 for the year ended December 31, 2008 to $183,391,490 for the year ended December 31, 2009. The increase in cost of sales was mainly attributable to an increase in sales volume.  Our cost of sales for our various product categories in 2009 is summarized as follows:

	(In thousands of U.S. Dollars)
		% of		% of
	2009	Sales	2008	Sales
Fresh Pork	$141,174	77%	$121,742	81.2%
Frozen Pork	17,438	9.5%	11,026	7.4%
Processed Food Products	24,779	13.5%	17,026	11.4%
Total Cost of Sales:	$183,391	100%	$149,794	100%

Management estimates that the average cost of live pigs decreased by approximately 20.6% for 2009, as compared with the prior year.  In 2008, the price of live pigs reached RMB16 per kilogram in the first quarter, then the average price decreased slightly to RMB15.76 in the second quarter, and then further declined to an average price of RMB14.43, where it remained for the last two quarters of 2008.  The average price for live hogs was RMB14.63 per kilogram for the full year of 2008.  In 2009, the price of live pigs reached RMB12.06 per kilogram in the first quarter, then the average price decreased to RMB10.27 in the second quarter, increased to RMB11.95 in the third quarter, and increased to RMB12.23 in the fourth quarter.  The average price for live hogs was RMB11.62 per kilogram for the full year of 2009.

In 2009, we experienced price increases in electricity, water and coal, all of which we use in our production process.  However, this increase in utilities was in proportion to the increase of our sales volume, and not due to an increase in the unit price of the utilities, with the exception of coal for which the unit price did increase slightly.  Total wages increased in 2009 due to the addition of new employees to handle the increase of our sales, but the salaries of our employees remained stable.  Lastly, similar to 2008, we experienced slight increases in transportation and delivery costs in 2009, corresponding with the increased sales.   Management also believes that productivity remained steady, with no significant changes from 2008 to 2009.  Our increased use of sales agents did not increase our cost of sales as unit price discounts granted to sales agents during a given period are reflected as a reduction in sales for that period.  Instead, cost of sales were decreased because the marketing activities of our sales agents allowed us to decrease our direct marketing expenses.

Gross Profit. Gross profit was $30,153,685 for the year ended December 31, 2009 as compared to $26,565,764 for the year ended December 31, 2008, representing an increase of $3,587,921, or approximately 14%.   The gross profits for Fresh Pork, Frozen Pork and Processed Foods in 2009 were $17,161,348, $4,352,234 and $8,498,235, respectively.  Management attributes the increase in gross profit to strong increases in sales, driven by strong demand for our products.  In 2009, though the price of fresh pork and frozen pork was decreased, the strong demand for these two products led to the increase in gross profit in 2009. Our gross profit as a percentage of sales was 13% in 2009 as compared to 15.04% in 2008. The slight decrease in gross profit as a percentage of sales was attributable to lower sales prices per unit. Any reduction in sales due to discounts granted to sales agents did not have a material effect on gross profit due to the increase in sales generated by the marketing activities of the new sales agents, and the decrease in our direct selling expenses given our greater reliance on the marketing activities of the sales agents. We believe that, in the long run, the increased end users of our products generated by sales agents will outweigh any discounts granted to sales agents.

Selling Expenses. Selling expenses totaled $2,151,988 for the year ended December 31, 2009, as compared to $5,147,366 for the year ended December 31, 2008, a decrease of $2,995,378 or 58.2%.  The decrease in our selling expenses in 2009 is attributable to the increase of sales to sales agents, through whom selling expenses are lower than through other sales channels because we do not have to market our products to end users who buy our products from sales agents. In fact, our advertising and marketing expenditures decreased considerably because the major part of the marketing and promotion of our products were handled directly by sales agents.  In return for these services, we granted our sales agents larger discounts and incentives on our products.

General and Administrative Expenses. General and Administrative Expenses totaled $2,507,688 for the year ended December 31, 2009 as compared to $2,675,661 for the year ended December 31, 2008, a decrease of $167,973 or 6.3%. We achieved this small decrease by being able to reduce slightly the costs of doing business as a public company. In 2009, for example, our expenses for hiring independent directors decreased, as compared to the prior year, as the number of independent directors reduced to one in 2009 from four in 2008.  In 2009, the local government granted exemption of a portion of our land use tax which also decreased our general expenses.

Other Income (Expense). Our other income (expense) consisted of Other Income, Interest Income, Other Expenses, Interest Expense, and Release of Escrowed Make Good Shares. We had total Other Expenses of $17,349,307 for the year ended December 31, 2009 as compared to $11,385,383 for the year ended December 31, 2008, an increase of $86,515, or 30.38%. The substantial increase in Other Expenses in 2009 was primarily attributable to the accrual of the expected release of escrowed shares pursuant to a make good agreement related to the Exchange Transaction and Financing on December 31, 2007.  Our Other Income (Expense) for the year ended December 31, 2009 and 2008 is summarized as follows:

	2009	2008
Other Income (Expenses)
Other Income	43,568	5,780
Other Expense	(91,943)	(100,183)
Interest Income	198,259	284,774
Interest Expense	(1,031,197)	(953,460)
Release of Escrowed Make Good Shares	(16,467,994)	(10,622,294)
Total Other Income and Expense	(17,349,307)	(11,385,383)

Pursuant to such make good agreement, a total of 3,863,636 shares of our common stock held by a trust, the beneficiaries of which include our CEO Mr. Shi Huashan and his family, were deposited into a make good escrow account.  These shares were to be released back to Mr. Shi and his family if the Company met the following earnings targets of $15.9 million, and $20.9 million in after-tax net income for the years ended December 31, 2008, and 2009 respectively.  In the event that the Company did not meet the aforementioned financial targets, the escrowed shares would be released, on a pro-rata basis, to the investors in the Financing. In accordance with a settlement agreement that we signed with certain investors in the Financing, the 1,931,818 shares held in escrow in connection with the 2008 earnings targets have been released.  In accordance with Topic 5.T of the Staff Accounting Bulletins (SAB 79), the Company has recorded a compensatory expense for the shares with a corresponding credit to the Company’s contributed paid in capital.  The compensatory expense in the aggregate is equal to $16.5 million and $10.6 million for the years ended December 31, 2009 and 2008. For the year ended December 31, 2009, the Company has met its financial target, and therefore the remaning 1,931,818 shares will be released.

Net Income . Our net income for the year ended December 31, 2009 was $6,054,442 as compared to $6,837,265 for the year ended December 31, 2008, a decrease of $782,823 or 11%. This decrease in net income is basically attributable to the recorded expense in the amount of $16,467,994 in 2009 as above-mentioned.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Twelve Months Ended December 31, 2009

Net cash inflow sources from operating activities was $28.98 million in fiscal 2009 while net cash flow used in operating activities was $3.23 million in fiscal 2008.  Prior to 2007, we offered flexible payment terms to agents who purchase pork products from us for resale to retailers, but in March of 2007, we eliminated this practice and required agents to pay promptly for products ordered.   In 2008, we established a more comprehensive set of payment terms determined by the creditworthiness and the length of time we have worked with such agents and retailers.  For example, we require our new customers to pre-pay or pay upon delivery for our products since we are unfamiliar with their history and creditworthiness.  For customers we have worked with over a period of time and with good credit, we give them until the end of the month to pay for our products.  For customers we have worked with for over 3 years and have established their creditworthiness, we offer them payment terms of 30 to 60 days.  We are more lenient toward large retailers and supermarkets since they have a more complete accounting and purchasing system and there is a lesser possibility of breach of payment terms or non-payment.  The payment terms for such large retailers usually range between 45 to 75 days, to be negotiated with each individual retailer prior to the execution of contract.  To improve our process of collecting accounts receivable as compared to the prior year, we have also placed a cap on accounts receivable in proportion to the quantity ordered.  The agent or retailer must pay down the balance of the accounts payable once the maximum cap is reached on their accounts, even if it is prior to the expiration of their payment terms.

In 2009, there was a decrease in interest paid to $0.83 million compared to the prior year.  The decrease of such interest paid was due to the fact that all the outstanding loans were made during the fourth quarter of 2009, which carried on a small amount of interest expenses in 2009. We had a decrease in interest earned of $198,259 in 2009.

We had $4.25 million in escrowed funds in December 2007.  Pursuant to a holdback escrow agreement executed on December 31, 2007, $2 million was held in escrowed funds subject to hiring a certain number of independent directors, $1.5 million was held subject to hiring a qualified Chief Financial Officer, $250,000 was held to hire one of the agreed upon investor relations firms, and $500,000 was held to hire one of the independent public accounting firms of record.  As of fiscal year 2009, only $35,675 in the escrow account had been released in connection with the hiring of an investor relations firm.  Currently, we no longer are retaining such firm.

On December 30, 2009, we entered into a settlement agreement (the “Settlement Agreement”) with certain investors (the “Investors”) in our December 2007 $17 million common stock financing (the “Financing”). Pursuant to the Settlement Agreement, we agreed to new arrangements with the Investors regarding (i) the release of certain “make good” shares placed into escrow by certain our affiliates in connection with the Financing, (ii) the potential waiver of $1.7 million of liquidated damages owed by the Company in connection with the Financing (the “Liquidated Damages”) if a resale registration statement relating to the shares of our common stock held by the Investors is declared effective by March 31, 2010, or alternatively, if certain conditions are met, May 15, 2010 (the “S-1 Requirement”),and (iii) the release of certain cash amounts that were held back pending our appointment of independent directors and our appointment of a new Chief Financial Officer.  The make good shares have been released to our affiliate and the cash holdback amounts  have been released to us (less the $1.7 million Liquidated Damages amount) because we have satisfied the conditions precedent set forth in the Settlement Agreement for the release of those shares and holdback amounts.  Certain conditions also have been met so as to extend the deadline for the S-1 Requirement to May 15, 2010. If we meet the S-1 Requirement by May 15, 2010, then the $1.7 million Liquidated Damages amount will be released to us within 10 days of the deadline.  If we do not meet the S-1 Requirement by May 15, 2010, then the $1.7 million Liquidated Damages amount will be released to the Investors on a pro rata basis within 10 days of the deadline.  The parties have agreed that, subject to the receipt of the make good shares and holdback amounts in accordance with the Settlement Agreement, to waive and release one another from all other claims relating to the matters governed by the Settlement Agreement.

Net cash flow used in investing activities was $3.99 million in fiscal 2009, compared to cash used in investing activities of $3.76 million in fiscal 2008.  There was a decrease from $5.8 million to $3.70 in expenditures for plant and equipment in 2009.  We used $327,647 in purchasing intangible assets.

Net cash flow sourced in financing activities was $9.52 million in fiscal 2009 as compared to net cash used from financing activities of $1.44 million in fiscal 2008.  We borrowed additional monies in fiscal year 2009 because the term of certain of our credit facilities was expiring, and we determined that, given the tightening of credit in China, that it would be in our best interest to take this extension of credit when available. We plan to use the cash sourced in financing activities for general working capital purposes. The Company maintains three revolving bank loans with the Bank of China (Liaoning Branch) in the term of 12 months and one bank   loan with the Agricultural Bank of China (Wafangdian Branch) in the term of 3 months, one bank loan with the Shanghai Pudong Development Bank (Dalian Branch) in the term of 12 month and one bank loan with the Bank of East Asia (Dalian Branch) in the term of 12 months. The amount of credit and interest rate of the bank loans are re-negotiated at the end of each term, and the parties re-execute a new revolving loan agreement every year after negotiation.   Compared to 2008, the total amount of our revolving bank loans increased by $ 9.52 million in 2009.  For additional details concerning the repayment, see Note 9(B) in the footnotes to our financial statements included with this report.

Our Accounts Payable decreased significantly in 2009 to $3.27 million.  The reason was attributable to the payments we made in cash for purchasing live pigs from farmers and the Group in order for us to obtain more sufficient amount of and high quality live pigs.  Our taxes payable also increased in 2009 due to an increase of our payable value-added tax.  Our Customer Advances decreased to $2.41 million in 2009.  The decrease of such advances was due to the fact that we offered our creditworthy customers longer and more flexible payment terms, which in turn reduced our Customer Advances.

Our Related Party Receivable decreased to zero in 2009.   The significant decrease is due to the accounting of the Company’s transactions with certain related parties. In the normal course of business which includes the purchases of hogs and other raw materials, sale of pork and pork products, the Company conducts transactions with the following related parties: Dalian Chuming Group Co., Ltd (“Group”) and the Group subsidiaries, that are not consolidated into Energroup Holdings or Energroup’s subsidiary, Dalian Chuming Precious Sheen Investments Consulting Co. Ltd. (Chuming): (1) Dalian Chuming Industrial Development Co., Ltd., (“Industrial Development Co.”) (2) Dalian Chuming Trading Co., Ltd, (“Trading Co.”) (3) Dalian Mingxing Livestock Product Co. Ltd., (“Mingxing”) (4) Dalian Chuming Stockbreeding Combo Development Co., Ltd., (“Combo Development Co.”) (5) Dalian Chuming Fodder Co., Ltd. (“Fodder Co.”), and (6) Dalian Chuming Biological Technology Co., Ltd., (“Biological Co.”) and (7) Dalian Huayu Seafood Food Co., Ltd. (“Huayu”).  The Company and the aforementioned related parties share common beneficial ownership.  All transactions with related parties are generally performed at arm’s length.

In the event that the Company has both receivables from, and payables to the Group, it will setoff the balances in order to arrive at a single balance that is either due from, or due to the Group.  The Company’s net payable balance at December 31, 2009 was 2,307,429.

Twelve Months Ended December 31, 2008

Net cash inflow used from operating activities was $3.23 million in fiscal 2008 and while net cash flow sourced in operating activities was $1.97 million in fiscal 2007.

In 2008, there was an increase in interest paid to $1.76 million compared to the prior year.  We owed interest payment of $809,994 in 2007 which the Group has paid on our behalf in 2007.  We repaid the Group the 2007 interest payment of $809,994 in 2008.  In 2008, we also made an interest payment for the interest we owed in 2008 in the amount of $953,460.  We had an increase in interest earned of $264,774 in 2008 due to the deposit of more money in our bank accounts and we also earned higher interest by moving some of our money to certificate of deposit accounts.

We had $4.25 million in escrowed funds in December 2007.  Pursuant to a holdback escrow agreement executed on December 31, 2007, $2 million was held in escrowed funds subject to hiring a certain number of independent directors, $1.5 million was held subject to hiring a qualified Chief Financial Officer, $250,000 was held to hire one of the agreed upon investor relations firms, and $500,000 was held to hire one of the independent public accounting firms of record.  As of fiscal year 2008, only $2 million in the escrow account has been released for satisfying the criteria of hiring the independent directors.  Net cash flow used in investing activities was $3.76 million in fiscal 2008, compared to cash used in investing activities of $11.3 million in fiscal 2007.   There was an increase from $2.8 million to $5.8 million in expenditures for plant and equipment in 2008.  The $3 million increase in spending was used in the renovation and expansion of the production facilities for prepared foods.  As a result of the expansion, starting 2009 we can increase our production of prepared foods from 15,000 metric tons to 30,000 metric tons per year.  We did not incur any expenses for land use rights in 2008 compared to the $4.1 million we paid for land use rights in 2007. The expense for land use rights in 2007 was a one-time payment that we paid off in 2007.

Net cash flow used in financing activities was $1.44 million in fiscal 2008 as compared to net cash sourced from financing activities of $18.26 million in fiscal 2007.  The Company maintains two revolving bank loans with the Bank of China (Liaoning Branch) in the term of eleven months.  The amount of credit and interest rate of the bank loans are re-negotiated at the end of each term, and the parties re-execute a new revolving loan agreement every year after negotiation.   Upon the expiration of both of our revolving loan agreements executed with the Bank of China (Liaoning Branch) in 2007 that expired during October 2008, we renegotiated and executed two new revolving loan agreements in the total amount of $9.26 million in November 2008.  However, this cash inflow was offset by repayment of the above mentioned 2007 bank loans that expired in October 2008 in the amount of $10.07 million.  Compared to 2007, the total amount of our revolving bank loans decreased by $1.44 million in 2008.  For additional details concerning the repayment, see Note 9(B) in the footnotes to our financial statements included with this report.

The cash flow statement shows that there was an $18 million increase in Accounts Receivable in 2008 compared to 2007.  The significant increase was attributable to the more comprehensive billing system implemented by the Company in 2008, which offered our creditworthy customers longer and more flexible payment terms.  The implementation of the new billing system boosted our Accounts Receivable and also increased our sales and gross profits.  Other Receivable also increased by over $1 million in 2008 because we implemented new credit/debit card machines and had to make adjustments in our accounting to correspond with such change.  Many of our showcase stores and customers made cash payments in the past.  Due to safety reasons and the problem of counterfeit money, we no longer accepted cash payments in 2008 and switched to using credit/debit card machines provided by the Bank of China.  The time of process for the actual payment to be deposited into our bank account takes approximately 4 business days.  During this time, the payments are recorded in Other Receivable since they are not actually received and cannot be counted as Accounts Receivable yet.  After the money has been transferred into our bank account, we settle and deduct the relevant Accounts Receivable from Other Receivable accordingly.

Our Related Party Receivable decreased by $9.2 million in 2007, yet has an increase of $6.9 million in 2008.   The significant increase is due to the accounting of the Company’s transactions with certain related parties. In the normal course of business which includes the purchases of hogs and other raw materials, sale of pork and pork products, the Company conducts transactions with the following related parties: Dalian Chuming Group Co., Ltd (“Group”) and the Group subsidiaries, that are not consolidated into Energroup Holdings or Energroup’s subsidiary, Dalian Chuming Precious Sheen Investments Consulting Co. Ltd. (Chuming): (1) Dalian Chuming Industrial Development Co., Ltd., (“Industrial Development Co.”) (2) Dalian Chuming Trading Co., Ltd, (“Trading Co.”) (3) Dalian Mingxing Livestock Product Co. Ltd., (“Mingxing”) (4) Dalian Chuming Stockbreeding Combo Development Co., Ltd., (“Combo Development Co.”) (5) Dalian Chuming Fodder Co., Ltd. (“Fodder Co.”), and (6) Dalian Chuming Biological Technology Co., Ltd., (“Biological Co.”) and (7) Dalian Huayu Seafood Food Co., Ltd. (“Huayu”).  The Company and the aforementioned related parties share common beneficial ownership.  All transactions with related parties are generally performed at arm’s length.

In the event that the Company has both receivables from, and payables to the Group, it will setoff the balances in order to arrive at a single balance that is either due from, or due to the Group.  The Company’s net receivable balance at December 31, 2008 was $10,919,777.  Of the $10,919,777 net receivable owed by the Group to the Company, the entire amount has been securitized by bank drafts issued by the bank on behalf of subsidiaries of the Group to the Company.  These notes are collateralized by deposits at the bank by those particular subsidiaries of the Group.  The drafts can be endorsed and discounted to the bank for cash; however the Company currently intends to hold these drafts until maturity.

Our Accounts Payable increased significantly in 2008 to $3.9 million.  The reason was attributable to the extension of our billing period from the original 30 to 60 days granted by our supplier who sells us supplementary materials and packaging materials.  The extension of payment term was to reward us for being a good customer.  Another contributing factor was we had to pay for the renovation and equipment costs due to the expansion of our production facilities in 2008.  Our taxes payable also increased in 2008 due to an increase of our payable value-added tax.  Our Customer Advances increased by $3.2 million in 2008.  The increase of such advances was for the renovation and expansion of production facilities and purchasing of new equipments.  Since the Company has yet to receive an invoice for such renovation and equipment expenses, such costs cannot be accounted into the Company’s assets yet.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of December 31, 2009, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +
Contractual Obligations :
Bank Indebtedness	$15,942,197	$15,942,197	$-	$-	$-
Other Indebtedness	$-	$-	$-	$-	$-
Capital Lease Obligations	$-	$-	$-	$-	$-
Operating Leases	$-	$-	$-	$-	$-
Purchase Obligations	$164,674,737	$164,674,737	$-	$-	$-
Total Contractual Obligations:	$180,616,914	$180,616,914	$-	$-	-

As indicated in the table, as of December 31, 2009 we had $164,674,737 in purchase obligations, which relates to our agreement for the purchase and sale of hogs. On December 19, 2007, we entered into a hog purchase agreement whereby the Group will provide, at fair market prices, a minimum number of hogs to us.

At December 31, 2009, management projected minimum quantities of hogs as detailed in the following table:

Year	Hogs	Price Per Hog	Amount
2010	800,000	$205.84	$164,674,737

For purposes of estimating future payments, we project that the fair market price of the hogs will increase by 10% each year. The assumption of 10% reflects our expectations with regard to inflation and the rising costs of inputs in breeding livestock.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Related Party Transactions

For a description of our related party transactions, see the section of this Report entitled “Certain Relationships and Related Party Transactions.”

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, we may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

Interest Rates . Our exposure to market risk for changes in interest rates relates primarily to our short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At December 30, 2009, we had approximately $41.98 million in cash and cash equivalents. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rate. All of our sales and inputs are transacted in Renminbi (“RMB”). As a result, changes in the relative values of U.S. Dollars and RMB affect our reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes. However, since we conduct our sales and purchase inputs in RMB, fluctuations in exchange rates are not expected to significantly affect our financial stability, or gross and net profit margins. We do not currently expect to incur significant foreign exchange gains or losses, or gains or losses associated with any foreign operations.

Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating business. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We recorded net foreign currency gains of $2,064,272, $528,277 and 1,776,168 in 2007, 2008 and 2009, respectively. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. As our sales denominated in foreign currencies, such as RMB, continue to grow, we may consider using arrangements to hedge our exposure to foreign currency exchange risk. Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. The value of your investment in our stock will be affected by the foreign exchange rate between U.S. dollars and RMB. A decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our stock.

LEGAL PROCEEDINGS

We are not aware of any material existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our current directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to us.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive management team and board of directors is comprised of the following individuals, as of April 7, 2010

Name	Age	Position	Effective Date of Appointment
Shi Huashan	50	President, Chief Executive Officer and Chairman	December 31, 2007
Sharon (Xiaorong) Tang	51	Chief Financial Officer	March 31, 2010
Ma Fengqing	47	Vice President and Director	January 28, 2008
Wang Shuying	58	Director	January 28, 2008
Wenbing Christopher Wang	38	Director	March 23, 2010
Joseph Levinson	33	Director	March 23, 2010

Mr. Shi Huashan , age 50, is a graduate of Beijing Renwen University in Corporate Law, and the founder of Chuming. Mr. Shi Huashan has nearly 20 years of experience in the food industry. He established Dalian Chuming Industry Development Company in 1992, which started the Dalian Chuming Group Co., Ltd. From 1992 to present he has served as President and CEO of Chuming and the Dalian Chuming Group Co., Ltd. companies. In 2004, he was selected by the China Meats Association as one of the “Ten Most Influential Entrepreneurs in the China Meat Industry.” Mr. Shi Huashan is the current President of the Dalian Food Association. He is Chuming’s President, Chief Executive Officer, and Chairman of the Board of Directors.

Ms. Sharon (Xiaorong) Tang , age 51, served as the Chief Financial Officer of EFT Biotech Holdings, Inc. (PK: EFTB) from June 2008 until February 2010. From April 2007 to May 2008, she served as the Chief Financial Officer of Advanced Battery Technologies, Inc. (NASDAQ: ABAT) located in New York City. From May 2006 to April 2007, Ms. Tang served as a Managing Director of First Federal Group of Companies, Inc. located in New York City. From April 1998 to February 2006, she served as a Financial Advisor at Smith Barney, Citigroup in New York City. Ms. Tang holds a MBA from Baruch College in New York City (June 2005), Master of Science in Chemical Engineering from the University of Rochester in New York (1988), and a Bachelor of Science in Chemistry from Peking University in Beijing, China (1986).

Ms. Ma Fengqin , age 47, is a graduate of Dalian Electric Power Economic School, with a major in accounting. From 1990 to 1993, she worked at Dalian Thermo Engineering Company as its Chief Accountant. From 1992 to 2001, Ms. Ma served as Vice President of Dalian Chuming Industry Development Company. Since 2002 she has served as Chuming’s Vice President, and a member of the Board of Directors. Ms. Ma is married to Mr. Shi Huashan, Chairman of the Board of Directors.

Ms. Wang Shuying , age 58, member of the Chuming Board of Directors, served from 1996-2004 as Chief of the Dalian Planning Committee’s Agriculture Economy Development Section, and now works as a consultant to the Section. From 1991-1996 she was Vice Chief of the Section. A graduate of Dalian Railway College, she was a staff member of the Dalian Machinery Bureau’s Agriculture Machinery Department from 1977-1984. From 1984-1989 Ms. Wang was Chief of the Dalian Planning Committee’s Industry Section, before undertaking German language studies at the Beijing Foreign Trading University. She completed a training program in Germany at Heidelberg Hiller College from 1989-1991 prior to returning to Dalian’s Planning Committee.

Joseph Levinson, age 33 , has been a United States Certified Public Accountant for more than 14 years. He speaks, reads and writes Chinese fluently and has vast experience in China working with Chinese companies.  He was previously a Manager in the banking practice of the New York office of Deloitte and Touche and was involved in numerous transactions involving complex financial structures. He also previously worked at KPMG in New York and Hong Kong.  In the 1990s, Mr. Levinson served as an executive of Hong Kong Stock Exchange-listed China Strategic Holdings, where his major responsibilities included its subsidiary China Tire, one of the first Mainland Chinese companies to list on the NYSE.  Mr. Levinson graduated summa cum laude from the University at Buffalo in 1994 with a double major in accounting and finance.

Wenbing Christopher Wang, age 38 , has served as President of Fushi Copperweld, Inc., (Nasdaq:FSIN) since January 21, 2008. He also served as Chief Financial Officer of Fushi from December 2005 to August 2009 and has as interim Chief Financial Officer since February 28, 2010. Prior to Fushi, Mr. Wang worked for Redwood Capital, Inc., China Century Investment Corporation, Credit Suisse First Boston and VCChina in various capacities. Fluent in both English and Chinese, Mr. Wang holds an MBA in Finance and Corporate Accounting from Simon Business School of the University of Rochester. Mr. Wang also currently serves as a director of General Steel Holdings (NYSE: GSI), China Integrated Energy, Inc. (Nasdaq: CBEH) and Orient Paper, Inc. (NYSE Amex: ONP).

Family Relationships

President and Chairman of the board of directors Mr. Shi Huashan, and Ms. Ma Fengqin, who is a vice president and director, are husband and wife.

The Board of Directors and Committees

On March 23, 2010, the Board of Directors of the Company established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Messrs. Levinson and Wang and Ms. Wang, each of whom are independent directors as defined by Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market LLC (the “Nasdaq Marketplace Rules”) serve on each committee.  Mr. Levinson serves as the Chairman of the Audit Committee, Ms. Wang serves as the Chairman of the Nominating and Corporate Governance Committee, and Mr. Wang serves as the Chairman of the Compensation Committee.

The Board of Directors determined that Joe Levinson possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

We do not currently have a process for security holders to send communications to the Board.

Director Independence

On March 23, 2010, our Board of Directors appointed two new directors, Joseph Levinson and Wenbing (Christopher) Wang to join Ms. Shuying Wang, as independent directors on our Board.  On the same date, Ms. Shu Wang resigned from our Board of Directors.

 Our Board of Directors reviewed the independence of Messrs. Levinson and Wang and Ms. Wang using the criteria established by The Nasdaq Stock Market LLC for independence, and determined that each of them meet the criteria for independence set forth in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, as well as persons who own more than 10% of a registered class of our equity securities (“Reporting Persons”), to file reports with the Securities and Exchange Commission. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

Code of Ethics

The Company has adopted a formal code of ethics , a copy of which was filed as Exhibit 14 to the Company’s Annual Report on Form 10-K for 2008. The Company has developed a formal code of ethics that will apply to all of its employees (including its executive officers). The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others.  A printed copy of the Code of Ethics may also be obtained free of charge by writing to us at our headquarters located at No. 9, Xin Yi Street, Ganjingzi District, Dalian City, Liaoning Province, PRC 116039.

EXECUTIVE COMPENSATION

Our current executive compensation program presently includes a base salary. Our compensation program does not include (i) discretionary annual cash performance-based incentives, (ii) termination/severance and change of control payments, or (iii) perquisites and benefits.

Our Compensation Philosophy and Objectives

Our philosophy regarding compensation of our executive officers includes the following principles:

•	our compensation program should align the interests of our management team with those of our shareholders;

•	our compensation program should reward the achievement of our strategic initiatives and short- and long-term operating and financial goals;

•	compensation should appropriately reflect differences in position and responsibility;

•	compensation should be reasonable and bear some relationship with the compensation standards in the market in which our management team operates; and

•	the compensation program should be understandable and transparent.

In order to implement such compensation principles, we have developed the following objectives for our executive compensation program:

•	overall compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve superior results;

•
a portion of total compensation should be contingent on, and variable with, achievement of objective corporate performance goals, and that portion should increase as an executive’s position and responsibility increases;

•	total compensation should be higher for individuals with greater responsibility and greater ability to influence our achievement of operating goals and strategic initiatives;

•
the number of elements of our compensation program should be kept to a minimum, and those elements should be readily understandable by and easily communicated to executives, shareholders, and others; and

•	executive compensation should be set at responsible levels to promote a sense of fairness and equity among all employees and appropriate stewardship of corporate resources among shareholders.

Determination of Compensation Awards

Our Board of Directors is provided with the primary authority to determine the compensation awards available to our executive officers. To aid the board of directors in making its determination for the last fiscal year, our current senior management provided recommendations to the board of directors regarding the compensation of all executive officers.

Director Compensation

For the fiscal year of 2009, we paid our independent director, Ms. Wang Shuying, a flat fee of $1,000 per month as compensation for her services on the Board.

Executive Compensation

The following executive compensation disclosure reflects all compensation for fiscal year 2009 received by our principal executive officer, principal financial officer, and, if applicable, three most highly compensated executive officers whose salary exceeded US$100,000. We refer to these individuals in this report as “named executive officers.”

  Summary Compensation

The following table reflects all compensation awarded to, earned by or paid to our named executive officers for our fiscal years ended December 31, 2009 and 2008:

Summary Compensation

		Annual Compensation (2)
Name and Principal Position	Fiscal Year	Salary (1) ($)	All Other Compensation (3) ($)	Total ($)
Shi Huashan	2009	$200,000	-	200,000
Chief Executive Officer, President	2008	$100,000	-	100,000
Wang Shu	2009	$100,000	-	100,000
Chief Financial Officer	2008	$40,000	-	40,000

(1)	Expressed in U.S. Dollars based on the interbank exchange rate of 6.85420 RMB for each 1.00 U.S. Dollar for the year ended December 31, 2009.
(2)
In 2008, compensation paid to our officers and directors included no bonuses, stock or option awards, non-equity incentive plan awards, or non-qualified deferred compensation, and accordingly, these columns have been omitted from this table.

(3)	In 2008, all other compensation includes transportation subsidy, telecommunication subsidy, and other fringe benefits.

None of our executive officers received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

Grants of Plan-Based Awards

We did not make any grants of plan-based awards to our directors or named executive officers during our fiscal year-ended December 31, 2009.

Outstanding Equity Awards

There are no unexercised options, stock that has not vested, or equity incentive plan awards for any of our directors or named executive officers outstanding as of December 31, 2009.

Option Exercises and Stock Vested

There were no exercises of stock options, stock appreciation rights, or similar instruments, and no vesting of stock, including restricted stock, restricted stock units and similar instruments, during the last completed fiscal year for any of our directors or named executive officers.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our directors or named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We currently have no defined contribution or other plans that provide for the deferral of compensation to our directors or named executive officers on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

Other than any employment agreements described in this report, we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Employment Agreements

Effective at closing of the Exchange Transaction described elsewhere in this report, we entered into executive employment agreements with each of Mr. Shi Huashan (President and Chief Executive Officer), Ms. Wang Shu (acting Chief Financial Officer) and Mr. Chen Fuyuan (Chief Operating Officer). Each agreement provides for a yearly salary of USD $100,000 payable in monthly installments in accordance with our standard payroll practices for salaried employees. Each executive officer’s salary will be subject to adjustment pursuant to our employee compensation policies in effect from time to time. Under the terms of each of the agreements, each executive officer will be entitled to the benefits that we customarily make available to employees in comparable positions. Each officer has the right to terminate his or her employment by giving us prior notice with or without cause, and we hold an equal right. The Board of Directors or appropriate committee thereof, may from time to time, in its sole discretion, adjust the salaries and benefits paid to our executive officers. A copy of the employment agreements are included as exhibits to our Form 8-K filed on January 7, 2008.

Ms. Wang assumed the duties of Chief Financial Officer effective December 23, 2008. The terms of Wang Shu's employment as Chief Financial Officer of the Company are set forth in her original employment agreement dated December 31, 2007. On March 31, 2010, Ms. Wang resigned from her position as Chief Financial Officer.

The following is a summary of the compensation to be paid under these employment agreements in the upcoming fiscal year ended December 31, 2010 to our named executive officers:

Summary of Compensation To Be Paid Under Employment Agreements for
Fiscal Year Ended December 31, 2010

	Annual Compensation
Name and Principal Position	Salary	Bonus (1)	Other annual Compensation
Shi Huashan President, Chief Executive Officer	$200,000	—	—

Wang Shu Chief Financial Officer	$120,000	—	—

We have no arrangements with our executive officers to pay bonuses or other annual compensation.

Indemnification of Officers and Directors

The Nevada Revised Statutes and our bylaws permit us to indemnify our officers and directors for liabilities they may incur, including liabilities under the Securities Act and Exchange Act. Our bylaws provide that our officers and directors may be indemnified by us in the event of third party actions, if the officer or director acted in good faith and in a manner that he or she reasonably believed was in or not against the company’s best interests, and with respect to any criminal action or proceeding, had no reason to believe that his or her actions were unlawful. Our bylaws also provide that we may provide indemnification for our officer and directors for any action by the company against such directors and officers, if the officer or director acted in good faith and in a manner that he or she reasonably believed was in or not against the company’s best interests, except no indemnification may be made for negligence or misconduct of such director’s or officer’s duties to the company, unless a court in which the matter is brought determines that in view of all the circumstance of the case, the person is fairly and reasonably entitled to indemnification. This and our bylaws indemnification may, however, be unenforceable as against public policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 6, 2010, for each of the following persons:

•	each of our directors and each of the named executive officers in the “Management” section of this report;

•	all directors and named executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Dalian Precious Sheen Investments Consulting Co., Ltd., No. 9, Xin Yi Street, Ganjingzi District, Dalian City, Liaoning Province, PRC 116039. The percentage of class beneficially owned set forth below is based on 21,136,392 shares of our common stock outstanding on May 6, 2010.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of shares beneficially owned		Percentage of class beneficially owned
Shi Huashan	14,688,948	(1)	69.5%
Ma Fengqin	0		0%
Wang Shuying	0		0%
Wenbing Christopher Wang	0		0%
Joseph Levinson	0		0%
All directors and executive officers as a group (5 persons)	14,688,948		69.5%

5% Shareholders:
Shine Gold Holdings Limited	10,690,668	(1)	50.6%
Shiny Snow Holdings Limited	1,948,890	(1)	9.2%
Smart Beat Limited	2,049,390	(1)	9.7%
Barry Kitt	2,045,454	(2)	9.7%

(1)
Shine Gold Holdings Limited, Shiny Snow Holding Limited, and Smart Beat Limited, are each companies organized under the laws of the British Virgin Islands (collectively, the “Shi Family Companies”). The registered address for the Shi Family Companies is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Mr. Shi Huashan and certain of his relatives (the “Shi Family”) have entered into trust agreements with three non-PRC individuals, under which the non-PRC individuals shall hold the shares of the Shi Family Companies as trustees for the benefit of the Shi Family. The natural persons with voting power and investment power on behalf of the Shi Family Companies are (i) Chong Shun, (ii) Kuo Ching Wan Amy, and (iii) Wey Meirong, respectively (collectively, the “Trustees”). As beneficiaries of the trust arrangements, members of the Shi Family have only economic rights with respect to the shares held by the Shi Family Companies. Mr. Shi Huashan and the Shi Family hereby disclaim beneficial ownership except to the extent of their pecuniary interest in the Company shares held by the Shi Family Companies.

(2)
Barry Kitt exercises investment discretion and control over the shares of common stock of the Company held by The Pinnacle Fund, L.P., a Texas limited partnership (“Pinnacle”) and Pinnacle China Fund, L.P., a Texas limited partnership (“Pinnacle China”). Pinnacle Advisers, L.P. (“Advisers”) is the general partner of Pinnacle. Pinnacle Fund Management, LLC (“Management”) is the general partner of Advisers. Mr. Kitt is the sole member of Management. Pinnacle China Advisers, L.P. (“China Advisers”) is the general partner of Pinnacle China. Pinnacle China Management, LLC (“China Management”) is the general partner of China Advisers. Kitt China Management, LLC (“China Manager”) is the manager of China Management. Mr. Kitt is the manager of China Manager. As disclosed in the Schedule 13G filed on January 7, 2008, Pinnacle and Pinnacle China were the beneficial owners of 2,045,454 shares of Common Stock. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle and Pinnacle China. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle and Pinnacle China.

Equity Compensation Plan Information

We have not adopted any equity compensation plan as of December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions of Chuming

Our current Chief Executive Officer, Mr. Shi Huashan, is also the Chief Executive Officer and a controlling beneficial shareholder of our former parent company, Dalian Chuming Group Co., Ltd. Mr. Shi devotes the majority of his time and effort to his role as our Chief Executive Officer under our employment agreement with him. A description of the executive employment agreements we have with our executives, including the employment agreement between Mr. Shi and the Company, under the heading “Employment Agreements” earlier in this report. However, some portion of his time is spent on the business and affairs of Dalian Chuming Group Co., Ltd., and in his capacity as the principal executive officer, he presides over management and the day-to-day operations of Dalian Chuming Group Co., Ltd.

In the normal course of business, we conduct transactions with the following related parties, that are not consolidated into the Company or its subsidiaries: (1) Dalian Chuming Group Co., Ltd., also referred to this report as the “Group”, and the Group’s subsidiaries: (2) Dalian Chuming Industrial Development Co., Ltd., (3) Dalian Chuming Trading Co., Ltd, (4) Dalian Mingxing Livestock Product Co. Ltd., (5) Dalian Chuming Stockbreeding Combo Development Co., Ltd., (6) Dalian Chuming Fodder Co., Ltd., (7) Dalian Chuming Biological Technology Co., Ltd., and (8) Dalian Huayu Seafood Food Co., Ltd. The Company and the aforementioned related parties share common beneficial ownership. All related party transactions are conducted between Chuming WFOE and the Group. All transactions with related parties are generally performed at arm’s length, and in 2008, all such transactions were conducted at arm’s length.

Management believes that these transactions are material to our operations and results.  For further details concerning the nature of these transactions, refer to footnote 5 in the Notes to Consolidated Financial Statements as at and for the years ended December 31, 2009 and 2008.   Paragraph 2(c) of the Statement of Financial Accounting Standards No. 57 (SFAS 57) (FASB ASC 850) requires us to disclose in our financial statements the dollar amounts of each of the periods presented, as well as the effect of any change in the method of establishing the terms from that used in the preceding period, for our related-party transactions.  Due to certain limitations in our historical records heading up to the end of fiscal 2007, the present capacity of our accounting staff, and the fact that our historical records relating to these related party transactions are manually-based, we have presented these related party transactions according to their general category and current balance, and each such balance may represent a series of prior transactions culminating in such balance.  The Company and management acknowledge our responsibility to comply with the requirements of (FASB ASC 850), and fully intend to take all necessary steps to update our accounting systems and procedures in order to achieve such compliance on an ongoing basis.  Specifically, we intend to update our systems and methods of tracking related party transactions, by adding appropriate accounting staff to enhance our capabilities, and put in place procedures to track and record all relevant aspects of our related party transactions as necessary to comply with the requirements of (FASB ASC 850) and the SEC disclosure rules.

The Company believes that its related-party transactions with the Group, as a whole, have a significant bearing on our financial results.  As of December 31, 2009, approximately 45% of our supply of live hogs was acquired from the Group.  Accordingly, our cost of sales is significantly correlated with our hog purchasing arrangement with the Group.  The hogs that were purchased from the Group comprised . 41%, 49% and 52% of our total cost of sales for the years 2009, 2008 and 2007, respectively.  The remainder of our supply of hogs was purchased by us directly from breeders, whom we provide training and technical advice to help ensure quality.

Due to the non-exclusive roles of Mr. Shi as our CEO and the principal executive officer of the Group, with whom we conduct business from time to time, potential conflicts of interest may arise. In particular, situations might arise in which we transact business with the Group, and certain terms of agreements might be favorable to us, but conversely unfavorable to the Group, and vice versa. In order to effectively handle such conflict of interest scenarios, our management intends to submit all related party transactions to our independent board of directors, or appropriate committee of the board, for review and approval.

The “Chuming” trademark and rights to the “Huayu” trademark application in the PRC are owned by Dalian Chuming Industry Development Co., Ltd., a subsidiary of the Group. We have been granted a perpetual fully paid up license to use both of these trademarks in connection with our business, under two trademark agreements with Dalian Chuming Industry Development Co., Ltd.

On December 17, 2007, we entered into a Long-Term Hog Procurement Agreement with the Group, our former parent. This agreement specifies that the Group should supply no less than 800,000 live hogs in 2009 and 800,000 in 2010, and the price for the hogs is at the fair market price at the time of acquisition.

In 2004, we obtained a loan of $20,466,901 (RMB 160,000,000) from the Group, which in turn, obtained these funds in a joint loan commitment from both China Development Bank and Shenzhen Development Bank (“Banks”) via a collateralized loan. The Group collateralized the loan by purchasing a bond from China Export and Credit Insurance Corporation (“Bond Issuer”). The bond guarantees to the Banks the entire principal and accrued interest of the loan. The cost of the bond is RMB 1,000,000 annually, or in USD: $120,668, 121,902, and 125,284 for the years 2004, 2005, and 2006, respectively, which was paid by us. The loan carries a fixed interest of 5.76% per annum. We pledged both land use rights and buildings to the Bond Issuer. We pursued a loan from the Group as the financing solution of choice because our tangible assets, at the time of origination, were insufficient to collateralize the loan. Additionally, we at that time lacked the favorable credit history to directly establish credit facility with the bank.

At December 31, 2007, we repaid the debt in its entirety to the Group by setting off receivables owed by the Group to us. We repaid the loan in order to meet the requirements of the equity financing transaction detailed in Note 18 of our financial statements included in this report. The balances are now owed by the Group to the Banks, and liability for paying the bonding insurance annually lies with the Group. The pledged collateral of land use rights and buildings made to the Bond Issuer still underlie the loan currently owed by the Group, and as such, our assets, namely the buildings and land use rights are at risk if the Group were to default on this loan.

At December 31, 2009, the Company had the following short term loans outstanding:

Bank	Interest Rate	Due Date	Amount
Bank of China - Liaoning Branch	5.841%	11/11/2010	$2,252,384
Bank of China - Liaoning Branch	5.841%	11/18/2010	2,135,377
Bank of China - Liaoning Branch	5.841%	10/27/2010	2,047,620
Agricultural Bank of China - Wafangdian Branch	5.310%	10/30/2010	2,925,174
Shanghai Pudong Development Bank - Dalian Branch	5.841%	7/16/2010	4,387,761
Bank of East Asia - Dalian Branch	5.841%	10/22/2010	2,193,881
			$15,942,197

The loans provided by the Bank of China are secured by the Meat Company’s land use rights, which have been appraised at a fair market value of $5,605,611 (RMB 41,000,000).  Also, the Agricultural Bank and Shanghai Pudong Development Bank loans have been guaranteed by the Dalian Chuming Group Co., Ltd. Both the CEO Mr. Shi huashan and Dalian Chuming Group Co., Ltd. have guaranteed the loan from Bank of East Asia.

Related Party Transactions Prior to Change in Control

Set forth below are the related party transactions that took place since January 1, 2007, but prior to our change in control on December 31, 2007, between our shareholders, officers and/or directors, and us.

A shareholder, Jenson Services, paid $3,193 of the Company’s operating expenses during the three months ended March 31, 2007 resulting in total accrued “loans from stockholders” of $25,871.  The total $25,871 has been paid by Jenson Services and was payable to Jenson Services as of March 31, 2007.

On May 3, 2007, Energroup, along with its then-current directors and executive officers, entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”), pursuant to which Energroup agreed to sell to HFI 11,200,000 pre-reverse split shares (approximately 1,600,000 post-reverse split shares) of unregistered, restricted common stock for $350,000 cash. This transaction closed on May 22, 2007. In conjunction with this stock purchase agreement, on May 3, 2007, certain of Energroup’s then-principal shareholders, as a condition of the closing of the stock purchase agreement surrendered and cancelled 1,350,000 then-issued and outstanding shares of Energroup common stock. These shares were surrendered as follows: Jenson Services, Inc., which then owned 2,480,500 pre-reverse split shares (approximately 354,290 post-reverse split shares) (or approximately 68% of our then-outstanding voting securities) delivered 375,000 of its pre-reverse split shares (approximately 53,572 post-reverse split shares) for cancellation; James P. Doolin, which then owned 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) (or approximately 13% of our then-outstanding voting securities) delivered 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) for cancellation; and his sister, Alycia Anthony, which then owned 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares (or approximately 14% of our then-outstanding voting securities) delivered 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares) for cancellation. All of these cancelled shares were returned to the status of authorized and unissued shares of Energroup. No consideration was given by Energroup in the cancellation of these shares. The effect of the share cancellations was to reduce the carrying par value of shares surrendered and a corresponding increase to additional paid-in capital.

Under the terms of the stock purchase agreement, on May 3, 2007, the board of directors of Energroup at the time declared a special cash distribution of $0.1219 per share to shareholders of record as of May 17, 2007, the record date for the special cash distribution. Neither HFI nor the shares surrendered by Jenson Services or James P. Doolin or Alycia Anthony participated in the special cash distribution. The special cash distribution was paid on May 29, 2007, to shareholders of record on the record date, subject to the closing of the stock purchase agreement. The special cash distribution was paid to the holders of an aggregate 2,297,421 pre-reverse split shares of Energroup’s common stock, after giving effect to the cancellation of 1,350,000 pre-reverse split shares discussed above, which resulted in a total cash distribution of approximately $280,000. The special cash distribution was a condition of the closing of the stock purchase agreement.

As at the date of this prospectus, we do not have any policies in place with respect to whether we will enter into agreements with related parties in the future or for the review, approval or ratification of such related party transactions.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, all as in effect upon the closing of the share exchange transaction. This description is only a summary. You should also refer to our articles of incorporation, bylaws and articles of amendment which have been incorporated by reference or filed with the SEC as exhibits to the registration statement on Form S-1 of which this prospectus forms a part.

General

As of May 6, 2010 we have 31,739,130 shares authorized of which 21,739,130 are shares of common stock, par value $0.001 and 10,000,000 are shares of preferred stock, par value $0.001. There are 21,136,392 shares of common stock issued and outstanding and -0- shares of preferred stock issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time. Each such class or series shall be distinctly designated. All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time. Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Registration Rights

We have agreed to undertake to file this prospectus and related registration statement to register the common stock issued to the investors in the Financing. We were obligated to have the Registration Statement of which this prospectus forms a part, declared effective by the Securities and Exchange Commission (the “SEC”) no later than 135 days after the closing of the Financing, or be subject to the payment of liquidated damages payable in cash of 1% of the total Financing amount per month up to a maximum amount of 10% of the total Financing amount, or $1.7 million.  We were unable to meet this deadline, and as a result we currently owe liquidated damages in the amount of $1.7million.  Under the terms of the Settlement Agreement, the investors have agreed to waive the liquidated damages owing if we comply with new deadlines for the appointment of the new CFO, the independent directors and the effectiveness of the Registration Statement

Registration of these shares of common stock would result in the holders being able to trade these shares without restriction under the Securities Act once the applicable registration statement is declared effective. We will pay all registration expenses related to any registration. Non-registration penalties do not apply when the holder can sell all of the holder’s shares pursuant to Rule 144 under the Securities Act.

Market Price of and Dividends on Common Equity and Related Shareholder Matters

Our common stock is not listed on any stock exchange. Our common stock is traded over-the-counter on the OTC Bulletin Board under the symbol “ENHD.OB”. The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years and subsequent interim period, as reported by the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

	Low	High

2010
Quarter ended March 31, 2010	$2.80	$4.20
Second Quarter (through May 6, 2010)	$3.50	$4.60

2009
Quarter ended December 31, 2009	$2.00	$3.00
Quarter ended September 30, 2009	$2.00	$3.05
Quarter ended June 30, 2009	$0.51	$2.15
Quarter ended March 31, 2009	$0.40	$1.05

2008
Quarter ended December 31, 2008	$0.25	$0.51
Quarter ended September 30, 2008	$0.25	$5.00
Quarter ended June 30, 2008	$5.00	$5.00
Quarter ended March 31, 2008	$5.00	$53.00

Holders

As of May 6, there were approximately 176 shareholders of record of our common stock.

Transfer Agent

Our transfer agent is Western States Transfer and Registrar, Inc., and its telephone number is (801) 523-1547. Our transfer agent's address is 1911 Ryan Park Avenune, Sandy, Utah 84092.

DIVIDENDS

On May 3, 2007, prior to the share exchange transaction with PSI and its shareholders, Energroup, along with its then-current directors and executive officers, entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”), pursuant to which we agreed to sell to HFI 11,200,000 pre-reverse split shares (approximately 1,600,000 post-reverse split shares) of unregistered, restricted common stock for $350,000 cash. This transaction closed on May 22, 2007. In conjunction with this stock purchase agreement, on May 3, 2007, certain of our then-principal shareholders, as a condition of the closing of the stock purchase agreement surrendered and cancelled 1,350,000 then-issued and outstanding shares of our common stock. These shares were surrendered as follows: Jenson Services, Inc., which then owned 2,480,500 pre-reverse split shares (approximately 354,290 post-reverse split shares) (or approximately 68% of our then-outstanding voting securities) delivered 375,000 of its pre-reverse split shares (approximately 53,572 post-reverse split shares) for cancellation; James P. Doolin, which then owned 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) (or approximately 13% of our then-outstanding voting securities) delivered 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) for cancellation; and his sister, Alycia Anthony, which then owned 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares (or approximately 14% of our then-outstanding voting securities) delivered 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares) for cancellation. All of these cancelled shares were returned to the status of authorized and unissued shares. No consideration was given by us in the cancellation of these shares. The effect of the share cancellations was to reduce the carrying par value of shares surrendered and a corresponding increase to additional paid-in capital.

Under the terms of the stock purchase agreement, on May 3, 2007, the then-current board of directors of Energroup declared a special cash distribution of $0.1219 per share to its shareholders of record as of May 17, 2007, the record date for the special cash distribution. Neither HFI or the shares surrendered by Jenson Services or James P. Doolin or Alycia Anthony participated in the special cash distribution. The special cash distribution was paid on May 29, 2007, to shareholders of record on the record date, subject to the closing of the stock purchase agreement. The special cash distribution was paid to the holders of an aggregate 2,297,421 pre-reverse split shares of our common stock, after giving effect to the cancellation of 1,350,000 pre-reverse split shares discussed above, which resulted in a total cash distribution of approximately $280,000. The special cash distribution was a condition of the closing of the stock purchase agreement.

Except for the special cash distribution described above, we have never paid cash dividends on our common stock. Since the reverse take-over transaction on December 31, 2007, we have not declared or paid any dividends.

We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends. PRC regulations, which apply to Chuming WFOE, Meat Company, Food Company and Sales Company currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency.

LEGAL MATTERS

Richardson & Patel LLP has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus.

EXPERTS

Our consolidated financial statements for each of the fiscal years ending December 31, 2009 and 2008, have been audited by our independent auditor, Samuel H. Wong & Co., LLP, certified public accountants registered with the Public Company Accounting Oversight Board. We have included our consolidated financial statements in this prospectus in reliance on the report of the above-named independent auditor, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Energroup Holdings Corporation is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The Company’s filings are also available on the SEC’s internet site ( http://www.sec.gov ).

Energroup Holdings Corporation

Audited Consolidated Financial Statements

December 31, 2009 and 2008

(Stated in US Dollars)

Energroup Holdings Corporation

Contents	Pages

Report of Registered Public Accounting Firm	F-1

Consolidated Balance Sheets	F-2 – F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Changes in Stockholders’ Equity	F-5 – F-6

Consolidated Statements of Cash Flows	F-7 – F-8

Notes to Consolidated Financial Statements	F-9 – F-32

Board of Directors and Stockholders
Energroup Holdings Corporation

Report of Registered Independent Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Energroup Holdings Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energroup Holdings Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP
January 26, 2010	Certified Public Accountants

Energroup Holdings Corporation
Consolidated Balance Sheets
As of December 31, 2009 and 2008
(Stated in US Dollars)

	Notes	At	At
		December 31,	December 31,
ASSETS		2009	2008
Current Assets
Cash	2(D)	$41,984,101	$5,695,798
Restricted Cash	3	2,176,224	2,177,091
Accounts Receivable	2(E),4	39,876,187	18,661,065
Other Receivable		591,025	2,162,412
Related Party Receivable	5	-	10,919,777
Inventory	2(F),6	3,683,989	6,051,109
Purchase Deposit	2(G)	844,964	1,453,861
Prepaid Expenses		30,103	62,734
Prepaid Taxes		231,567	334,413
Deferred Tax Asset	2(Q)	468,922	643,609
Total Current Assets		89,887,082	48,161,869

Non-Current Assets
Property, Plant & Equipment, net	2(H),7	23,727,484	25,794,151
Land Use Rights, net	2(I),8	13,175,559	13,430,435
Construction in Progress	2(J)	6,692,837	3,262,146
Other Assets		-	34,807
Total Assets		$133,482,962	$90,683,408

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Bank Loans	9(A)	$15,942,197	$6,419,422
Notes Payable		7,312,935	-
Accounts Payable		3,272,626	7,695,208
Taxes Payable		6,987,848	2,341,971
Other Payable		2,096,958	2,318,142
Accrued Liabilities		1,922,105	1,724,266
Customer Deposit	2(L)	2,416,613	3,258,752
Related Party Payable	5	2,307,429	-
Total Current Liabilities		42,258,711	23,757,761

Long Term Liabilities
Bank Loans	9(B)	-	-

Total Liabilities		$42,258,711	$23,757,761

See Notes to Financial Statements and Accountant’s Report

Energroup Holdings Corporation
Consolidated Balance Sheets
As of December 31, 2009 and 2008
(Stated in US Dollars)

		At	At
	Notes	December 31,	December 31,
Stockholders' Equity		2009	2008

Preferred Stock - $0.001 Par Value 10,000,000 Shares Authorized; 0 Shares Issued & Outstanding at December 31, 2009 and 2008.		$-	$-

Common Stock - $0.001 Par Value 21,739,130 Shares Authorized; 21,136,392 Shares Issued & Outstanding at December 31, 2009 and 2008.	10	21,137	21,137

Additional Paid in Capital		42,530,331	26,062,337
Statutory Reserve	2(M),11	2,077,488	2,077,488
Retained Earnings		41,329,899	35,275,457
Accumulated Other Comprehensive Income	2(N)	5,265,396	3,489,228

Total Stockholders' Equity		91,224,251	66,925,647

Total Liabilities & Stockholders' Equity		$133,482,962	$90,683,408

See Notes to Financial Statements and Accountant’s Report

Energroup Holdings Corporation
Consolidated Statements of Cash Flows
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

		For the	For the
		year ended	year ended
	Note	December 31,	December 31,
		2009	2008
Sales	2(O),22	$213,545,175	$176,360,013
Cost of Sales	2(P)	183,391,490	149,794,249
Gross Profit		30,153,685	26,565,764

Operating Expenses
Selling Expenses	2(Q)	2,151,988	5,147,366
General & Administrative Expenses	2(R)	2,507,688	2,675,661
Total Operating Expense		4,659,676	7,823,027

Operating Income/(Loss)		25,494,009	18,742,737

Other Income (Expenses)
Other Income		43,568	5,780
Other Expense		(91,943)	(100,183)
Interest Income		198,259	284,774
Interest Expense		(1,031,197)	(953,460)
Release of Escrowed Make Good Shares		(16,467,994)	(10,622,294)
Total Other Income and Expense		(17,349,307)	(11,385,383)

Earnings before Tax		8,144,702	7,357,354

(Income Tax Expense)/Deferred Tax Benefit	2(V),14	(2,090,260)	(520,089)

Net Income		$6,054,442	$6,837,265

Earnings Per Share	2(Y),16
- Basic		$0.35	$0.40
- Diluted		$0.29	$0.32

Weighted Average Shares Outstanding
- Basic		17,272,756	17,272,756
- Diluted		21,136,392	21,182,756

	For the	For the
	year ended	year ended
	December 31,	December 31,	Accumulated
Comprehensive Income	2009	2008	Totals
Net Income	$6,054,442	$6,837,265	$12,891,707
Other Comprehensive Income
Foreign Currency Translation Adjustment	1,776,168	528,277	2,304,445
	$7,830,610	$7,365,542	$15,196,152

See Notes to Financial Statements and Accountant’s Report

Energroup Holdings Corporation
Consolidated Statements of Changes in Stockholders’ Equity
As of and for the years ended December 31, 2009 and 2008
(Stated in US Dollars)

						Accumulated
	Common		Additional			Comprehensive
	Shares		Paid in	Statutory	Retained	Other
	Outstanding	Amount	Capital	Reserve	Earnings	Income	Total

Balance at January 1, 2008	21,136,392	$21,137	$15,440,043	$751,444	$29,764,236	$2,960,951	$48,937,811
Release of Shares Placed in Escrow	-	-	10,622,294	-	-	-	10,622,294
Net Income	-	-	-	-	6,837,265	-	6,837,265
Appropriations of Retained Earnings	-	-	-	1,326,044	(1,326,044)	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	528,277	528,277
Balance at December 31, 2008	21,136,392	$21,137	$26,062,337	$2,077,488	$35,275,457	$3,489,228	$66,925,647

Balance at January 1, 2009	21,136,392	$21,137	$26,062,337	$2,077,488	$35,275,457	$3,489,228	$66,925,647
Release of Shares Placed in Escrow	-	-	16,467,994	-	-	-	16,467,994
Net Income	-	-	-	-	6,054,442	-	6,054,442
Appropriations of Retained Earnings	-	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	1,776,168	1,776,168
Balance at December 31, 2009	21,136,392	$21,137	$42,530,331	$2,077,488	$41,329,899	$5,265,396	$91,224,251

See Notes to Financial Statements and Accountant’s Report

Energroup Holdings Corporation
Consolidated Statements of Cash Flows
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2009	2008
Cash Flow from Operating Activities

Cash Received from Customers	$203,979,080	$153,507,080
Cash Paid to Suppliers & Employees	(174,408,890)	(155,266,953)
Interest Received	198,259	284,774
Interest Paid (net of amount capitalized)	(831,509)	(1,763,404)
Income Tax Paid	3,541	-
Miscellaneous Receipts	43,567	5,780
Cash Sourced/(Used) in Operating Activities	28,984,048	(3,232,723)

Cash Flows from Investing Activities

Escrowed Funds from Private Placement Placed in Restricted Cash	35,675	2,072,909
Payments for Purchases of Equipment & Construction of Plant	(3,702,716)	(5,832,731)
Payments for Purchases of Intangible Assets	(327,647)	-
Cash Sourced/(Used) in Investing Activities	(3,994,688)	(3,759,822)

Cash Flows from Financing Activities

Proceeds from Bank Borrowings	16,437,196	9,264,246
Repayment of Bank Loans	(6,914,421)	(10,700,664)
Cash Sourced/(Used) in Financing Activities	9,522,775	(1,436,418)

Net Increase/(Decrease) in Cash & Cash Equivalents for the Year	34,512,135	(8,428,963)

Effect of Currency Translation	1,776,168	92,910

Cash & Cash Equivalents at Beginning of Year	5,695,798	14,031,851

Cash & Cash Equivalents at End of Year	$41,984,101	$5,695,798

Non-Cash Financing Activity:
Release of shares held in escrow account	$16,467,994	$10,622,294

See Notes to Financial Statements and Accountant’s Report

Energroup Holdings Corporation
Reconciliation of Net Income to Cash Provided/(Used) in Operating Activities
For the years ended December 31, 2009 and 2008
(Stated in US Dollars)

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2009	2008

Net Income	$6,054,442	$6,837,265

Adjustments to Reconcile Net Income to Net Cash Provided by Cash Activities:

Non Cash Expense Recorded for the Release of Escrowed Shares	16,467,994	10,622,294
Amortization	582,523	331,468
Depreciation	2,338,691	2,540,797
Provision for Bad Debt	214,294	103,773
Decrease/(Increase) in Accounts Receivable	(21,429,416)	(18,142,404)
Decrease/(Increase) in Other Receivable	1,571,387	(1,093,473)
Decrease/(Increase) in Related Party Receivable	10,919,777	(6,955,420)
Decrease/(Increase) in Inventory	2,367,120	(3,135,093)
Decrease/(Increase) in Advance to Suppliers	608,898	(1,186,054)
Decrease/(Increase) in Prepaid Taxes	102,845	(149,096)
Decrease/(Increase) in Prepaid Expenses	32,631	(16,333)
Decrease/(Increase) in Deferred Tax Benefit	174,686	(29,764)
Increase/(Decrease) in Notes Payable	7,312,935	-
Increase/(Decrease) in Accounts Payable	(4,422,583)	3,915,934
Increase/(Decrease) in Taxes Payable	4,645,877	664,777
Increase/(Decrease) in Other Payable	(221,184)	846,762
Increase/(Decrease) in Related Party Payable	2,307,429	-
Increase/(Decrease) in Accrued Liabilities	197,839	(1,622,747)
Increase/(Decrease) in Customer Advances	(842,137)	3,234,591

Total of all adjustments	22,929,606	(10,069,988)

Net Cash Provided by/(Used in) Operating Activities	$28,984,048	$(3,232,723)

See Notes to Financial Statements and Accountant’s Report

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

1.	The Company and Principal Business Activities

Energroup Holdings Corporation (the “Company”) (OTCBB: ENHD) is a holding company incorporated in the state of Nevada in the United States of America whose primary business operations are conducted through its three operating subsidiaries: (1) Dalian Chuming Processed Foods Company Ltd., (“Food Company”) (2) Dalian Chuming Slaughter and Packaging Pork Company Ltd. (“Meat Company”), and (3) Dalian Chuming Sales Company Ltd. (“Sales Company”), which are incorporated in the People’s Republic of China (“PRC”).   The Company is headquartered in the City of Dalian, Liaoning Province of China.

The three operating subsidiaries were spun-off constituents of the former parent company, Dalian Chuming Group Co. Ltd (“Group”).  The Company indirectly holds the three operating subsidiary companies through its wholly owned intermediary subsidiaries: (A) Precious Sheen Investments Limited (“PSI”), a British Virgin Islands (“BVI”) corporation, and (B) Dalian Chuming Precious Sheen Investments Consulting Co., Ltd., (“Chuming”), a wholly foreign owned enterprise incorporated in the PRC.

The Company’s primary business activities are the production and packing of fresh pork and also production of processed meat products for distribution and sale to clients throughout the PRC and Russia.

Corporate Reorganization

PRC law currently has limits on foreign ownership of certain companies.  To enable Chuming to raise equity capital from investors outside of China, it established an offshore holding company by incorporating Precious Sheen Investments Limited in the British Virgin Islands in May 2007.  On September 26, 2007, Chuming entered into share transfer agreements with Dalian Chuming Group Co., Ltd., under which Dalian Chuming Group Co., Ltd. agreed to transfer ownership of three operating subsidiaries (collectively known as “Chuming Operating Subsidiaries”) to Chuming.  On October 23, 2007, Chuming completed all required registrations to complete the share transfer, and became the 100% owner of the Chuming Operating Subsidiaries.  On November 14, 2007 the Dalian Commerce Bureau approved the transfer of Dalian Chuming Group Co., Ltd’s 68% interest in Chuming to PSI, and upon this transfer, Chuming became a wholly foreign owned enterprise, with PSI as the 100% owner of Chuming (including its subsidiaries). On December 13, 2007, the PRC government authorities issued Chuming a business license formally recognizing it as a wholly foreign owned enterprise, of which PSI is the sole shareholder.

The following is a description of the Chuming Operating Subsidiaries: -

A. Dalian Chuming Slaughter and Packaging Pork Company Ltd., whose primary business activity is acquiring, slaughtering, and packaging of pork and cattle;

B. Dalian Chuming Processed Foods Company Ltd., whose primary business activity is the processing of raw and cooked meat products; and

C. Dalian Chuming Sales Company Ltd., which is responsible for Chuming’s sales, marketing, and distribution operations.

Share Exchange Transaction

On December 31, 2007, the Company acquired all of the outstanding shares of PSI in exchange for the issuance of 16,850,000 restricted shares of our common stock to the shareholders of PSI, which represented approximately 97.55% of the then-issued and outstanding common stock of the Company (excluding the shares issued in the Financing). As a result of that transaction, PSI became our wholly owned subsidiary and we acquired the business and operations of the three operation subsidiaries.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

The share exchange transaction has been accounted for as a recapitalization of PSI where the Company (the legal acquirer) is considered the accounting acquiree and PSI (the legal acquiree) is considered the accounting acquirer.  As a result of this transaction, the Company is deemed to be a continuation of the business of PSI.

Accordingly, the financial data included in the accompanying consolidated financial statements for all periods prior to December 31, 2007 is that of the accounting acquirer (PSI). The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.

2.	Summary of Significant Accounting Policies

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(B)	Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are compiled in accordance with generally accepted accounting principles in the United States of America.  All significant inter-company accounts and transactions have been eliminated.  The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

The Company owned the three operating subsidiaries since its inception.  The Company also owns two intermediary holdings companies.  As of December 31, 2009, the detailed identities of the consolidating subsidiaries are as follows: -

Name of Company	Place of Incorporation	Attributable Equity Interest	Registered Capital
Precious Sheen Investments Limited	BVI	100%	USD 10,000
Dalian Chuming Precious Sheen Investment Consulting Co., Ltd.	PRC	100%	RMB 91,009,955
Dalian Chuming Slaughtering & Pork Packaging Co. Ltd.	PRC	100%	RMB 10,000,000
Dalian Chuming Processed Foods Co. Ltd.	PRC	100%	RMB 5,000,000
Dalian Chuming Sales Co. Ltd.	PRC	100%	RMB 5,000,000

The consolidation of these operating subsidiaries into a newly formed holding company i.e. “the Company” is permitted by United States GAAP: ARB51 paragraph 22 and 23 (FASB ASC 810 Consolidation).

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(C)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

(D)	Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid equity or debt instruments purchased with a maturity of three months or less to be cash equivalents.

(E)	Accounts Receivable

The Company extends unsecured, non-interest bearing credit to its customers; accordingly, the Company carries an allowance for doubtful accounts, which is an estimate, made by management.  Management makes its estimate based on prior experience rates and assessment of specific outstanding customer balances.  Management may extend credit to new customers who have met the criteria of the Company’s credit policy.

(F)	Inventory Carrying Value

Inventory, consisting of raw materials in the form of livestock, work in progress, and finished products, is stated at the lower of cost or market value.  Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead.  Periodic evaluation is made by management to identify if inventory needs to be written down because of damage, or spoilage.  Cost is computed using the weighted average method.

(G)	Purchase Deposit

Purchase deposit represents the cash paid in advance for purchasing raw materials.  The purchase deposit is interest free and unsecured.

(H)	Property, Plant, and Equipment

Property, Plant, and Equipment are stated at cost.  Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized.  When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Property and equipment are depreciated using the straight-line method over their estimated useful life with a 5% salvage value.  Their useful lives are as follows: -

Fixed Asset Classification	Useful Life
Land Improvements	10 years
Buildings	20 years
Building Improvements	10 years
Manufacturing Machinery & Equipment	10 years
Office Equipment	5 years
Furniture & Fixtures	5 years
Vehicles	5 years

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(I)	Land Use Rights

Land Use Rights are stated at cost less accumulated amortization.  Amortization is provided over its useful life, using the straight-line method.  The useful life of the land use right is 50 years.

(J)	Construction in Progress

Construction in progress represents the direct costs of design, acquisition, and construction of buildings, building improvements, and land improvements.  These costs are capitalized in the Construction-in-Progress account until substantially all activities necessary to prepare the assets for their intended use are completed. At such point, the Construction-in-Progress account is closed and the capitalized costs are transferred to their appropriate asset classification. No depreciation is provided until the assets are completed and ready for their intended use.

(K)	Accounting for Impairment of Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset group may not be recoverable.  The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset from the expected future cash flows, undiscounted and without interest charges, of the related operations.  If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value.  The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

(L)	Customer Deposit

Customer deposit represents money the Company has received in advance for purchases of pork and pork products.  The Company considers customer deposits as a liability until products have been shipped and revenue is earned.

(M)	Statutory Reserve

Statutory reserve refer to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations.  PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development.  Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

(N)	Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.  The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(O)	Recognition of Revenue

Revenue from the sale of pork products, etc., is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Beginning in March 2008, the Company encouraged its independent sales agents to share the cost in marketing Chuming pork products.  The Company encouraged such behavior by offering to its agents: (1) favorable credit terms, such as 45 to 60 days unsecured credit and (2) more significant discount.  The Company recognizes the sales revenue directly based on the dollar amount sold to independent sales agents.  In accordance to 605-50-45-2, discounts offered to independent sales agent are accounted for as reductions in revenue.  The increase in receivables after March 2008 gives rise to the Company carrying an allowance for doubtful accounts as detailed in 2(E).

(P)	Cost of Sales

The Company’s cost of sales is comprised of raw materials, factory worker salaries and related benefits, machinery supplies, maintenance supplies, depreciation, utilities, inbound freight, purchasing and receiving costs, inspection and warehousing costs

(Q)	Selling Expense

Selling expenses are comprised of outbound freight, salary for the sales force, client entertainment, commissions, depreciation, advertising, and travel and lodging expenses.  Selling expense, in absolute dollars, and as a percentage of revenue, has decreased because of the coordinated effort with independent sales agents to gain higher return on marketing efforts.  Refer to Note 2(O) for further details.

(R)	General & Administrative

General and administrative costs include executive compensation, quality control, and general overhead such as the finance department, administrative staff, and depreciation and amortization expense.

(S)	Shipping and handling

All shipping and handling are expensed as incurred and are included as a component of cost of sales.

(T)	Advertising Expense

Costs related to advertising and promotion expenditures are expensed as incurred during the year.  Advertising costs are charged to selling expense.

(U)	Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statement of operations as incurred.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(V)	Income Taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109 (FASB ASC 740), Accounting for Income Taxes. Income tax liabilities computed according to the United States and People’s Republic of China (PRC) tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize that tax benefit, or that future realization is uncertain.

(W)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

(X)	Foreign Currency Translation

The Company maintains its financial statements in the functional currency.  The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Exchange Rates	12/31/2009	12/31/2008
Period end RMB : US$ exchange rate	6.8372	6.8542
Average period RMB : US$ exchange rate	6.8409	6.9623

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(Y)	Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per share” (FASB ASC 260), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., contingent shares, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

(Z)	Recent Accounting Pronouncements

In June 2009, FASB issued FASB Statement No. 166, Accounting for Transfers for Financial Assets (FASB ASC 860 Transfers and Servicing) and FASB Statement No. 167 (FASB ASC 810 Consolidation), a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation).

Statement 166 is a revision to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FASB ASC 860 Transfers and Servicing), and will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. Statement No. 166 (FASB ASC 860 Transfers and Servicing) must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date.  The Company is still evaluating the impact of the above pronouncement.

Statement 167 is a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation), and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. Statement No. 167 (FASB ASC 810 Consolidation) shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited. The Company is still evaluating the impact of the above pronouncement.

On June 30, 2009, FASB issued FASB Statement No. 168, Accounting Standards Codification™ (FASB ASC 105 Generally Accepted Accounting Principles) a replacement of FASB Statement No. 162 the Hierarchy of Generally Accepted Accounting Principles. On the effective date of this standard, FASB Accounting Standards Codification™ (ASC) became the source of authoritative U.S. accounting and reporting standards for nongovernmental entities, in addition to guidance issued by the Securities and Exchange Commission (SEC). This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  If an accounting change results from the application of this guidance, an entity should disclose the nature and reason for the change in accounting principle in their financial statements.  This new standard flattens the GAAP hierarchy to two levels: one that is authoritative (in FASB ASC) and one that is non-authoritative (not in FASB ASC). Exceptions include all rules and interpretive releases of the SEC under the authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants, and certain grandfathered guidance having an effective date before March 15, 1992. Statement No. 168 is the final standard that will be issued by FASB in that form.  There will no longer be, for example, accounting standards in the form of statements, staff positions, Emerging Issues Task Force (EITF) abstracts, or AICPA Accounting Statements of Position.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

The Company is currently evaluating the potential impact, if any, of the adoption of the above recent accounting pronouncements on its consolidated results of operations and financial condition.

3.	Restricted Cash

The restricted cash reflects funds received from the financing transaction described in Note 19 that has been held in an escrow with US Bank in the United States that requires releases authorized by the lead investor.  The balance remaining in the escrow account is attributed to two criteria the Company was not able satisfy by prescribed dates in accordance to the financing transaction.  The two unfilled criteria were: (1) hiring of a Chief Financial Officer within 90 days of the closing of the financing transaction that met the approval of the investors and (2) appointment of a successor auditor.  If criteria (1) and criteria (2) had been met, $1,500,000 and $500,000 of funds would have been released to the Company, respectively.  The amount in excess of the total of the $2,000,000 million subject to the aforementioned criteria was comprised of unused funds earmarked for the payment to a third party investor relation firm from a list prescribed by the investors and any interest earned between December 31, 2007 and December 31, 2009.  The amount earmarked for the investor relations firm was approximately $170,000, and the balance of approximately $6,000 was related to interest earned.  The Company has also classified these funds as restricted because they remain in the escrow account which is subject to release by the investors.  The criteria for restriction of the funds have been modified in accordance to a settlement agreement entered into by the Company and the investors in the financing transaction in Note 19, on December 30, 2009.  Refer to Note 20 for further details on the settlement agreement that modifies the restrictions.  The Company believes that is has properly accounted for the entire amount of $2,176,224 held in escrow as restricted as of December 31, 2009 for the following two reasons: (1) the Company was not able to freely access those funds, and (1) the modification of the terms covered in the settlement agreement were subject to events that would occur subsequent to the December 31, 2009.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

4.	Accounts Receivable

Accounts Receivable at December 31, consisted of the following: -

	At	At
	December 31,	December 31,
	2009	2008
Accounts Receivable – Trade	$40,278,976	$18,849,560
Less: Allowance for Doubtful Accounts	(402,789)	(188,495)
Net Accounts Receivable	$39,876,187	$18,661,065

	At	At
	December 31,	December 31,
Allowance for Bad Debts	2009	2008
Beginning Balance	$(188,495)	$(84,723)
Allowance Provided	(214,294)	(103,772)
Charged Against Allowance	-	-
Ending Balance	$(402,789)	$(188,495)

During the second quarter of the 2008 fiscal year, management revised the Company’s credit policy.  Based on management’s review, the Company began extending more favorable credit terms to its top tier customers. Those customers that qualified as top tier were extended approximately 45 to 60 days of credit.  As of December 31, 2009, the Company has not had any receivables that were unrecoverable.

Accounts receivable aging analysis at December 31: -

	At	At
	December 31,	December 31,
	2009	2008
1-30 Days	$17,757,223	$10,478,579
30-60 Days	12,643,466	1,627,515
61-90 Days	5,004,370	168,045
91-120 Days	4,833,711	6,575,420
121-365 Days	40,206	-
Over 365 Days	-	-
Total	$40,278,976	$18,849,560

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

5.	Related Party Receivable and Payable

In the normal course of business which includes the purchases of hogs and other raw materials, sale of pork and pork products, the Company conducts transactions with the following related parties: Dalian Chuming Group Co., Ltd (“Group”) and the Group subsidiaries, that are not consolidated into Energroup Holdings or Energroup’s subsidiary, Dalian Chuming Precious Sheen Investments Consulting Co. Ltd. (Chuming): (1) Dalian Chuming Industrial Development Co., Ltd., (“Industrial Development Co.”) (2) Dalian Chuming Trading Co., Ltd, (“Trading Co.”) (3) Dalian Mingxing Livestock Product Co. Ltd., (“Mingxing”) (4) Dalian Chuming Stockbreeding Combo Development Co., Ltd., (“Combo Development Co.”) (5) Dalian Chuming Fodder Co., Ltd. (“Fodder Co.”), and (6) Dalian Chuming Biological Technology Co., Ltd., (“Biological Co.”) and (7) Dalian Huayu Seafood Food Co., Ltd. (“Huayu”).  The Company and the aforementioned related parties share common beneficial ownership.  All transactions with related parties are generally performed at arm’s length.

In the event that the Company has both receivables from, and payables to the Group it will, in accordance with FIN 39 (FASB ASC 210-20), setoff the balances in order to arrive at a single balance that is either due from, or due to the Group.  The Company’s net payable balance of $2,307,429 at December 31, 2009 is shown in the following table.

Ref.	Subsidiary Due to:	Nature of Balance	Related Party	Balance	Description of Transaction
A	Food	Sale of Products resulting in Trade Receivable from	Dalian Huayu Seafood Food Co., Ltd.	$235,278	Food Co. sold cooked food to Huayu dating back to 1/2007.
		Subtotal of Related Party Sales		235,278

B	Food	Loan Receivable from	Dalian Fodder Co., Ltd.	15,346	Food Co. advanced prepayment to Fodder Co. for purchase of raw materials dating back to 7/2009
C	Food	Loan Receivable from	Dalian Chuming Industrial Development Co., Ltd.	21,959,383	Food Co. paid bank loan principal and interest on behalf of Industrial Co. dating back to 1/2008
D	Food	Loan Receivable from	Dalian Chuming Group Co., Ltd.	785,296	Food Co. paid bank loan principal and interest on behalf of Group dating back to 9/2009
E	Meat	Loan Receivable from	Dalian Chuming Industrial Development Co., Ltd.	28,579,916	Meat Co. paid bank loan principal and interest on behalf of Industrial Co. dating back to 4/2009
F	Meat	Loan Receivable from	Dalian Chuming Fodder Co., Ltd.	188,553	Meat Co. paid raw materials and utility fees for Fodder Co. dating back to 7/2008.
G	Meat	Loan Receivable from	Dalian Chuming Stockbreeding Combo Development Co., Ltd.	2,698,825	Prepayment to Stockbreeding Combo for Purchase of hogs dating back to 7/2008.
H	Meat	Loan Receivable from	Dalian Chuming Group Co., Ltd.	20,316,353	Meat Co. paid bank loan principal and interest on behalf of Group dating back to 10/2009
I	Sales	Loan Receivable from	Dalian Huayu Seafood Co., Ltd.	2,715,858	Sales Co. help Huayu purchase materials dating back to 9/2008.
J	Sales	Loan Receivable from	Dalian Chuming Group Co., Ltd.	4,910,256	Sales Co. purchased hogs and paid general and administrative expenses on behalf of Group dating back to 7/2008.
K	Sales	Loan Receivable from	Dalian Chuming Stockbreeding Combo Development Co., Ltd.	15,924,446	Sales Co. paid for Stockbreeding to buy hogs from farmer dating back 7/2008
L	Sales	Loan Receivable from	Dalian Chuming Industrial Development Co., Ltd.	5,594,080	Sales Co. purchased materials for Industrial Co. dating back to 7/2009
M	Sales	Loan Receivable from	Dalian Chuming Fodder Co., Ltd.	2,007,855	Sales Co. purchased feeding materials for Fodder Co. dating back to 5/2009
		Subtotal loans to related parties		105,696,167

		Gross related party receivables		$105,931,445

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Ref.	Subsidiary Due from:	Nature of Balance	Related Party	Balance	Description of Transaction
N	Meat	Purchase of Raw Materials resulting in Trade Payable to	Dalian Chuming Stockbreeding Combo Development Co., Ltd.	$7,763,151	Meat Co. purchased of hogs from Stockbreeding Combo Development Co. dating back to 7/2009
O	Meat	Purchase of Raw Materials resulting in Trade Payable to	Dalian Chuming Group Co., Ltd.	69,975,745	Purchase of hogs from Group dating back to 7/2008.
		Subtotal of Purchases from Related Parties		77,738,896

P	Food	Loan Payable to	Dalian Chuming Group Co., Ltd.	583	Food borrowed from Group to purchase materials dating back to 4/2009.
Q	Food	Loan Payable to	Dalian Chuming Stockbreeding Combo Development Co., Ltd.	2,047,622	Stockbreeding Combo Development Co. bought raw materials for Food Co. dating back to 4/2009
R	Food	Loan Payable to	Dalian Mingxing Livestock Product Co., Ltd.	52,022	Food Co. borrowed funds from Mingxing for operations purpose dating back to 12/2008
S	Food	Loan Payable to	Dalian Huayu Seafood Co., Ltd.	2,909,148	Food Company collected customer deposits on behalf of Huayu Co. dating back to 7/2009
T	Meat	Loan Payable to	Dalian Chuming Group Co., Ltd.	7,312,935	Group loaned to Meat Co. dating back to 4/2009
U	Meat	Loan Payable to	Dalian Huayu Seafood Co., Ltd.	2,950,503	Huayu Co. loaned to Meat Co. dating back to 7/2009
V	Meat	Loan Payable to	Dalian Mingxing Livestock Product Co., Ltd.	610,618	Mingxing Co. paid the operation expense on behalf of Meat Co., dating back to 7/2009
W	Sales	Loan Payable to	Dalian Mingxing Livestock Product Co. Ltd.,	842,176	Sales Co. collected bank loans on behalf of Mingxing dating back to 8/2008
X	Sales	Loan Payable to	Dalian Chuming Fodder Co., Ltd.	3,259,502	Fodder Co. bought materials on behalf of Sales Co. dating back to 4/2009
Y	WFOE	Loan Payable to	Dalian Chuming Group Co.	10,514,870	Group loaned funds to WFOE (includes funds transferred from Meat for US RTO.)
		Subtotal of Loans from Related Parties		30,499,978

		Gross Related Party Payable		108,238,874

		Setoff Related Party Payable (Payables have been set-off against receivables)		$2,307,429

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

A.	The Food Company sold USD 235 thousand (RMB 1.6 million) cooked food to Mingxing Company on credit.

B.	Food Company prepaid USD 15 thousand (RMB 104 thousand) to Fodder Company in third quarter of 2009 for the purchase of raw materials.

C.	Food Company paid USD 21.96 million (RMB 150 million) bank loan principal and interest on behalf of Industrial Development Company.

D.	Food Company paid USD 785 thousand (RMB 5.4 million) bank loan principal and interest on behalf of Chuming Group.

E.	Meat Co. paid USD 28.6 million (RMB 195.4 million) bank loan principal and interest on behalf Industrial Development Company.

F.	Meat Co. paid USD 189 thousand (RMB 1.3 million) raw materials and utility fees for Fodder Company.

G.	The prepayment of USD 2.7 million (RMB 18.4 million) from Meat Company to the Stockbreeding Combo Development Company was for the purchase of hogs.

H.	Meat Company paid USD 20.3 million (RMB 138.9 million) bank loan principal and interest on behalf of Group.

I.	Sales Company bought USD 2.7 million (RMB 18.6 million) raw materials for Huayu Seafood Company.

J.	The balance of USD 4.9 million (RMB 33.6 million) receivable from Chuming Group to Sales Company was for the payments of hogs and operation expense.

K.	Sales Company help the Combo Development Company to pay USD 15.9 million (RMB 109 million) to local farmers for the purchase of hogs.

L.	Sales Company purchased USD 5.6 million (RMB 38 million) materials for Industrial Development Company.

M.	The receivable of USD 2 million (RMB 13.7 million) due from Fodder Company to Sales Company is primary for the purchase of feeding materials.

N.	The balance of USD 7.8 million (RMB 53 million) payment owed by the Meat Company to Chuming Stockbreeding Combo Development Company was for the purchase of hogs.

O.	The Group sold hogs to Meat Co. for 70 million (RMB 478 million).

P.	Chuming Group purchased USD 583 (RMB 4 thousand) materials for Food Company

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Q.	Stockbreeding Combo Development Company purchased USD 2 million (RMB 14 million) for Food Company.

R.	Mingxing Livestock Company paid USD 52 thousand (RMB 356 thousand) daily operation expenses on behalf of Food Company.

S.	Food Company collected USD 2.9 million (RMB 19.9 million) customer deposits on behalf of Huayu Seafood Company.

T.	Meat Company borrowed USD 7.3 million (RMB 50 million) operation funds from Chuming Group.

U.	Meat Company borrowed USD 2.9 million (RMB 20 million) operation funds from Huayu Seafood Company.

V.	Mingxing Livestock Company paid USD 611 thousand (RMB 4.1 million) general and administrative expenses for Meat Company.

W.	Sales Company collected USD 842 thousand (RMB 5.8 million) bank loans on behalf of Mingxing Livestock Company.

X.	Fodder Company bought USD 3.3 million (RMB 22.3 million) materials on behalf of Sales Company.

Y.	The outstanding payable balance of USD 10.5 million (RMB 70 million) due to the Group has been transferred to the books of Chuming.

The related party payable balance detailed above, and the related transactions that comprise that balance were integral and material to the Company’s operations.  The Company was reliant on transactions with the above related parties in order to conduct its business normally.  The Company acknowledges that it has the responsibility to comply with paragraph c of SFAS 57 (FASB ASC 850) which calls for the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period. The Company’s accounting system in the past was manual and accordingly is not able to, from a cost benefit perspective, summarize and provide further detail on the related party transactions. Also, the Company’s current accounting department does not have sufficient staff in order to perform and exercise to further detail the related party payables and receivables beyond what has been provided above; however the Company is taking steps to update its accounting systems and methods to provide fuller detail regarding these transactions for future periods. The Company does represent that the balances disclosed above are both accurate and reliable within acceptable thresholds of materiality.

The Company’s related party receivables and payables in the period presented were in the form of either short-term loans bearing no interest, or trade payables and receivables relating to the purchase of raw materials, supplies or products for which payment was due within a short period of time.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

6.	Inventory

	At	At
	December 31,	December 31,
	2009	2008
Raw Materials	$1,479,197	$867,549
Work in Progress	95,051	241,738
Finished Goods	2,109,741	4,941,822
	$3,683,989	$6,051,109

7.	Property, Plant & Equipment

At		Accumulated
December 31, 2009:	Cost	Depreciation	Net
Buildings	$21,661,732	$(4,341,813)	$17,319,919
Manufacturing Equipment	9,983,958	(4,227,442)	5,756,516
Office Equipment	473,623	(397,488)	76,135
Vehicles	926,735	(664,628)	262,107
Furniture & Fixture	525,323	(212,516)	312,807
	$33,571,371	$(9,843,887)	$23,727,484

At		Accumulated
December 31, 2008:	Cost	Depreciation	Net
Buildings	$21,604,325	$(3,607,219)	$17,997,105
Manufacturing Equipment	10,061,608	(3,132,725)	6,928,883
Office Equipment	195,577	(150,670)	44,907
Vehicles	913,816	(477,265)	436,551
Furniture & Fixture	524,020	(137,317)	386,704
	$33,299,346	$(7,505,196)	$25,794,151

8.	Land Use Right

The Company had the following intangible assets outstanding at December 31:

	At	At
	December 31,	December 31,
	2009	2008
Land Use Rights, at Cost	$14,735,150	$14,407,503
Less: Accumulated Amortization	(1,559,591)	(977,068)
	$13,175,559	$13,430,435

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

9.	Bank Loans

(A)	Short Term Bank Loans

At December 31 2009 and 2008, the Company had the following short-term loans outstanding:

			At
			December 31,
Bank	Interest Rate	Due Date	2009
Bank of China - Liaoning Branch	5.841%	11/11/2010	$2,252,384
Bank of China - Liaoning Branch	5.841%	11/18/2010	2,135,377
Bank of China - Liaoning Branch	5.841%	10/27/2010	2,047,620
Agricultural Bank of China - Wafangdian Branch	5.310%	10/30/2010	2,925,174
Shanghai Pudong Development Bank - Dalian Branch	5.841%	7/16/2010	4,387,761
Bank of East Asia - Dalian Branch	5.841%	10/22/2010	2,193,881
			$15,942,197

			At
			December 31,
Bank	Interest Rate	Due Date	2008
Bank of China - Liaoning Branch	6.1586%	10/26/2009	$4,376,878
Bank of China - Liaoning Branch	7.3260%	10/17/2009	2,042,543
			$6,419,422

The loans provided by the Bank of China are secured by the Meat Company’s land use rights, which have been appraised at a fair market value of $5,605,611 (RMB 41,000,000).  Also, the Agricultural Bank and Shanghai Pudong Development Bank loans have been guaranteed by the Dalian Chuming Group Co., Ltd. Both the CEO Mr. Shi huashan and Dalian Chuming Group Co., Ltd. have guaranteed the loan from Bank of East Asia.

(B)	Bank Loan through Group

The Company obtained a loan of $20,466,901 (RMB 160,000,000) from Dalian Chuming Group Co., Ltd; which in turn, obtained these funds in a joint loan commitment from both China Development Bank and Shenzhen Development Bank (“Banks”) via a collateralized loan.  Dalian Chuming Group Co., Ltd. (“Group”) collateralized the loan by purchasing a bond from China Export and Credit Insurance Corporation (“Bond Issuer”).  The bond guarantees to the Banks the entire principal and accrued interest of the loan.  The cost of the bond is RMB 1,000,000 annually, or in USD: $120,668, 121,902, and 125,284 for the years 2004, 2005, and 2006, respectively, which was paid by the Company.  The loan carries a fixed interest of 5.76% per annum.  The Company pledged both land use rights and buildings to the Bond Issuer.  The Company pursued a loan from Dalian Chuming Group Co., Ltd as the financing solution of choice because the Company’s tangible assets, at the time of origination, were insufficient to collateralize the loan. Additionally, the Company lacked the favorable credit history to directly establish credit facility with the bank.

At December 31, 2007, the Company repaid its debt, in its entirety to Dalian Chuming Group Co. Ltd by setting off receivables owed by the Group to the Company.  The Company repaid the loan in order to meet the requirements of the equity financing transaction detailed in Note 19.  The balances are now owed by Dalian Chuming Group Co. Ltd to the Banks, and liability for paying the bonding insurance annually lies with the Group.  The pledged collateral of land use rights and buildings made to the Bond Issuer still underlie the loan currently owed by the Group, and as such, the Company’s assets, namely the buildings and land use rights are at risk if the Group were to default on this loan.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

10.	Notes Payable

Notes payable consisted of the followings as of December 31, 2009.

Notes to	Due Date	Amount
Shanghai Pudong Development Bank - Liaoning Branch	5/18/2010	$7,312,935
		$7,312,935

11.	Capitalization

As a result of a reverse-merger on December 31, 2007 that was consummated via a share exchange, and a concurrent equity financing, in the form of a private placement by issuing common stock to ten accredited investors, the Company’s capitalization is now reflected by the table shown below:

Name of Shareholder	Number of Shares	Common Stock Capital	Additional Paid in Capital	Equity %
Operating Companies Founders	14,688,948	$14,689	$29,486,367	69.50%
PRE-RTO Shell Shareholders	422,756	423	-	2.00%
Advisors & Consultants	2,161,052	2,161	-	10.22%
Private Investors	3,863,636	3,864	13,043,964	18.28%
	21,136,392	$21,137	$42,530,331	100.00%

12.	Commitments of Statutory Reserve

In compliance with PRC laws, the Company is required to appropriate a portion of its net income to its statutory reserve up to a maximum of 50% of an enterprise’s registered capital in the PRC.  The Company had future unfunded commitments, as provided below.

	At	At
	December 31,	December 31,
	2009	2008
PRC Registered Capital	15,566,849	15,566,849

- Statutory Reserve Ceiling based on 50% of Registered Capital	7,783,424	7,783,424

Less: - Retained Earnings appropriated to Statutory Reserve	(2,077,488)	(2,077,488)

Reserve Commitment Outstanding	$5,705,936	$5,705,936

13.	Advertising Costs

Advertising expenses were $638,904 and $2,629,853 for the years ended December 31, 2009 and 2008, respectively.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

14.	Income Taxes

The Company and its subsidiaries are subject to income tax under the jurisdictions under which they operate.  The following table details the Company and its subsidiaries, and the statutory tax rates to which they are subject:

Entity	Country of Domicile	Income Tax Rate
Energroup Holdings Corporation	USA	15.00% - 35.00%
Precious Sheen Investments Limited	BVI	0.00%
Dalian Chuming Precious Sheen Investment Consulting Co., Ltd.	PRC	25.00%
Dalian Chuming Slaughtering & Pork Packaging Co. Ltd.	PRC	25.00%
Dalian Chuming Processed Foods Co. Ltd.	PRC	25.00%
Dalian Chuming Sales Co. Ltd.	PRC	25.00%

As shown in the table above, Dalian Chuming Slaughtering & Pork Packaging Co. Ltd., Dalian Chuming Processed Foods Co. Ltd., Dalian Chuming Sales Co. Ltd., and Dalian Chuming Precious Sheen Investment Consulting Co. operate in the PRC.  They generate substantially all of the profits for the Company.  The Company expects that these subsidiaries will only be subject to PRC taxes in the foreseeable future, because the Company has not yet established a plan to repatriate it earnings to the United States.

Although the Companies PRC subsidiaries are subject to statutory income tax rates detailed above, the individual effective tax rates for each subsidiary vary significantly.

Dalian Chuming Slaughtering & Pork Packaging Co. Ltd. has been given special tax-free status by the PRC government because of the Company’s standing as leader in its industry in Dalian.  Accordingly, the Company has not made a provision for income taxes in the PRC for the years December 31, 2009 and 2008.

Dalian Chuming Processed Foods Co. Ltd has provided for income taxes in years 2009 and 2008 in the amounts of $1,914,069 and $508,844, respectively.

Dalian Chuming Sales Co. Ltd. has not provided for income taxes in years 2009 and 2008 because it has incurred operating losses for those respective years.  The Company has chosen to derecognize its deferred tax assets arising from net operating losses in prior periods by expensing the asset to the income tax expense account.  The amounts expense related to de-recognition of deferred tax assets for the years ended December 31 2009 and 2008 were $176,191 and $11,246 respectively.  Management made the decisions of de-recognition based on new information such as changes in market conditions and the further streamlining of the Company’s business.  Management does not believe that previously accrued deferred tax assets will be used to reduce taxes payables at any point in the foreseeable future.  Management deemed the use of a valuation allowance inappropriate based on the circumstances in accordance to guidance provided under ASC 740-10-40.

Although the Company is subject to United States income taxes, it is a holding company with no operations or profits within the US borders.  The Company currently only incurs expenses in the United States that are associated with being a public company.

After accounting for special tax-free status and net operating loss of aforementioned subsidiaries, the consolidated taxable earnings were determined, and the consolidated tax expeneses were as follows: -

i.	2009	Tax expense	(2,090,260)
ii.	2008	Tax expense	(520,089)

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

15.	Commitments

It is company policy to develop plant facilities based on availability of cash resources without incurring capital commitments. Therefore, the Company did not have any capital commitments existing at December 31, 2009 except for the commitment to have the construction in progress finished.

On December 19, 2007, the Company entered into a hog purchase agreement whereby the Dalian Chuming Group Co., Ltd will provide at fair market price a minimum number of hogs to the Company.  At December 31, 2009, the Company expects minimum quantities of hogs detailed in the following table:

Year	Hogs	Price Per Hog	Amount
2010	800,000	$205.84	164,674,737

The Company believes that the fair market price of the hogs will increase by 10% each year. The assumption of 10% reflects that Company expectations in regards to inflation, and the rising costs of inputs in breeding livestock.

16.	Operating Segments

The Company individually tracks the performance of its three operating subsidiaries Meat Company, Food Company, and Sales Company. Meat Company is primarily engaged in the slaughter and processing of pork livestock for wholesale and retail distribution. Food Company is primarily engaged in the production of pork-based food products, such as sausages and cured meats, for retail distribution.  Sales Company is primarily engaged in the sale and distribution of products produced by Food Company and Meat Company.

Below is a presentation of the Company’s results of operations and financial position for its operating subsidiaries at December 31, 2009 and 2008, and for the years then ended.  The Company has also provided reconciling adjustments with the Company and its intermediate holding companies Dalian Chuming Precious Sheen Investments Consulting Ltd. (“Chuming WFOE”) and Precious Sheen Investments Ltd (PSI).

Results of Operations				WFOE,
For the year ended	Meat	Food	Sales	PSI, &
December 31, 2009	Company	Company	Company	Eliminations	Total
Sales	$199,433,432	$33,238,046	$30,122,999	$(49,249,302)	$213,545,175
Cost of Sales	176,364,424	24,571,961	31,704,407	(49,249,302)	183,391,490
Gross Profit	23,069,008	8,666,085	(1,581,408)	-	30,153,685

Operating (Loss)/Profit	21,642,004	7,802,315	(3,645,402)	(304,908)	25,494,009

Other Income (Expense)	(706,939)	(146,038)	(30,474)	(16,465,856)	(17,349,307)

Earnings before Tax	20,935,065	7,656,277	(3,675,876)	(16,770,764)	8,144,702

(Income Tax Expense)	-	(1,914,069)	(176,191)	-	(2,090,260)

Extraordinary Expense	-	-	-	-	-

Net Income	$20,935,065	$5,742,208	$(3,852,067)	$(16,770,764)	$6,054,442

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Eliminated Intercompany Sales of Products Sold during
Year ended December 31, 2009
Sold From:	Sold To:	Amount
Food Company	Sales Company	$7,859,308
Meat Company	Sales Company	22,164,630
Meat Company	Food Company	19,225,364
		$49,249,302

Results of Operations				WFOE,
For the year ended	Meat	Food	Sales	PSI, &
December 31, 2008	Company	Company	Company	Eliminations	Total
Sales	$165,540,800	$20,275,953	$82,629,122	$(92,085,862)	$176,360,013
Cost of Sales	143,467,927	17,018,115	81,394,069	(92,085,862)	149,794,249
Gross Profit	22,072,873	3,257,838	1,235,053	-	26,565,764

Operating (Loss)/Profit	19,835,123	2,038,279	(2,475,995)	(654,670)	18,742,737

Other Income (Expense)	(684,408)	(95,144)	(6,952)	(10,598,879)	(11,385,383)

Earnings before Tax	19,150,715	1,943,135	(2,482,947)	(11,253,549)	7,357,354

(Income Tax Expense)	-	(508,843)	(11,246)	-	(520,089)

Extraordinary Expense	-	-	-	-	-

Net Income	19,150,715	1,434,292	(2,494,193)	(11,253,549)	6,837,265

Eliminated Intercompany Sales of Products Sold during
Year ended December 31, 2008
Sold From:	Sold To:	Amount
Food Company	Sales Company	$15,614,380
Meat Company	Sales Company	66,171,117
Meat Company	Food Company	10,300,365
		$92,085,862

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Financial Position				WFOE,
At	Meat	Food	Sales	PSI, &
December 31, 2009	Company	Company	Company	Eliminations	Total
Current Assets	$175,070,968	$54,889,689	$32,573,276	$(172,646,851)	$89,887,082
Non Current Assets	24,795,021	18,567,360	232,971	528	43,595,880
Total Assets	199,865,989	73,457,049	32,806,247	(172,646,323)	133,482,962

Current Liabilities	123,737,988	61,796,444	40,265,515	(183,541,236)	42,258,711

Total Liabilities	123,737,988	61,796,444	40,265,515	(183,541,236)	42,258,711

Net Assets	76,128,001	11,660,605	(7,459,268)	10,894,913	91,224,251

Total Liabilities & Net Assets	$199,865,989	$73,457,049	$32,806,247	$(172,646,323)	$133,482,962

Financial Position				WFOE,
At	Meat	Food	Sales	PSI, &
December 31, 2008	Company	Company	Company	Eliminations	Total
Current Assets	74,713,236	21,126,826	41,826,291	(89,504,485)	48,161,869
Non Current Assets	22,624,643	19,570,329	325,480	1,088	42,521,539
Total Assets	$97,337,879	$40,697,155	$42,151,771	$(89,503,397)	$90,683,408

Current Liabilities	42,293,135	34,796,536	45,747,947	(99,079,857)	23,757,761

Total Liabilities	42,293,135	34,796,536	45,747,947	(99,079,857)	23,757,761

Net Assets	55,044,744	5,900,619	(3,596,176)	9,576,460	66,925,647

Total Liabilities & Net Assets	$97,337,879	$40,697,155	$42,151,771	$(89,503,397)	$90,683,408

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

17.	Earnings Per Share

Components of basic and diluted earnings per share were as follows: -

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2009	2008

Net Income (A)	$6,054,442	$6,837,265

Basic Weighted Average Shares Outstanding (B)	17,272,756	17,272,756
Dilutive Shares:
- Addition to Common Stock from Exercise of Placement Warrants	-	46,364
- Addition to Common Stock from Contingent Shares Held in Escrow (Please refer to Note 19)	3,863,636	3,863,636
Diluted Weighted Average Shares Outstanding: (C)	21,136,392	21,182,756

Earnings Per Share:
- Basic (A)/(B)	$0.35	$0.40
- Diluted (A)/(C)	$0.29	$0.32

Weighted Average Shares Outstanding:
- Basic	17,272,756	17,272,756
- Diluted	21,136,392	21,182,756

18.	Concentration of Risk

(A)	Demand risk

The Company had concentrations of risk in demand for its products because its sales were made to a small number of customers.

(B)	Supply Risk

The Company is subject to concentration of supply shortage risk because it purchases its materials for resale from a few select vendors. The Company’s availability of supply is correlated with the few select vendors’ ability to meet the market demand.  In 2007, the entire industry in the PRC faced a shortage in the supply of hogs.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

19.	Financing Transaction

On December 31, 2007, the Company, a Nevada corporation (“Energroup” or the “Company”), acquired Precious Sheen Investments Ltd. (“PSI”) in a reverse take-over transaction, by executing a Share Exchange Agreement (“Exchange Agreement”) by and among Energroup, PSI, and all of the shareholders of PSI’s issued and outstanding share capital (the “PSI Shareholders”). PSI owned 100% of the equity in Chuming WFOE. Chuming WFOE is a holding company for the following three operating subsidiaries: (i) Meat Company, (ii) Food Company, and (iii) Sales Company, each of which is a limited liability company headquartered in, and organized under the laws of, China (also referred to elsewhere as the “Chuming Operating Subsidiaries”).

As a result of the reverse take-over transaction, PSI’s Shareholders became Energroup’s controlling shareholders and PSI became Energroup’s wholly-owned subsidiary. As a result of PSI becoming Energroup’s wholly-owned subsidiary, Energroup acquired the business and operations of Chuming and the Chuming Operating Subsidiaries.

Under the Exchange Agreement, Energroup completed the acquisition of all of the issued and outstanding shares of PSI through the issuance of 16,850,000 restricted shares of common stock of Energroup to PSI’s Shareholders. Immediately prior to the Exchange Agreement transaction, the Company had 422,756 shares of common stock issued and outstanding. Immediately after the issuance of the shares to PSI’s Shareholders, the Company had 17,272,756 shares of common stock issued and outstanding. The 422,756 shares of PSI were cancelled and 17,272,756 shares of Energroup were issued to reflect this reverse take-over transaction.

Concurrently with the Exchange Agreement, Energroup also entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which Energroup agreed to issue and sell 3,863,636 shares of its common stock to ten accredited investors for an aggregate purchase price of $17,000,000 or $4.40 per share (the “Financing”). The closing of the Financing coincided with the Closing of the reverse take-over transaction.

In connection with the sales of securities to accredited investors under the securities purchase agreement, Hunter Wise Financial Group, LLC (the “Placement Agent”), was compensated with a commission of $1,190,000 which is equal to 7.00% of the aggregate purchase price and a warrant to purchase the 386,364 shares of the Company’s common stock at an exercise price of $4.40 per share.  At December 31, 2009, the Company had adequate authorized capital to issue common shares upon the exercise of the warrant.

At December 31, 2009, the total number of shares outstanding, on a fully diluted basis, is shown in the following table:

i.	Common shares outstanding prior to offering of securities	17,272,756
ii.	Common shares issued under securities purchase agreement	3,863,636
		21,136,392

iii.	Common shares issuable upon exercise of placement agent warrants	386,364
		21,522,756

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

Concurrent with the Company’s financing transaction, the Company agreed to register for resale the common shares that were sold under the securities purchase agreement.  Pursuant to filing a Form S-1 registration statement with the U.S. Securities and Exchange Commission, the Company entered into a Registration Rights Agreement with the Investors.  The agreement calls for liquidated damages to be paid by the Company, if in the event the registration statement is not declared effective within 135 days of the closing of the financing transaction.  The liquidated damages will be 1% of the total financing amount in cash per month for each month after the 135 period.  The agreement states a maximum penalty of $1.70 million or 10% of the financing amount.  At December 31, 2007, the Company accounted for the liability under the registration rights agreement in accordance with FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements (FASB ASC 815-15).  Under such accounting treatment, the liquidated damages are accounted for as a reduction of the proceeds.  In asserting the most conservative position, the Company has accrued the maximum liability of $1.7 million and is carrying that balance in the accrued liabilities account.  In the event that the registration becomes effective in a timeframe that is earlier than February 15, 2009, the portion that is not legally owed, or in the event that investors waive any liquidating damages, the accrual will be reversed and the funds will be added back to the Company’s additional paid in capital.  The terms of the financing transaction have been amended under a settlement agreement entered into on December 30, 2009.  Under the settlement agreement, if certain requirements are met by the Company by prescribed dates, the liquidated damages may be waived and the funds may be released to the Company.  If the Company does not meet the requirements by the prescribed dates, the Company may still be required to pay the liquated damages from the escrow account that has been classified as restricted cash on the Company’s balance sheet.  Refer to Note 20 for further detail regarding the settlement agreement.

In connection with a make good agreement related to the financing transaction on December 31, 2007, the Company’s Chairman and CEO, Mr. Shi Huashan placed in escrow 3,863,636 shares, which were beneficially owned by him. These shares are to be released back to him if the Company meets the following earnings targets of $15.9 million, and $20.9 million in after-tax net income for the years ended December 31, 2008, and 2009 respectively.  In the event that the Company does not meet the aforementioned financial targets, the escrowed shares will be released, on a pro-rata basis, to the investors in the financing transaction.  In accordance with SFAS 128, Earnings per Share (FASB ASC 260), for the sake of calculating the Company’s earnings per share, the Company has accounted for the 3,863,636 escrowed shares as contingently issuable shares as such they are not included in the weighted average basic shares outstanding but are included in the weighted average diluted shares outstanding.  Please refer to Note 17.

In accordance with Topic 5.T of the Staff Accounting Bulletins (SAB 79), the Company has recorded compensatory expense for shares to be released from escrow by charging the Company’s earnings and recording a corresponding increase to the Company’s contributed paid in capital.  The Company recorded $16,467,994 and $10,622,294 of expense for the years ended December 31, 2009 and 2008, respectively.  The impacts to the Company’s earnings, on a per share basis, using 17,272,756 and 17,272,756 basic weighted average shares outstanding for the 2009 and 2008, respectively, were $0.95 and $0.61, respectively.  The company determined the expense based on a valuation on the Company’s common stock derived from multiples of non-GAAP earnings for 2009 and 2008.  The non-GAAP earnings reflect what net income would have been if the expense related to the release of escrow shares were not included in net income.  The earnings multiples employed were 8.00 and 6.67, for 2009 and 2008, respectively.  The Company believes that these estimates were both reliable and conservative because the valuations employed were higher than those indicated by the market during the 2009 and 2008 which leads to greater expenses charged to the Company’s earnings during those periods.  The terms and conditions related to the signatures required to release the shares in escrow back to the Chairman and CEO have been modified under the settlement agreement.  Refer to Note 20.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

20.	Settlement Agreement

On December 30, 2009, the Company entered into a settlement agreement with certain investors in its 2007 private placement of common stock, refer to Note 19. Pursuant to the terms of settlement agreement, the Company has agreed with the investors to appoint a new Chief Financial Officer, appoint independent directors to serve on the Company’s board of directors, and have Registration Statement effective by March 31, 2010 (these requirements are referred to as the “Public Company Requirements”), except that the Company has the right to extend the deadline to have the Registration Statement declared effective until May 15, 2010, if the reviewed financial statements at September 30, 2009 included in the Registration Statement are no longer current and the audited financial statements as of and for the year ended December 31, 2009 must be included in the Registration Statement.

The settlement agreement has characterized with respect to the release of the funds currently held in escrow as follows:-

1)	Upon execution of this settlement agreement, the investors shall order the escrow agent to deliver the 2008 Make Good Escrow Shares to the pledgor (i.e. founder of the Company).

2)
If the Company complies with all of the Public Company Requirements by March 31, 2010, all of the funds currently held in the escrow account will be released to the Company, and the liquidated damages in the amount of $1.7 million for not having the Registration Statement timely declared effective will be waived.

3)
If the requirement to have the S-1 declared effective is the only Public Company Requirement not met by March 31, 2010, the investors will have the funds in escrow, less the 1.7 million in liquidated damages, released to the Company, and the $1.7 million shall remain in escrow and will be released to the Company if the Company meets the May 15, 2010 extension deadline. If the Company misses the extension deadline, then the $1.7 million will be distributed pro rata among the investors.

4)
If the Company fails to satisfy any of the Public Company requirements by March 31, 2010, other than having the Registration Statement declared effective if the extension to May 15, 2010 applies, then the investors will have the funds in escrow, less the $1.7 million in liquidated damages released to them, on a pro rata basis, and the $1.7 million remaining shall remain in escrow and will be released to the Company if the Company meets the May 15, 2010 deadline. If the Company misses the extension deadline, then the $1.7 million will be distributed pro rata among the investors.

5)	If the Company fails to comply with any two of the Public Company requirements, all of the funds in escrow will be released to the investors on a pro rata basis.

6)
If the Company satisfies all of the Public Company Requirements and achieves the 2009 guaranteed after tax net income reported in 2009 Annual Report, equal to or greater than $20,900,000 as set forth in the Make Good Escrow Agreement, the investors’ right to countersign an escrow release notice with respect to the release of the 2009 Make Good Escrow Shares shall be automatically waived. The Company shall have the right, within five calendar days from the date the Company files Form 10-K for the fiscal year 2009, to order the escrow agent to deliver the 2009 Make Good Escrow Shares to the founder of the Company. If the Company does not meet any one of the Public Company Requirements and the 2009 guaranteed after tax net income target, the Company’s right to countersign an escrow release notice with respect to the release of the 2009 Make Good Escrow Shares shall be automatically waived and the investors shall have the right to order escrow agent to deliver the 2009 Make Good Escrow shares to the investors within five days of the delivery of such notice.

Energroup Holdings Corporation
Notes to Consolidated Financial Statements
As of and for the years ended December 31, 2009 and 2008

The Company believes it has satisfied all of the criteria set forth in the settlement agreement described above except for its Form S-1 Registration Statement that has yet to be declared effective by the US SEC by March 31, 2010.  The Company believes it has satisfied the criteria because the investors have released all of the shares held in escrow back to the Chairman and CEO as a result of the Company meeting its after tax net income requirements for both 2009 and 2008.

21.	Sales

Chinese National Pork Reserve

In 2009, the PRC government established the Chinese National Pork Reserve with the mission of: (1) avoiding the risk of a supply shortage of pork, and (2) maintaining an orderly market for pork.  The Chinese National Pork Reserve will be comprised of facilities located in eleven different cities nationwide.  Dalian was selected as one of the eleven cities to host a facility.

On June 15, 2009, the Company’s operating subsidiary, Meat Company, after passing a qualification process, was selected to be a supplier to the Chinese National Pork Reserve; accordingly, the Company signed a long-term supplier agreement with the Chinese National Pork Reserve.  Under the terms of the agreement, the Company is to supply 30,000,000 kg of fresh pork to the Chinese National Pork Reserve, annually.  The agreement provides guidelines whereby the facility must use up and replenish 10,000,000 kg of fresh meat (approximately 150,000 hogs) every four months. The Company’s 2009 annual sales was $213,545,175 of which $5,669,348 (RMB 36,742,481), representing 2.66% of total sales, consisted of fresh pork sold to the Chinese National Pork Reserve.

Subsidy

The Company’s operating subsidiary, Meat Company, received from the Dalian City government, grants of $141,867 and $1,422,830 for 2009 and 2008, respectively.  The subsidy was given to the Company because it has earned positions of leadership in its industry and in the community.

Prospectus dated ________, 2010

ENERGROUP HOLDINGS CORPORATION

Shares

Common Stock

Until _______________ all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$2,278
Printing and engraving expenses	$3,000
Blue Sky fees and expenses	$5,000
Legal fees and expenses	$45,000
Accounting fees and expenses	$30,000
Miscellaneous	$10,000

Total	$95,278

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification Under Nevada Law

Nevada law generally permits us to indemnify our directors, officers and employees. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions and Other Arrangements of the Registrant

Article VII of our articles of incorporation provides for the indemnification of any and all persons who serve as our director or officer to the fullest extent permitted under Nevada law. We do not currently carry directors’ and officers’ liability insurance covering our directors and officers, however, we are considering obtaining such insurance coverage from an internationally recognized underwriter with terms of coverage appropriate for a company of our size and nature.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act:

On December 31, 2007, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Precious Sheen Investments Limited, a British Virgin Islands company (“PSI”) and all of the shareholders of PSI’s issued and outstanding share capital (the “PSI Shareholders”). Pursuant to the Exchange Agreement, we agreed to issue 16,850,000 shares of our common stock to the PSI Shareholders in exchange for 100% of the capital stock of PSI. The issuance of the common stock to the PSI Shareholders pursuant to the Exchange Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof. We made this determination based on the representations of the PSI Shareholders which included, in pertinent part, that such shareholders were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On December 31, 2007, in connection with the Exchange Agreement, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which we agreed to issue and sell 3,863,635 shares of our common stock to fifteen accredited investors for an aggregate purchase price of $17,000,000, or $4.40 per share (the “Financing”). The issuance of the common stock to the fifteen investors pursuant to the Purchase Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof. We made this determination based on the representations of the fifteen investors which included, in pertinent part, that such investors were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such investors were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption. We also issued a warrant to the placement agent for the purchase of 386,364 shares of the Company’s common stock at an exercise price of $4.40 per share.

On May 3, 2007, prior to the reverse take-over transaction, Energroup, along with its then-current directors and executive officers, entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”), pursuant to which Energroup agreed to sell to HFI 11,200,000 pre-reverse split shares (approximately 1,600,000 post-reverse split shares) of unregistered, restricted common stock for $350,000 cash. This transaction closed on May 22, 2007. The issuance of the common stock to HFI pursuant to the stock purchase agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. Energroup made this determination based on the representations of the HFI in the stock purchase agreement which included, in pertinent part, that such HFI was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholder was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On or about March 12, 2007, Energroup authorized the issuance of 5,462 shares of common stock in reconciliation of transfer records. Energroup received a General Release in conjunction with the issuance. Energroup completed the issuance because it believed the acquirer may be defined as a “Protected Purchaser” under Section 70A-8-303 of the Utah Code Annotated and Article 8 of the Uniform Commercial Code. These shares were issued because processing of a reverse stock split was inadvertently omitted for a share certificate representing 5,750 shares of common stock, which after proper adjustment, should have been reverse split to 288 shares (a difference of 5,462 shares). Bona fide purchasers bought the shares without knowledge that the shares were subject to a reverse stock split. Under Utah law (the jurisdiction in which the Company was then incorporated), “protected purchasers” are persons who acquire securities for value without notice of any adverse claim and who obtain control of a certificated or uncertificated security. In order to reconcile its share register, Energroup treated the error as the resale of 288 shares, plus the issuance of an additional 5,462 shares to the bona fide purchasers. Energroup relied upon Section 4(2) of the Securities Act, as the reconciliation shares issued in order to correct the error were issued in a transaction by the issuer not involving a public offering. The Company notes that no monetary consideration was received by the Company in connection with the issuance of these reconciliation shares.

Except as stated above, we have had no recent sales of unregistered securities within the past three fiscal years. There were no underwritten offerings employed in connection with any of the transactions described above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below which follows the signature pages to this registration statement.

ITEM 17. UNDERTAKINGS

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee”table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized,  in the City of Dalian, People ’ s Republic of China on the 10th day of May, 2010.

ENERGROUP HOLDINGS CORPORATION

By:	/s/ Shi Huashan
Shi Huashan President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shi Huashan	President, Chief Executive Officer,	May 10, 2010
Shi Huashan	and Chairman of the Board
(Principal Executive Officer)

/s/ Sharon Tang	Chief Financial Officer	May 10, 2010
Sharon (Xiaorong) Tang	(Principal Accounting
and Financial Officer)

/s/ Ma Fengqin	Vice President and Director	May 10, 2010
Ma Fengqin

/s/ Wang Shuying	Director	May 10, 2010
Wang Shuying

/s/ Joseph Levinson	Director	May 10, 2010
Joseph Levinson

/s/ Wenbing (Christopher) Wang	Director	May 10, 2010
Wenbing (Christopher) Wang

EXHIBIT INDEX

Exhibit Number	Description

2.1	Share Exchange Agreement by and among the Company, PSI and PSI Shareholders dated December 2007 (1)

2.2	Articles and Plan of Merger (change in domicile from Utah to Nevada) (2)

3.1	Articles of Incorporation of Energroup Holdings Corporation (4)

3.2	Bylaws of Energroup Holdings Corporation (4)

3.3	Articles of Amendment to Articles of Incorporation of Energroup Holdings Corporation (4)

3.4	Articles of Amendment to Articles of Incorporation of Energroup Technologies, Inc. (Reverse Split) (2)

3.5	Articles of Incorporation of Energroup Holdings Corporation (2)

3.6	Certificate of Amendment to Articles of Incorporation of Energroup Holdings Corporation (Reverse Split) (3)

4.1	Registration Rights Agreement dated December 2007 among Energroup and the investors signatory thereto (1)

4.2	Form of Common Stock Purchase Warrant issued to Placement Agent (December 2007) (1)

5.1	Opinion of Richardson & Patel LLP (4)

10.1	Lockup Agreement dated December 2007 among Energroup and the Shareholders signatory thereto (1)

10.2	Executive Employment Agreement dated December 2007 between Energroup and Mr. Shi Huashan (1)

10.3	Executive Employment Agreement dated December 2007 between Energroup and Ms. Wang Shu (1)

10.4	Executive Employment Agreement dated December 2007 between Energroup and Mr. Chen Fuyuan (1)

10.5	Executive Employment Agreement dated September 2008 between Energroup and Mr. Yizhao Zhang (5)

10.6	Long-Term Hog Procurement Agreement dated December 17,2007 between Dalian Chuming Group Co., Ltd. and Dalian Chuming Slaughter and Packaging Pork Company, Ltd. (1)

10.7	Trademark License Contract (Chuming) dated December 2007 (English translation) (1)

10.8	Trademark License Contract (Huayu) dated December 2007 (English translation) (1)

10.9	Securities Purchase Agreement dated December 2007 among Energroup, PSI, Chuming, and the investors signatory thereto (1)

10.10	Make Good Escrow Agreement dated December 2007 among Energroup, Make Good Pledgor, Escrow Agent and the investors signatory thereto (1)

10.11	Holdback Escrow Agreement dated December 2007 among Energroup, Escrow Agent and the investors signatory thereto (1)

10.12	Loan Agreement between Dalian Chuming Food Co. Ltd and Bank of China dated November 2008 (6)

10.13	Loan Agreement between Dalian Chuming Meat Co. Ltd. and Bank of China dated November 2008 (6)

10.14	Settlement agreement by and among Energroup, the investors signatory thereto, Shine Gold Holdings Limited and U.S. Bank National Association dated December 30, 2009 (7)

10.15	Loan Agreement between Dalian Chuming Food Co., Ltd. and Bank of China dated October 28, 2009. (9)

10.16	Loan Agreement between Dalian Chuming Meat Co., Ltd. and Bank of China dated November 11, 2009. (9)

10.17	Loan Agreement between Dalian Chuming Meat Co., Ltd. and Bank of China dated November 19, 2009. (9)

10.18	Loan Agreement between Dalian Chuming Meat Co., Ltd. and Agricultural Development Bank of China dated October 30, 2009. (9)

10.19	Loan Agreement between Dalian Chuming Food Co., Ltd. and Bank of East Asia (China) dated October 22, 2009. (9)

10.20	Loan Agreement between Dalian Chuming Meat Co., Ltd. and Shanghai Pudong Development Bank dated July 16, 2009. (9)

10.21	Independent Director Agreement by and between the Company and Wenbing Christopher Wang dated March 23, 2010 (10)

10.22	Independent Director Agreement by and between the Company and Joseph Levinson dated March 23, 2010 (10)

10.23	Employment Agreement by and between the Company and Sharon Tang dated March 23, 2010 (8)

14.1	Code of Ethics (6)

23.1	Consent of Samuel H. Wong & Co., LLP, Certified Public Accountants*

24.1	Power of Attorney (4)

* Filed herewith.

(1) Previously filed with our Current Report on Form 8-K on January 7, 2008 and incorporated herein by reference

(2) Previously filed with our Current Report on Form 8-K on August 22, 2007 and incorporated herein by reference.

(3) Previously filed with our Current Report on Form 8-K on December 14, 2007 and incorporated herein by reference.

(4) Previously filed with our Registration Statement on Form S-1 filed on February 11, 2008, and incorporated herein by reference.

(5) Previously filed with our Current Report on Form 8-K on September 23, 2008 and incorporated herein by reference.

(6) Previously filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated by reference.

(7) Previously filed with our Registration Statement on Form S-1, Amendment No. 3 filed on December 31, 2009 and incorporated by reference.

(8) Previously filed with our Current Report on Form 8-K filed on March 31, 2010 and incorporated by reference.

(9) Previously filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference.

(10) Previously filed with our Current Report on Form 8-K filed on March 26, 2010 and incorporated by reference.